Exhibit 10.19

Execution Version

CREDIT AGREEMENT

Dated as of September 24, 2021

among

MATTRESS FIRM, INC.,

as Borrower,

MATTRESS HOLDING CORP.,

as Holdings,

BARCLAYS BANK PLC,

as Administrative Agent,

THE LENDERS PARTY HERETO,

BARCLAYS BANK PLC

GOLDMAN SACHS BANK USA and

JEFFERIES FINANCE LLC,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS	1

ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS	77

ARTICLE III	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	104

Section 3.01	Conditions to Closing	104
Section 3.02	Conditions of Making of Loans	107

 -i-

ARTICLE IV	REPRESENTATIONS AND WARRANTIES	107

ARTICLE V	AFFIRMATIVE COVENANTS	113

ARTICLE VI	NEGATIVE COVENANTS	121

 -ii-

ARTICLE VII	EVENTS OF DEFAULT AND REMEDIES	139

Section 7.01	Events of Default	139
Section 7.02	Remedies Upon Event of Default	141
Section 7.03	Application of Funds	142

ARTICLE VIII	ADMINISTRATIVE AGENT AND OTHER AGENTS	143

ARTICLE IX	MISCELLANEOUS	157

 -iii-

SCHEDULES

2.01	Commitments
3.01(a)	Collateral and Guarantee Requirements
4.05	Financial Statement Exceptions
4.12	Subsidiaries and Other Equity Investments
5.02	Borrower’s Web Address
5.13	Post-Closing Obligations
6.01	Existing Indebtedness
6.02	Existing Investments
6.03	Existing Restrictions
6.05	Existing Affiliate Transactions
6.06	Existing Liens
9.01(b)	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit C-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders)
Exhibit C-2	Form of U.S. Tax Compliance Certificate (Foreign Participants)
Exhibit C-3	Form of U.S. Tax Compliance Certificate (Foreign Participants - Partnerships)
Exhibit C-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders - Partnerships)
Exhibit D	Form of Guaranty
Exhibit E	Form of Security Agreement
Exhibit F	Form of Intercreditor Agreement
Exhibit G	Form of Intercompany Subordination Agreement
Exhibit H	Form of Pari Passu Intercreditor Agreement

 -iv-

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of September 24, 2021, among MATTRESS FIRM, INC., a Delaware corporation (the “Borrower”), Mattress Holding Corp., a Delaware corporation (“Holdings”), BARCLAYS BANK PLC, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) for the Lenders, and each Lender from time to time party hereto.

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders make Term Loans to the Borrower on the Closing Date in an aggregate principal amount of $1,250,000,000.00.

The proceeds of the Term Loans made on the Closing Date will be used, together with cash on hand of the Borrower, to (i) consummate the Closing Date Refinancing, (ii) consummate the Closing Date Distribution and (iii) pay related fees, costs and expenses in connection with this Agreement and the Transactions.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Collateral Agent” means the “Collateral Agent” as defined in the ABL Credit Agreement, or the Person performing comparable functions under the ABL Credit Agreement.

“ABL Collateral Documents” means the “Collateral Documents” as defined in the ABL Credit Agreement.

“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of September 24, 2021, among the Borrower, Holdings, the lenders party thereto and Barclays Bank PLC, as administrative agent and collateral agent, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time, in each case in accordance with the terms of the Intercreditor Agreement, in one or more agreements, with the same or different lenders, and whether stylized as an “asset based” facility or cash flow facility (so long as, in the case of any replacement or refinancing, all commitments under the agreements so replaced or refinanced shall have been terminated, all unpaid amounts thereunder (other than contingent obligations for which no claim has been made) shall have been paid in full and, in the case of any such replacement or refinancing, all parties to any replacement or refinancing agreements, or an agent on their behalf, shall have become party to the Intercreditor Agreement as of the applicable date of replacement or refinancing, as the case may be).

“ABL Lenders” means the “Lenders” as defined in the ABL Credit Agreement.

“ABL Loan Documents” means the ABL Credit Agreement, the ABL Collateral Documents and the related guarantees, pledge agreements, security agreements, mortgages, notes and other agreements and instruments entered into in connection with the ABL Credit Agreement.

“ABL Loans” means the “Loans” as defined in the ABL Credit Agreement, or other loans borrowed under the ABL Credit Agreement.

“ABL Priority Collateral” means, collectively, all “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Debt” has the meaning specified in Section 6.01(b)(x).

“Acquisition” means, with respect to a specified Person, (a) an Investment in or a purchase of a 50.1% or greater interest in the Capital Stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets of any other Person, (c) a purchase or acquisition of a business unit, line of business or division of any other Person, or (d) any merger, amalgamation or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a 50.1% or greater interest in the Capital Stock of, any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Borrower or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Incremental Lender” has the meaning specified in Section 2.19(c).

“Additional Junior Lien Indebtedness” has the meaning specified in the definition of Additional Junior Lien Intercreditor Agreement; provided that, in no event shall any indebtedness incurred pursuant to the ABL Loan Documents, including the ABL Loans, be deemed to constitute Additional Junior Lien Indebtedness.

“Additional Junior Lien Intercreditor Agreement” means an intercreditor agreement among the Administrative Agent, the Collateral Agent and one or more Senior Representatives for applicable holders of any Indebtedness permitted by Section 6.01 that is secured by Permitted Liens on the Collateral that are junior to the Liens on the Collateral securing the Obligations (“Additional Junior Lien Indebtedness”) providing that, inter alia, the Liens on the Collateral in favor of one or more Senior Representatives (for the benefit of any such Senior Representatives and the applicable holders of Additional Junior Lien Indebtedness, as the case may be) shall be junior to the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Parties), as such intercreditor agreement may be amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof. The Additional Junior Lien Intercreditor Agreement shall be in a form customary for transactions of the type contemplated thereby and otherwise reasonably satisfactory to the Administrative Agent and the Borrower and, to the extent agreed to by the Collateral Agent, one or more Senior Representatives for the applicable holders of Additional Junior Lien Indebtedness, as the case may be, and the ABL Collateral Agent, and may be in the form of an amendment and restatement of the Intercreditor Agreement.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning specified in the introductory paragraph of this Agreement. Unless the context otherwise requires, the term “Administrative Agent” as used herein and in the other Loan Documents shall include the Collateral Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 9.01(b), or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 6.05(a).

“Agent Parties” has the meaning specified in Section 9.01(B)(c).

“Agent-Related Persons” means the Agents and the Arrangers, together with their respective Affiliates, and the officers, directors, employees, agents and advisors of the Agents and the Arrangers and Affiliates thereof.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“AHYDO Catch-Up Payment” means any payment, including any payment of subordinated debt obligations, in each case to avoid the application of Section 163(e)(5) of the Code.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.75%, such rate shall be deemed to be 1.75% for purposes of this Agreement.

“Ancillary Document” has the meaning specified in Section 9.11.

“Anti- Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, and any other anti-bribery and anti-corruption laws of those jurisdictions in which such Persons conduct business.

“Applicable Intercreditor Agreement” means the Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Additional Junior Lien Intercreditor Agreement and any other intercreditor agreement or subordination agreement contemplated hereby and to which the Administrative Agent is a party.

“Applicable Rate” means a percentage per annum equal to with respect to any Term Loan, 4.25% in the case of any Eurodollar Loan and 3.25% in the case of any ABR Loan.

“Approved Bank” means any commercial bank that is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, is a member of the Federal Reserve System and has combined capital and surplus of not less than $500,000,000 in the case of U.S. domestic banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Barclays Bank PLC, Goldman Sachs Bank USA and Jefferies Finance LLC, each in its capacity as a Joint Lead Arranger and a Joint Bookrunner under this Agreement.

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable Law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Borrower or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (iv) any Restricted Payment Transaction, (v) (A) a disposition of all or substantially all of the assets of the Borrower or a Restricted Subsidiary in a manner permitted pursuant to Section 6.07 and (B) the granting of a Lien that is a Permitted Lien, (vi) any sale or other disposition of Securitization Assets to a Securitization Subsidiary in connection with any Qualified Securitization Financing, (vii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Borrower or any Restricted Subsidiary, so long as the Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (ix) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including without limitation any sale/leaseback transaction or asset securitization, (x) any disposition arising from a foreclosure or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiii) dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, (xiv) dispositions of property no longer used or useful in the conduct of the business of the Borrower or the Restricted Subsidiaries or (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $15.0 million; provided that, in the case of clause (i) above, any Asset Disposition made by a Loan Party to a non-Loan Party shall not exceed an aggregate principal amount of the greater of (x) $325.0 million and (y) 50.0% of Consolidated EBITDA for the Relevant Reference Period at the time of such Asset Disposition.

“Assignees” has the meaning specified in Section 9.06(b).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit C or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent and, as to any deviation from the form of Exhibit C that adversely affects the Borrower in any material respect, the Borrower.

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Securitization Financing Indebtedness” means, at any time, with respect to any Qualified Securitization Financing, (i) if such Qualified Securitization Financing is structured as a lending agreement or other similar agreement, the principal amount of the obligations outstanding under such Qualified Securitization Financing at such time or (ii) if such Qualified Securitization Financing is structured as a purchase agreement or other similar agreement, the principal amount of the obligations that would be outstanding under such Qualified Securitization Financing at such time if such Qualified Securitization Financing were structured as a lending agreement rather than a purchase agreement or such other similar agreement (whether such amount is described as “capital” or otherwise). All Attributable Securitization Financing Indebtedness of a Securitization Subsidiary shall be deemed to be Attributable Securitization Financing Indebtedness of the Borrower for purposes of Section 6.01(b)(ix).

“Audited Financial Statements” means the audited consolidated balance sheets of Parent as of September 29, 2020, and the related audited consolidated statements of earnings, stockholders’ deficit and cash flows for Parent for the fiscal year ended September 29, 2020, together with the notes thereto and schedules (if any).

“Available Incremental Amount” means, at any date of determination, an amount not in excess of:

(A)  the total of (x) the greater of (1) $500,000,000 and (2) 75% of Consolidated EBITDA as of the last day of the Relevant Reference Period minus (y) the sum of the aggregate principal amount of any Incremental Loans incurred pursuant to Section 2.19 and the aggregate principal amount of any Incremental Equivalent Debt incurred pursuant to Section 6.01(b)(xiv), in each case in reliance on this clause (A) (this clause (A), the “Free and Clear Basket”), plus

(B)   in the case of any New Revolving Facility or New Term Loan Commitment facility that effectively extends the maturity date of any Facility or Other Applicable Indebtedness, an amount equal to the portion of such Facility or Other Applicable Indebtedness that will be replaced by such New Revolving Facility or New Term Loan Commitment facility (the “Effective Extension Incremental Facility”); plus

(C)   (x) in the case of any New Revolving Facility that effectively replaces any Existing Revolving Credit Facility, an amount equal to the portion of such Existing Revolving Credit Facility that will be replaced by such New Revolving Facility and (y) in the case of any Credit Agreement Refinancing Debt or Refinancing Term Loans, an amount equal to the portion of the Term Facility Loans repaid pursuant to Section 2.09(b)(ii) in connection with the Incurrence thereof (the “Incremental Replacement Facility”); plus

(D)  without duplication of clause (C) above, (x) all voluntary prepayments of Loans or any other long-term Indebtedness that is secured by a Lien on the Collateral on a senior or pari passu basis with the Loans (including, for the avoidance of doubt, any Incremental Loans) (including any payments made pursuant to Section 2.09(a), Section 2.17 and Section 9.06(j)) and (y) all repurchases and/or cancellations of Loans or any other long-term Indebtedness that is secured by a Lien on the Collateral on a senior or pari passu basis with the Loans (including, for the avoidance of doubt, any Incremental Loans), in the case of clauses (x) and (y), in an amount equal to the principal amount of the Indebtedness prepaid, repurchased or cancelled, in each case under this clause (D), (1) in the case of any prepayment, repurchase or cancellation of revolving loans, solely to the extent accompanied by a permanent reduction in the commitments therefor and (2) solely to the extent not funded with the proceeds of long-term Indebtedness (it being agreed and understood, for the avoidance of doubt, that Indebtedness incurred pursuant to any revolving credit facility shall not constitute long-term Indebtedness for such purpose, unless such Indebtedness under a revolving credit facility is being used to prepay or otherwise replace another revolving credit facility) (the “Prepayment-Based Incremental Facility”); plus

(E)      on such date, (i) in the case of Incremental Loans and Incremental Equivalent Debt secured on a pari passu basis with the Liens securing the Obligations, an additional aggregate principal amount shall be permitted so long as the Consolidated First Lien Leverage Ratio is no more than 1.70:1.00 as of the last day of the Relevant Reference Period (after giving effect to the incurrence of such Indebtedness (but not the cash proceeds thereof and assuming the drawing of the full amounts established thereunder) and the use of proceeds thereof on a pro forma basis), (ii)   in the case of Incremental Equivalent Debt that is secured on a junior basis to the Liens securing the Obligations, an additional aggregate principal amount of such Incremental Equivalent Debt shall be permitted so long as the Consolidated Total Leverage Ratio is no more than 2.70:1.00 as of the last day of the Relevant Reference Period (after giving effect to the incurrence of such Indebtedness (but not the cash proceeds thereof and assuming the drawing of the full amounts established thereunder) and the use of proceeds thereof on a pro forma basis) or (iii) in the case of any unsecured Incremental Equivalent Debt, an additional aggregate principal amount of such Incremental Equivalent Debt shall be permitted so long as (x) the Consolidated Total Leverage Ratio is no more than 2.70:1.00 or (y) the Consolidated Net Cash Interest Coverage Ratio is greater than 2.00:1.00, in each case, as of the last day of the Relevant Reference Period (after giving effect to the incurrence of such Indebtedness (but not the cash proceeds thereof and assuming the drawing of the full amounts established thereunder) and the use of proceeds thereof on a pro forma basis); provided, that, if the proceeds of the relevant Incremental Facility or Incremental Equivalent Debt will be applied to finance a Limited Condition Transaction, the ratio tests pursuant to clause (B) will be determined in accordance with Section 1.09(f) (the “Ratio-Based Incremental Facility”); provided further, that:

(w) the Borrower shall be deemed to have used (x) amounts under the Ratio-Based Incremental Facility (to the extent compliant therewith) prior to using amounts under the Effective Extension Incremental Facility, the Prepayment-Based Incremental Facility, the Incremental Replacement Facility or the Free and Clear Basket and (y) the Prepayment-Based Incremental Facility prior to utilization of the Free and Clear Basket;

(x)   Incremental Facilities Incurred pursuant to Section 2.19, Incremental Equivalent Debt Incurred pursuant to Section 6.01, Indebtedness Incurred pursuant to Section 6.01(b)(x) and/or Ratio Debt may be incurred substantially concurrently under the Ratio-Based Incremental Facility (to the extent compliant therewith), the Incremental Replacement Facility, the Effective Extension Incremental Facility, the Prepayment-Based Incremental Facility and the Free and Clear Basket or any combination of any of the foregoing, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions by, unless the Borrower elects otherwise, first, calculating the incurrence under the Ratio-Based Incremental Facility (without inclusion of (1)  any amounts incurred substantially concurrently pursuant to the Prepayment-Based Incremental Facility, the Incremental Replacement Facility, the Effective Extension Incremental Facility or the Free and Clear Basket or (2) any amounts incurred substantially concurrently under any fixed basket under Section 6.01) and then calculating the incurrence under the Incremental Replacement Facility and/or the Effective Extension Incremental Facility, if applicable, and then calculating the Incurrence under the Prepayment-Based Incremental Facility (without inclusion of any amounts utilized pursuant to the Free and Clear Basket) and then calculating the incurrence under the Free and Clear Basket;

(y)   all or any portion of Indebtedness originally designated as incurred under the Free and Clear Basket shall automatically cease to be deemed incurred under the Free and Clear Basket and shall instead be deemed incurred under the Ratio-Based Incremental Facility from and after the first date on which the Borrower would be permitted to incur all or such portion, as applicable, of the aggregate principal amount of such Indebtedness under the Ratio-Based Incremental Facility (for the avoidance of doubt, which determination shall be made without duplication of such Indebtedness originally designated as incurred under the Free and Clear Basket) (which, for the avoidance of doubt, shall have the effect of increasing the Free and Clear Basket, as applicable, by all or such portion, as applicable, of the aggregate principal amount of such Indebtedness); provided that, for the avoidance of doubt, any Indebtedness originally designated as incurred under the Free and Clear Basket and subsequently deemed to be incurred under the Ratio-Based Incremental Facility pursuant to this clause (y) shall not be subject to the MFN Provision as a result of being deemed incurred under the Ratio-Based Incremental Facility; and

(z)   the aggregate principal amount of commitments in respect of Incremental Revolving Facilities permitted pursuant to the Available Incremental Amount shall not exceed $200,000,000.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded, or replaced from time to time.

“Benchmark” means, initially, the LIBO Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.11, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1)               For purposes of Section 2.11(a), the first alternative set forth below that can be determined by the Administrative Agent:

(a)               the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b)               the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of LIBO Rate with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this definition; and

(2)               For purposes of Section 2.11(b), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than the LIBO Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Bonus and Severance Payments” means the special bonus and severance payments made pursuant to letter agreements with current and former employees of the Borrower in the aggregate amount of $135,000,000.

“Borrower” has the meaning specified in the introductory paragraph of this Agreement.

“Borrower Materials” has the meaning specified in Section 5.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and Class and, in the case of Eurodollar Loans, having the same Interest Period, made by each of the Lenders having Commitments of the respective Class pursuant to Section 2.01 or under any Incremental Amendment or Extension Amendment.

“Borrowing Base” means the sum of (1) 85% of the book value of Inventory of the Borrower and its Domestic Subsidiaries and (2) 85% of the book value of Receivables of the Borrower and its Domestic Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Borrower for which internal consolidated financial statements of the Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be in a form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Dollars” means Canadian dollars, the lawful currency of Canada.

“Capital Expenditures” means, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries and (b) the value of all assets under (or subject to) Capitalized Lease Obligations incurred by the Borrower and the Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Asset Dispositions that are not required to be applied to prepay Loans pursuant to Section 2.09(b)(iii), (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary, to the extent neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (v) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vi) expenditures that constitute Acquisitions permitted hereunder, (vii) any expenditure which but for this clause (vii) would otherwise constitute a “Capital Expenditure,” to the extent financed with the proceeds of the sale or issuance of any Equity Interests of Holdings or any Parent Company (other than to the Borrower and its Restricted Subsidiaries) and contributed to the Borrower or (viii) that portion of interest on Indebtedness incurred for Capital Expenditures which is paid in cash and capitalized in accordance with GAAP during such period.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease. For purposes of this definition, whenever in this Agreement is it necessary to determine whether a lease is a capital lease or an operating lease, such determination shall be made on the basis of GAAP as in effect on January 1, 2016.

“Cash Equivalents” means:

(a)	Dollars, pounds sterling, yen, euros or Canadian Dollars;

(b)          in the case of any Foreign Subsidiary that is a Restricted Subsidiary or any jurisdiction in which the Borrower or its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(c)          readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twelve (12) months or less from the date of acquisition;

(d)          certificates of deposit, time deposits and eurocurrency time deposits with maturities of twelve (12) months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding twenty-four (24) months and overnight bank deposits, in each case with any Approved Bank;

(e)           repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (g) below entered into with any Approved Bank;

(f)           commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within twelve (12) months after the date of acquisition thereof;

(g)           marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h)          readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of twelve (12) months or less from the date of acquisition;

(i)            Investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and

(j)            investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above, provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any casualty or other insurance proceeds or condemnation or similar awards in respect of any asset of the Borrower or any Restricted Subsidiary.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means any Subsidiary of the Borrower that owns (directly or indirectly) no material assets other than equity interests (or equity interests and indebtedness) of one or more Subsidiaries of the Borrower that are CFCs.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, implementation, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)      any “person” or “group” (as such terms are used in Sections 13 and 14 of the Exchange Act) (other than any Parent Company) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, by way of merger, consolidation or other business combination or purchase of beneficial ownership, of more than 50% of the total voting power of the Voting Stock of Holdings or any Parent Company, provided that (x) so long as Holdings is a Subsidiary of each Parent Company, no “person” or “group” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of Holdings unless such “person” or “group” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of any Parent Company;

(b)	for any reason whatsoever Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower; or

(c)	any “Change of Control” (or any comparable term) in any document pertaining to (i) the ABL Credit Agreement, (ii) any Incremental Equivalent Debt or any Refinancing Debt in respect of the foregoing with an aggregate outstanding principal amount in excess of the Threshold Amount or (iii) any Disqualified Stock with an aggregate liquidation preference in excess of the Threshold Amount.

Notwithstanding the preceding clauses or any provision of Section 13d-3 of the Exchange Act as in effect on the Closing Date, Steinhoff and its Affiliates (other than any Parent Company or Subsidiary of a Parent Company) will not be deemed to beneficially own the Voting Stock of Holdings or any Parent Company as a result of its ownership of the Voting Stock or other securities of Holdings or such Parent Company (or related contractual rights) unless (A) it owns 50% or more of the total voting power of the Voting Stock entitled to elect the directors or board of managers of Holdings or such Parent Company and (B) it is not party to any shareholders agreement or similar agreement which allows Persons that are not Affiliates of (or otherwise required to act at the direction of) Steinhoff (other than any Parent Company or Subsidiary of a Parent Company) to appoint a majority of the board of directors or managers of Holdings or such Parent Company.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Term Commitments, Incremental Loan Commitments of a given Incremental Series or Extended Commitments of a given Extension Series, in each case not designated as part of another existing Class and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Term Loans, Incremental Loans made pursuant to a given Incremental Series or Extended Loans made pursuant to a given Extension Series, in each case not designated as part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means the first date on which the conditions precedent set forth in Section 3.01 are satisfied.

“Closing Date Distribution” means (i) a distribution by (a) the Borrower to Holdings and (b) Holdings to its equity holders and as payment of Directors’ Fee Payments (it being understood that Borrower may, on behalf of Parent, pay amounts under this clause (b)), (ii) a payment by the Borrower of the Bonus and Severance Payments and (iii) a payment by the Borrower of any withholding, employer or similar payroll or employment taxes in respect of the Bonus and Severance Payments; provided that, (x) collectively, the payments in respect of clauses (i) and (ii) shall be in an aggregate amount of up to $1,350,000,000 and shall be made on or around the Closing Date and (y) payments in respect of clause (iii) shall be made in the ordinary course of business; it being understood that the recipients of Bonus and Severance Payments and Directors’ Fee Payments shall not receive a distribution, dividend or dividend equivalent, but rather shall receive their share of the Closing Date Distribution in the form of a performance bonus, severance or additional directors fees, as applicable, subject to any withholding or similar taxes payable by the Borrower in respect of the Bonus and Severance Payments.

“Closing Date Refinancing” means (i) the repayment of all indebtedness outstanding under, the termination of all commitments to extend credit under, and the termination of all security interests and guarantees in connection with, that certain Amended and Restated ABL Credit Agreement, dated as of November 25, 2020, among the Borrower, Holdings, the guarantors party thereto, the lenders party thereto and Barclays Bank PLC, as administrative agent and collateral agent, and (ii) the repayment of all indebtedness outstanding under, and termination of all security interests and guarantees in connection with, the Credit Agreement, dated as of November 25, 2020, among the Borrower, Holdings, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties and all other property of whatever kind and nature, if any, purported to be pledged as collateral under any Collateral Document.

“Collateral Agent” means the Administrative Agent, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)             the Administrative Agent shall have received (x) each Collateral Document, share certificate and instrument required to be delivered on the Closing Date pursuant to Section 3.01(a)(iii) or pursuant to the Security Agreement, Section 5.11 or Section 5.13 at such time required thereby, and (y) the Intercreditor Agreement, in each case duly executed by each Loan Party thereto;

(b)               all Obligations shall have been unconditionally guaranteed by Holdings, the Borrower (in the case of Obligations under clause (y) of the first sentence of the definition thereof), each Restricted Subsidiary that is a direct or indirect wholly-owned Domestic Subsidiary and not an Excluded Subsidiary and each direct and indirect Domestic Subsidiary of Holdings that is or becomes a borrower and/or a guarantor under or in respect of the ABL Credit Agreement (or any refinancing facility or replacement facility);

(c)               the Obligations and the Guarantees shall have been secured by a first priority security interest (subject to the terms of the Intercreditor Agreement, the Additional Junior Lien Intercreditor Agreement (if then in effect) and any other intercreditor agreement entered into pursuant to the terms of this Agreement (if then in effect)) in all Equity Interests (other than Excluded Equity Interests) of each Subsidiary directly owned by any Loan Party and all other Equity Interests (other than Excluded Equity Interests) owned directly by the Loan Parties; provided that pledges of voting Equity Interests of a CFC or CFC Holdco shall be limited to 65% of the total outstanding voting Equity Interests of such CFC or CFC Holdco, as applicable, at any time;

(d)            except to the extent otherwise permitted hereunder or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected security interest in, and mortgages on, substantially all tangible and intangible assets of the Loan Parties (including accounts, inventory, equipment, intercompany notes, insurance policies, investment property, contract rights, intellectual property, other general intangibles, owned real property, cash and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents, the Intercreditor Agreement, the Additional Junior Lien Intercreditor Agreement (if then in effect) and any other intercreditor agreement entered into pursuant to the terms of this Agreement (if then in effect); provided that security interests in real property shall be limited to the Mortgaged Properties;

(e)             none of the Collateral shall be subject to any Liens other than Liens permitted by Section 6.06; and

(f)                 the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each owned property required to be delivered pursuant to Section 5.11 and Section 5.13 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, which Mortgages shall be in a suitable form for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting Lien on the property and/or rights described therein in favor of the Administrative Agent or the Collateral Agent (as appropriate) for the benefit of the Secured Parties, and all filing and recording taxes shall have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent, (ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the Fair Market Value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, subject to Liens permitted by Section 6.06, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request, (iii) surveys sufficient for the title insurance company to remove all standard survey exceptions from the title insurance policy relating to each Mortgaged Property and issue survey-related endorsements to the extent available and reasonably requested by the Collateral Agent, (iv) such abstracts and appraisals and such other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property, (v) to the extent reasonably requested by the Administrative Agent, opinions of local counsel for the Loan Parties with respect to the enforceability and perfection of the Mortgages and any related fixture filings and the due authorization, execution and delivery of the Mortgages and such other customary matters in form and substance reasonably satisfactory to the Administrative Agent and (vi) a completed “Life-of- Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto if any improvements on such Mortgaged Property are located in an area designated as a “special flood hazard area”) and evidence of flood insurance in such total amount as the Administrative Agent or Collateral Agent may from time to time reasonably require and in any event no less than the amount required by Flood Insurance Laws, if at any time the area in which any improvements located on any Mortgaged Property is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Insurance Laws.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, as determined by the Collateral Agent (confirmed in writing by notice to the Borrower), the cost of creating or perfecting such pledges or security interests in such assets, including, the cost of obtaining title insurance, surveys or flood insurance (if necessary) in respect of such assets would be excessive in light of the practical benefits to be obtained by the Lenders therefrom, as reasonably determined by the Borrower and the Administrative Agent. The Collateral Agent may, in its sole discretion, grant extensions of time (which extensions shall be in writing) for the creation or perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (i) Liens required to be granted or perfected from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and (ii) no Lien shall be required to be granted in Excluded Assets pursuant to the Collateral and Guarantee Requirement or otherwise pursuant to the Collateral Documents.

No actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction). No actions shall be required with respect to Collateral requiring perfection through control agreements or perfection by “control” (as defined in the UCC) or possession, other than in respect of (i) certificated or uncertificated Equity Interests of any Guarantor, Borrower and Restricted Subsidiaries that are required to be pledged pursuant to the provisions of clause (c) of this definition of “Collateral and Guarantee Requirement” and not otherwise constituting an Excluded Asset and (ii) Pledged Debt to the extent required to be delivered to the Administrative Agent pursuant to the terms of the Security Agreement; provided that none of the Indebtedness incurred that is permitted to be secured on a junior lien basis to the TL Priority Collateral (or any Refinancing Debt in respect of such Indebtedness) shall be secured by any asset or property that is not Collateral. Notwithstanding the foregoing, so long as the ABL Agent is acting as bailee for perfection for the Collateral Agent under the Intercreditor Agreement, the granting of control or possession to the ABL Agent in respect of ABL Priority Collateral shall satisfy any requirement hereunder for the Collateral Agent to have possession or control of such Collateral.

“Collateral Documents” means, collectively, the Guaranty, the Security Agreement, the Mortgages, each of the mortgages, collateral assignments, control agreements, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 5.11 or Section 5.13 and each of the other agreements, instruments or documents that creates or purports to create or affirm a Lien or a Guarantee in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment, an Incremental Loan Commitment of a given Incremental Series or an Extended Commitment of a given Extension Series, as the context may require.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.)

“Communications” has the meaning specified in Section 9.01(B)(c).

“Compliance Certificate” means a certificate substantially in the form of Exhibit B attached hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of intangible assets and deferred financing fees or costs for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(a) except with respect to clause (vi) and clause (viii) below, to the extent deducted (and not added back or excluded) in arriving at Consolidated Net Income, increased by (without duplication):

(i)                 provision for taxes based on income or profits or capital, including franchise or similar taxes and foreign withholding taxes, and any penalties and interest related to such taxes or arising from any tax examinations, of such Person for such period, plus

(ii)              (A) total interest expense of such Person for such period and (B) bank fees and costs of surety bonds, plus

(iii)            Consolidated Depreciation and Amortization Expense of such Person for such period, plus

(iv)             any other non-cash expenses, charges and losses (including reserves, impairment charges or asset write-offs, write-offs of deferred financing fees, losses from investments recorded using the equity method, and stock-based awards compensation expense) for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(v)	the amount of any minority interest expense, plus

(vi)             the amount of net cost savings, operating expense reductions and cost synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings, Store closings, cost savings initiatives, new or negotiated supplier relationships, net contributions from merchandising improvements (which shall be annualized when calculating Consolidated EBITDA), and other initiatives that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) no later than 18 months after the occurrence of such merger, other business combination, acquisition, divestiture, restructuring, cost savings initiative or other action or event (calculated on a pro forma basis as though such items had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount of add backs added pursuant to this clause (vi) for any period, when added to the aggregate amount of add backs made pursuant to Section 1.09(c), shall not exceed 20% of Consolidated EBITDA for such period (prior to giving effect to any such adjustment(s)), plus

(vii)           (A) any charges, expenses, costs, accruals or reserves (including, without limitation, any fees, premiums and transaction costs) (x) resulting from, or in connection with, a Change of Control, Qualifying IPO, pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement or (y) resulting from any Phantom PIK Loan Awards pursuant to the Management PIK Bonus Plan, the Bonus and Severance Payments, the Directors’ Fee Payments or any withholding, employer or similar payroll or employment taxes in respect of the Bonus and Severance Payments and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case under clause (B), to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of Holdings or any Parent Company (in each case other than Disqualified Stock), plus

(viii)        cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, plus

(ix)             costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, transition, opening and pre-opening expenses, business optimization and other restructuring and integration costs, charges, accruals, reserves and expenses (including inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities, plants, Stores and distribution centers and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, costs associated with preparations for and implementation of compliance with the requirements of the Sarbanes Oxley Act of 2002 and other Public Company Costs, relocation expenses, severance payments, and modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs), plus

(x)               payment of fees and reimbursement of expenses paid in compliance with Section 6.05(b)(ii)(3); plus

(xi)             the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing, and

(b)	decreased by (without duplication):

(i)                 any non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition), plus

(ii)              any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period.

“Consolidated First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by Liens (including Capitalized Lease Obligations) other than any Consolidated Total Indebtedness that is only secured by a Lien on the Collateral that is subordinated to the Liens securing the Term Loans minus (ii) Unrestricted Cash of the Borrower and its Restricted Subsidiaries on a consolidated basis as of the end of the most recent fiscal quarter ending prior to the date of such determination for which consolidated financial statements of the Borrower are available to (b) the aggregate amount of Consolidated EBITDA for the Relevant Reference Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.09.

“Consolidated Net Cash Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Cash Interest Expense, for the Relevant Reference Period to (b) the aggregate amount of Consolidated EBITDA for the Relevant Reference Period, in each case, with such pro forma adjustments to Consolidated Net Cash Interest Expense and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.09.

“Consolidated Net Cash Interest Expense” means, for any period, the sum, without duplication, of

(i)                 the cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under Hedging Agreements, and

(ii)              any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period;

provided that there shall be excluded from Consolidated Net Cash Interest Expense for any period:

(a)               deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization thereof, and any other amounts of non-cash interest,

(b)               the accretion or accrual of discounted liabilities and any prepayment premium or penalty during such period,

(c)               non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification 815,

(d)               any cash costs associated with breakage in respect of hedging agreements for interest rates,

(e)               all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP,

(f)               fees, costs and expenses in connection with the Transactions,

(g)               annual agency fees paid to the Administrative Agent and the agent under the ABL Credit Agreement,

(h)               costs associated with obtaining Hedging Agreements,

(i)                 any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting in connection with the Transaction or any acquisition,

(j)                 the cash interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Net Cash Interest Expense, and

(k)               commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Net Cash Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Net Cash Interest Expense shall (i) be an amount equal to actual Consolidated Net Cash Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination and (ii) exclude the acquisition accounting effects described in clause (c) of the definition of “Consolidated Net Income”.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries, determined on a Consolidated basis and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in such Consolidated Net Income:

(a)               any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (c) below, the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below) and (B) the Borrower’s equity in the net loss of such Person shall be excluded,

(b)               solely for purposes of determining the amount available for Restricted Payments under Section 6.02(a)(i)(B), any net income (loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower or a Subsidiary Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to this Agreement and the ABL Credit Agreement and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and set forth on Schedule 6.03 hereto and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date), except that (A) subject to the limitations contained in clause (c) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was made by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary (subject, in the case of a dividend that was made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Borrower or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(c)               any gain or loss (including, asset retirement costs) realized upon the sale or other disposition of any asset of the Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

(d)               any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including costs of and payments of actual or prospective legal settlements, fines, judgments or orders),

(e)               any net operating gain or loss with respect to facilities, Stores or distribution centers that have been closed on a non-temporary basis during the relevant period,

(f)	the cumulative effect of a change in accounting principles,

(g)               all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

(h)               (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Hedging Agreements and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Currency Agreements for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Hedging Agreements or (C) other derivative instruments,

(i)                 earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments,

(j)                 the amount of any cost, charge, accrual, reserve or expense in connection with a one-time event, including in connection with (i) Acquisitions after the Closing Date and (ii) the consolidation or closing of any Store, facility, plant or distribution center during such period;

(k)               any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with an inclusion in the calculation of Consolidated Net Income in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days),

(l)                 to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with an inclusion in the calculation of Consolidated Net Income in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption,

(m)             any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, grant of stock, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management of Holdings, the Borrower or any of its Restricted Subsidiaries in connection with the Transactions,

(n)               any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,

(o)              effects of adjustments (including the effects of such adjustments pushed down to Holdings, the Borrower and the Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP, (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes,

(p)              (i) any net after-tax income (loss) from disposed or discontinued operations and (ii)  any net after-tax gains or losses on disposal of disposed or discontinued operations, in each case, other than in the ordinary course of business and any after-tax income (loss) or after tax gains or losses resulting from the closing of Stores,

(q)               any fees and expenses incurred during such period (including, without limitation, any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with the Transactions, any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460), and

(r)             any expenses, charges or losses resulting from payments to, or on behalf of, holders of Equity Interests of Holdings (or any direct or indirect parent thereof) with respect to customary fees and expenses incurred by such holders in connection with any secondary offering of Equity Interests of Holdings (or any direct or indirect parent thereof).

Notwithstanding the foregoing, for the purpose of Section 6.02(a)(i)(B) only, there shall be excluded from Consolidated Net Income, without duplication, (x) any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary, and (y) any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Borrower to increase the amount of Restricted Payments permitted under Section 6.02(a)(i)(D) or Section 6.02(a)(i)(E).

“Consolidated Total Indebtedness” means, as of any date of determination, without duplication, an amount equal to the aggregate amount of (i) all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by bonds, notes, debentures or similar instruments, as determined and calculated in accordance with GAAP, (ii) all reimbursement obligations not reimbursed within three (3) Business Days of such Person in respect of drawn letters of credit, bankers’ acceptances or other similar instruments, and (iii) any Guarantees by the Borrower and its Restricted Subsidiaries in respect of the obligations described in clauses (i) and (ii) above. For the avoidance of doubt, Consolidated Total Indebtedness shall exclude (a) any Indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds for the payment, redemption or satisfaction of such Indebtedness and (b) any amounts outstanding under any Qualified Securitization Financing so long as such Indebtedness is not recourse to or guaranteed by (and does not otherwise obligate, contingently or otherwise) the Borrower or any Restricted Subsidiary that is not a Securitization Subsidiary or any of its or their respective assets or properties (other than with respect to Standard Securitization Undertakings).

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Total Indebtedness, minus (ii) Unrestricted Cash of the Borrower and its Restricted Subsidiaries on a consolidated basis as of the end of the most recent fiscal quarter ending prior to the date of such determination for which consolidated financial statements of the Borrower are available to (b) the aggregate amount of Consolidated EBITDA for the Relevant Reference Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth Section 1.09.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans, ABL Loans and Capitalized Lease Obligations, to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts” means the aggregate amount of capital contributions applied by the Borrower to permit the Incurrence of Contribution Indebtedness pursuant to Section 6.01(b)(xii).

“Contribution Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions and solely to the extent of cash contributions Not Otherwise Applied) made to the capital of Holdings and further contributed to the Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise by Holdings (excluding Disqualified Stock or issuance or sale to a Restricted Subsidiary of Holdings)); provided that such Contribution Indebtedness (a) is incurred within 360 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of Incurrence thereof.

“Corrective Extension Amendment” has the meaning specified in Section 2.18(f).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 9.22.

“COVID-19” means the global infectious disease pandemic caused by the novel coronavirus first identified in December 2019.

“Credit Agreement Refinancing Debt” means Incremental Equivalent Debt so long as prior to or simultaneously with the Incurrence of such Indebtedness, the Borrower has delivered a certificate to the Administrative Agent designating such Indebtedness as “Credit Agreement Refinancing Debt”.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Customary Bridge Loans” means customary bridge loans with a maturity date of no longer than one year; provided that (a) the Weighted Average Life to Maturity of any loans, notes, securities or other Indebtedness that are exchanged for or otherwise replace or extend such bridge loans complies with the Weighted Average Life to Maturity requirements of the relevant Indebtedness and (b) the final maturity date of any loans, notes, securities or other Indebtedness that are to be exchanged for or otherwise replace or extend such bridge loans complies with the maturity date requirements of the relevant Indebtedness at the time such bridge loans are incurred.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 2.10(a) or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.10(a).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, (c) has been deemed insolvent or (d) has become the subject of (i) a bankruptcy or insolvency proceeding or (ii) a Bail-In Action.

“Designated Non-cash Consideration” means the Fair Market Value of noncash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Directors’ Fee Payments” means the special directors’ fee payments made pursuant to letter agreements with nonemployee directors of Parent in the aggregate amount of $14,580,000.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower, or one or more members of the Board of Directors of Holdings, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any Parent Company thereof or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Lenders” means (i) those Persons identified by the Borrower to the Arrangers in writing on or prior to September 15, 2021, (ii) those Persons who are competitors of the Borrower identified by the Borrower to the Administrative Agent from time to time as provided below and (iii) any Affiliate of any Person described in clause (i) or competitor described in clause (ii) that is (x) identified by the Borrower to the Administrative Agent in writing from time to time or (y) clearly identifiable solely on the basis of similarity of its name as an Affiliate of such Person, other than an Affiliate of a Person described in clause (ii) that is a Bona Fide Debt Fund; provided that no updates to the list of Disqualified Lenders shall be deemed to retroactively disqualify any parties that have previously validly acquired an assignment or participation in respect of the Loans or that is party to a pending trade from continuing to hold or vote such previously acquired assignments and participations or completing such trade, as applicable, on the terms set forth herein for Lenders that are not Disqualified Lenders. Any supplement to the list of Disqualified Lenders pursuant to clause (ii) or (iii)(x) above shall be sent by the Borrower to the Administrative Agent by email to may.huang@barclays.com and such supplement shall take effect three Business Days after such notice is received by the Administrative Agent.

“Disqualified Stock” means, with respect to Holdings, the Borrower or any Restricted Subsidiary, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, (a) matures or is mandatorily redeemable (other than solely as a result of a Qualifying IPO, a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a Qualifying IPO, a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, or (b) provides for the scheduled payments of dividends in cash, in each case prior to the date 91 days after the earlier of the Latest Maturity Date at the time such Disqualified Stock is first issued or the date Loans are no longer outstanding; provided, however, that if such Capital Stock is issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of Holdings (or any Parent Company), the Borrower or the Restricted Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Capital Stock shall not constitute Disqualified Stock solely because it may be permitted to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination of employment or service, as applicable, death or disability.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“DQ Lender Affiliate” means an Affiliate of a Disqualified Lender that, prior to becoming a Lender hereunder, could have been designated as a Disqualified Lender pursuant to the definition thereof and is subsequently designated by the Borrower to the Administrative Agent by email to may.huang@barclays.com as a DQ Lender Affiliate.

“Early Opt-in Election” means, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Early Opt-in Election Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt -in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders constituting the Required Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Extension Incremental Facility” has the meaning specified in Available Incremental Amount.

“Effective Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, recurring periodic fees in substance equivalent to interest, any interest rate floor (to the extent the operation of such floor would increase the yield on drawn amounts on the proposed date of incurrence thereof), or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to an interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “Effective Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and other similar fees not paid generally to all lenders of such Indebtedness.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” has the meaning specified in Section 9.01(B)(c).

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 9.06(b); provided that in any event, “Eligible Assignee” shall not include any natural person or, except as provided in Section 9.06(j), the Borrower or any of its Affiliates.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Engagement Letter” means that certain engagement letter, dated as of August 19, 2021, among the Borrower and the Arrangers, relating to the Transactions.

“Enterprise Transformative Event” means any merger, acquisition, amalgamation, investment, dissolution, liquidation, consolidation or disposition that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide the Borrower and the Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of business of such Person or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Federal, state, provincial, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as described in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by either the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by either the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any written notification relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by either the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by either the Borrower or any ERISA Affiliate of any written notification from the PBGC or Multiemployer Plan concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 or ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” means the single currency of participating member states of the EMU.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning specified in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)	the sum, without duplication, of:

(i)	Consolidated Net Income of the Borrower for such period,

(ii)              an amount equal to the amount of all non-cash charges and non-cash losses to the extent deducted in arriving at such Consolidated Net Income,

(iii)            decreases in Consolidated Working Capital for such period (other than any such decreases arising from (x) dispositions outside the ordinary course of business by the Borrower and its Restricted Subsidiaries and (y) [reserved], in each case, completed during such period),

(iv)             cash receipts by the Borrower and its Restricted Subsidiaries in respect of Hedging Agreements during such fiscal year to the extent not otherwise included in such Consolidated Net Income, and

(v)               the amount by which Tax expense deducted in determining such Consolidated Net Income for such period exceeded Taxes (including penalties and interest) paid in cash or Tax reserves set aside or payable (without duplication) by the Borrower and its Restricted Subsidiaries in such period, over

(b)	the sum, without duplication, of:

(i)                 an amount equal to the amount of all non-cash credits and non-cash gains included in arriving at such Consolidated Net Income,

(ii)              without duplication of clause (xi) below, the amount of Capital Expenditures or acquisitions of intellectual property to the extent not deducted in calculating Consolidated Net Income, in each case, made in cash during such period by the Borrower and its Restricted Subsidiaries, to the extent that such Capital Expenditures or acquisitions were financed with Internally Generated Cash of the Borrower or its Restricted Subsidiaries,

(iii)             the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations and (B) without duplication of prepayments and repurchases of Other Applicable Indebtedness reducing mandatory prepayments pursuant to Section 2.09(b)(i), all voluntary prepayments of other Indebtedness of the Borrower or its Restricted Subsidiaries (other than prepayments of revolving loans unless accompanied by an equivalent permanent reduction to the commitment(s) thereunder), but excluding (x) scheduled repayments of principal of Loans, (y)  all other prepayments of Loans and (z) all prepayments in respect of any revolving credit facility, except in the case of clause (z) to the extent there is an equivalent permanent reduction in commitments thereunder), to the extent financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries,

(iv)             the increase in Consolidated Working Capital for such period (other than any such increases arising from (x) acquisitions by the Borrower and its Restricted Subsidiaries completed during such period or (y) the application of purchase accounting),

(v)               payment by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities or accrued liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,

(vi)             the aggregate amount of cash consideration paid by the Borrower and its Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including Acquisitions) made during such period pursuant to clauses (b), (j) (other than Investments in Restricted Subsidiaries), (l), (n) and/or (p) of the definition of “Permitted Investments” to the extent that such Investments were financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries,

(vii)          the amount of Restricted Payments during such period (on a consolidated basis) by the Borrower and its Restricted Subsidiaries made in compliance with Section 6.02(a) and/or clauses (v), (ix) and (xv) of Section 6.02(b), in each case, to the extent such Restricted Payments were financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries; provided, however, that in the case of Restricted Payments made pursuant to Section 6.02(a), the deduction pursuant to this clause (vii) shall not exceed an amount equal to the Consolidated Net Income for such period.

(viii)        the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(ix)             the amount of Taxes (including penalties and interest) paid in cash or Tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period,

(x)             cash expenditures in respect of Hedging Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income,

(xi)              without duplication of amounts set forth in this clause (b) or otherwise deducted in the calculation of Excess Cash Flow in other periods, the aggregate consideration (to the extent funded by Internally Generated Cash) required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to (a) binding contracts or (b) letters of intent, in each case, entered into prior to or during such Excess Cash Flow Period relating to Investments (including Acquisitions) of the type set forth in clause (vi) above or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period (“Pre-Closing Contract Consideration”); provided that, to the extent the aggregate amount of cash actually utilized to finance such Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Pre-Closing Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and

(xii)         the aggregate amount of expenditures actually made by the Borrower and its Subsidiaries in cash during the applicable period (including expenditures for the payment of financing fees) to the extent that such expenditures are not deducted in determining Consolidated Net Income for such period.

Notwithstanding the foregoing, there shall be excluded from the calculation of Excess Cash Flow in any period (i) any amounts arising from Asset Dispositions or Casualty Events during such period that are subject to Section 2.09(b)(iii) (including the reinvestment provisions thereunder and including any exclusion of amounts from the applicability thereof based on the Consolidated Total Leverage Ratio) and (ii) amounts that the Borrower or any of its Restricted Subsidiaries would be required to pay in cash during such period pursuant to lease agreements or other contractual obligations relating to the payment of rent that, if paid, would have resulted in a reduction to Excess Cash Flow for such period; provided that amounts described in this clause (ii) will not reduce Excess Cash Flow in subsequent periods, and, to the extent such lease agreements or other contractual obligations are terminated or the amounts owing thereunder are permanently reduced, such previously unpaid amounts will increase Excess Cash Flow in the subsequent period in which such lease agreements or other contractual obligations are terminated or the amounts owing thereunder are permanently reduced.

“Excess Cash Flow Period” means each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending on September 27, 2022.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Contribution” means Net Proceeds, or the Fair Market Value of property or assets, received after the Closing Date by Holdings as capital contributions or from the issuance or sale (other than to a Restricted Subsidiary of Holdings) of Capital Stock of Holdings (other than Disqualified Stock) or any Parent, to the extent further contributed to the Borrower (other than as Disqualified Stock) and Not Otherwise Applied, and in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Borrower and not previously included in the calculation set forth in Section 6.02(a)(i)(C) for purposes of determining whether a Restricted Payment may be made.

“Excluded Equity Interests” means (A) any Equity Interest to the extent the pledge thereof would be prohibited or restricted by applicable Laws, including any requirement to obtain consent, approval, license or authorization of any Governmental Authority or regulatory authority unless such consent, approval, license or authorization has been obtained (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code or other applicable Laws), (B) Margin Stock, (C) Equity Interests of Unrestricted Subsidiaries, (D) Equity Interests of captive insurance companies, (E) Equity Interests of any non-wholly owned Restricted Subsidiaries, but only to the extent that (x) the Organization Documents or other agreements with equity holders of such non-wholly owned Subsidiaries do not permit or restrict the pledge of such Equity Interests, or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Loan Parties or such non-wholly owned Subsidiary, (F) Equity Interests in any Person not constituting a Restricted Subsidiary, but only to the extent that (x) the Organization Documents or other agreements with equity holders of such non-wholly owned Person do not permit or restrict the pledge of such Equity Interests, or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Loan Parties or such non-wholly owned Person, (G) the Equity Interests of any Restricted Subsidiary of the Borrower acquired pursuant to an Acquisition or Investment, in each case, permitted hereunder and financed with secured Indebtedness permitted to be incurred hereunder pursuant to Section 6.01(b)(x) (but not incurred in contemplation of such Acquisition or Investment) and any other Restricted Subsidiary acquired in connection therewith that Guarantees such Indebtedness, in each case to the extent such secured Indebtedness prohibits such pledge (provided that such prohibition existed at the time of such Acquisition or Investment and was not created in contemplation thereof) and (H) the Equity Interests of any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Subsidiary of the Borrower that is prohibited by applicable Laws, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such Subsidiary is acquired (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition), from Guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, (c) (i) any CFC, (ii) any direct or indirect Subsidiary of the Borrower that is a CFC Holdco or (iii) any direct or indirect Subsidiary of a Subsidiary of the Borrower that is a CFC, (d) any Subsidiary that is not a direct or indirect wholly owned Subsidiary of the Borrower or a Guarantor, but only for so long as such Subsidiary remains non-wholly owned (unless another clause of this definition would apply thereto), (e) any Subsidiary that is a not-for-profit organization, (f) any Subsidiary of the Borrower, the obtaining of a Guarantee with respect to which would result in material adverse tax consequences as reasonably determined by the Borrower in good faith consultation with the Administrative Agent (including as a result of the operation of Section 956 of the Code), (g) any Restricted Subsidiary of the Borrower acquired pursuant to an Acquisition or Investment, in each case, permitted hereunder and financed with secured Indebtedness permitted to be incurred hereunder pursuant to Section 6.01(b)(x) (but not incurred in contemplation of such Acquisition or Investment) and any other Restricted Subsidiary acquired in connection therewith that Guarantees such Indebtedness, in each case to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor (provided that such restriction existed at the time of such Acquisition or Investment and was not created in contemplation thereof), (h) each Unrestricted Subsidiary, (i) any captive insurance Subsidiary, (j) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary and (k) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences (including any adverse tax consequences) of providing the guaranty outweighs the benefits to be obtained by the Lenders therefrom; provided that, notwithstanding any of the foregoing, (x) all direct and indirect Domestic Subsidiaries of the Borrower that are, on the Closing Date or in the future, borrowers and/or guarantors under and in respect of the ABL Credit Agreement (or any refinancing facility or replacement facility) shall not be an Excluded Subsidiary and shall be required to be a Guarantor hereunder and (y) the Borrower is not an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof or obligations thereunder) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any rule, regulation or order thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee, obligations or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, in the case of a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan (other than, in each case, pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(f) and Section 2.15(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Loan Tranche” has the meaning specified in Section 2.18(a).

“Existing Revolving Credit Facility” has the meaning specified in Section 2.19(d)(vii).

“Extended Commitments” means one or more commitments hereunder to convert Loans under an Existing Loan Tranche to Extended Loans of a given Extension Series pursuant to an Extension Amendment.

“Extended Loans” has the meaning specified in Section 2.18(a).

“Extending Lender” has the meaning specified in Section 2.18.

“Extension” means any establishment of Extended Commitments and Extended Loans pursuant to Section 2.18 and the applicable Extension Amendment.

“Extension Amendment” has the meaning specified in Section 2.18(c).

“Extension Election” has the meaning specified in Section 2.18(b).

“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes of Loans be submitted for Extension.

“Extension Request” has the meaning specified in Section 2.18(a).

“Extension Series” has the meaning specified in Section 2.18(a).

“Facility” or “Facilities” means the Loans made pursuant to Section 2.01, a given Incremental Series of Incremental Loans or Incremental Revolving Commitments, or a given Extension Series of Extended Loans, as the context may require.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related law, rules or official administrative practices) implementing the foregoing.

“FCA” has the meaning specified in Section 2.11(a).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fixed Amounts” has the meaning specified in Section 1.14.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.

“Free and Clear Basket” has the meaning specified in Available Incremental Amount.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any state, provincial, municipal or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 9.06(h).

“Guarantee” or “guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” or “guarantee” used as a verb has a corresponding meaning.

“Guarantors” means Holdings, the Borrower and each Subsidiary Guarantor. For avoidance of doubt, the Borrower may cause any Domestic Subsidiary that is not an Unrestricted Subsidiary to Guarantee the Obligations by causing such Domestic Subsidiary to execute a supplement to the Guaranty in substantially the form attached thereto, and any such Domestic Subsidiary shall be a Guarantor hereunder and thereunder for all purposes.

“Guaranty” means collectively, (a) the Guaranty made by Holdings, the Borrower and the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit D and (b) each other guarantee and Guaranty Supplement delivered pursuant to Section 5.11 and the Collateral and Guarantee Requirement or otherwise required hereunder.

“Guaranty Supplement” has the meaning specified in the Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, per- and polyfluoroalkyl substances and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in each case, at the time it enters into a Secured Hedge Agreement or, in the case of a Secured Hedge Agreement existing on the Closing Date, on the Closing Date, in its capacity as a party thereto, and such Person’s successors and assigns.

“Hedging Agreement” of any Person means any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holdings” has the meaning specified in the introductory paragraph of this Agreement.

“Holdings Expenses” means (i) costs (including all professional fees and expenses) incurred by Holdings or any Parent Company thereof in connection with its reporting obligations under, or in connection with compliance with, applicable Laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by Holdings or any Parent Company thereof in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Borrower or any Subsidiary thereof, (iii) indemnification obligations of Holdings or any Parent Company thereof owing to directors, officers, employees or other Persons under its charter or bylaws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) payment or reimbursement of all reasonable and documented fees and expenses of the directors of Holdings or any Parent Company, (v) other operational expenses of Holdings or any Parent Company thereof incurred in the ordinary course of business, and (vi) fees and expenses incurred by Holdings or any Parent Company thereof in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as Holdings or any Parent Company thereof shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Immaterial Subsidiary” means, as of the end of any fiscal quarter, any Subsidiary of the Borrower whose Consolidated EBITDA for the Relevant Reference Period does not exceed five percent (5%) of Consolidated EBITDA of the Borrower for such period and that does not own five percent (5%) or more of total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis; provided that such Immaterial Subsidiaries in the aggregate shall not have more than ten percent (10)% of the Consolidated EBITDA or total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, and if such percentage is exceeded, then the Borrower shall designate one or more Immaterial Subsidiaries as no longer constituting “Immaterial Subsidiaries” (or, if the Borrower shall make no designation, one or more of such Immaterial Subsidiaries shall be automatically deemed not to be Immaterial Subsidiaries in descending order based on their respective contributions to Consolidated EBITDA), to the extent necessary to eliminate such excess.

“Incremental Amendment” has the meaning specified in Section 2.19(f).

“Incremental Equivalent Debt” has the meaning specified in Section 6.01(b)(xiv).

“Incremental Facility” means, individually, any Incremental Revolving Facility or any Incremental Term Commitment. “Incremental Facilities” means all of the forgoing collectively then existing.

“Incremental Facility Closing Date” has the meaning specified in Section 2.19(d).

“Incremental Facility Request” has the meaning specified in Section 2.19(a).

“Incremental Lenders” has the meaning specified in Section 2.19(c).

“Incremental Loan” means, individually, any Incremental Revolving Loan or any Incremental Term Loan. “Incremental Loans” means all of the forgoing collectively then existing.

“Incremental Loan Commitment” means, individually, any Incremental Revolving Commitment or any Incremental Term Commitment. “Incremental Loan Commitments” means all of the forgoing collectively then existing.

“Incremental Replacement Facility” has the meaning specified in “Available Incremental Amount”.

“Incremental Revolving Commitment” means, individually, any Revolving Credit Commitment Increase or any New Revolving Commitment. “Incremental Revolving Commitments” means all of the forgoing collectively then existing.

“Incremental Revolving Facility” has the meaning specified in Section 2.19(a).

“Incremental Revolving Loan” means any loans funded under any Incremental Revolving Commitments.

“Incremental Series” means (a) all Incremental Term Loans and Incremental Term Commitments that are established pursuant to the same Incremental Amendment (or any subsequent Incremental Amendment to the extent that such Incremental Amendment expressly provides that the Incremental Term Loans or Incremental Term Commitments provided for therein are intended to be a part of any previously established “Incremental Series”) and that provide for the same interest margins, “floor,” prepayment provisions, amortization schedule and other terms (it being understood that the Effective Yield on Incremental Term Loans established pursuant to a subsequent Incremental Amendment may differ from that of a previously established Incremental Series of which such Incremental Term Loans will form a part as long as such Incremental Term Loans established pursuant to a subsequent Incremental Amendment will be fungible with the previously established Incremental Series for U.S. federal income tax purposes) and (b) all Incremental Revolving Commitments that are established pursuant to the same Incremental Amendment (or any subsequent Incremental Amendment to the extent that such Incremental Amendment expressly provides that the Incremental Revolving Commitments provided for therein are intended to be a part of any previously established “Incremental Series”) and that provide for the same interest margins, “floor”, prepayment provisions (if any) and other terms.

“Incremental Term Commitment” means, individually, any Term Loan Increase or any New Term Loan Commitment. “Incremental Term Commitments” means all of the forgoing collectively then existing.

“Incremental Term Facility” means, individually, any Term Loan Increase Facility or any New Term Loan Facility. “Incremental Term Facilities” means all of the forgoing collectively then existing.

“Incremental Term Loan” has the meaning specified in Section 2.19(b)(i).

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Incurred Acquisition Debt” has the meaning specified in Section 6.01(b)(x).

“Incurrence Based Amounts” has the meaning specified in Section 1.14.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)	the principal of indebtedness of such Person for borrowed money,

(b)               the principal obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(c)               all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(d)               all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(e)	all Capitalized Lease Obligations of such Person,

(f)                the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(g)               all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (B) the amount of such Indebtedness of such other Persons,

(h)               all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person,

(i)	all Attributable Securitization Financing Indebtedness of such Person, and

(j)                 to the extent not otherwise included in this definition, net obligations pursuant to Hedging Agreements of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

For the avoidance of doubt, none of (y) intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business, (x) deferred rent payments and/or operating leases, as such instruments would be determined in accordance with GAAP on January 1, 2016, (y) obligations in respect of treasury and/or cash management services (including services related to automated clearing house transactions, depository, overdraft, credit, purchasing or debit card, non-card e-payable services, electronic funds transfer, controlled disbursement services, overdraft, return items and interstate depository network services, other demand deposit or operating account relationships, foreign exchange facilities, and merchant services) or (z) Management PIK Bonus Plan Payments, shall, in any case, be deemed to constitute Indebtedness. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indebtedness Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Indebtedness Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Indemnified Liabilities” has the meaning specified in Section 9.04.

“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 9.04.

“Information” has the meaning specified in Section 9.07.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, substantially in the form attached as Exhibit G.

“Intercreditor Agreement” means the ABL/Term Intercreditor Agreement executed by the Collateral Agent and the ABL Collateral Agent and acknowledged and agreed to by the Loan Parties, substantially in the form of Exhibit F attached hereto, as amended and in effect from time to time, as the same may be amended, amended and restated, modified, supplemented or replaced in accordance therewith and herewith.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be, in the case of a written Interest Election Request, in a form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.05.

“Interest Payment Date” means, (a) with respect to any ABR Loan, the last day of each of March, June, September and December and the Maturity Date and (b) with respect to any Eurodollar Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (ii) in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (iii) the Maturity Date and (iv) in addition, the date of any continuation or conversion of such Borrowing with or to a Borrowing of a different Type.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Eurodollar Borrowing is disbursed or converted to or continued as a Eurodollar Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, with the consent of each relevant Lender, twelve months or a shorter period), as the Borrower may elect in its Borrowing Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Internally Generated Cash” means, with respect to any Person, cash of such Person and its Subsidiaries not constituting (x) proceeds of the sale of or issuance of (or contributions in respect of) Equity Interests of such Person, (y) proceeds of the incurrence or issuance of Indebtedness (other than Indebtedness in respect of any revolving credit or similar facility) by such Person or any of its Subsidiaries or (z) proceeds of Asset Dispositions and other dispositions set forth in the definition thereof and of Casualty Events.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment” in any Person by any other Person means any direct or indirect advance, loan, guarantee or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definitions of “Unrestricted Subsidiary” and “Permitted Investment” and Section 6.02 only, (i) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time pursuant to Section 6.02(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 6.02(a); provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of the definition of “Permitted Investments” and Section 6.02.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IP Rights” has the meaning specified in Section 4.15.

“IBA” has the meaning specified in Section 2.11(a).

“IRS” means the United States Internal Revenue Service.

“ISDA CDS Definitions” has the meaning specified in Section 9.01(n).

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Junior Financing Documentation” means the documentation governing any Subordinated Obligations of the Borrower or any of its Restricted Subsidiaries.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Loan, any Incremental Loan Commitment, any Extended Loan or any Extended Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state, provincial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each lender from time to time party hereto, including (i) each Lender that has a Term Commitment, an Incremental Term Commitment pursuant to a given Incremental Series, or an Extended Commitment with respect to Term Facility Loans pursuant to a given Extension Series (each such Lender, a “Term Lender”); (ii) each lender that has an Incremental Revolving Commitment or an Extended Commitment with respect to any revolving Loans or revolving Commitments hereunder or that holds an Existing Revolving Credit Facility commitment or loan, (iii) each Lender that has an outstanding Loan or Commitment at such time; (iv) each successor and assign of any Lender as permitted hereunder; and (v) each Person that shall become a party hereto as a Lender pursuant to an Incremental Amendment and its respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender-Related Person” has the meaning specified in Section 9.04(b).

“LIBO Rate” means, with respect to any Eurodollar Borrowing in U.S. Dollars and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to U.S. Dollars then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other person that takes over the administration of such rate for U.S. Dollars), for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), provided that, if the LIBO Screen Rate as so determined would be less than 0.75%, such rate shall be deemed to be 0.75% for purposes of this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest therein; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (a) any Acquisition that is permitted under this Agreement, (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment that is permitted under this Agreement, (c) any Restricted Payment that is permitted under this Agreement requiring irrevocable notice in advance thereof, or (d) any Asset Disposition or disposition excluded from the definition of “Asset Disposition,” in each case, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing.

“Loan” means the Term Loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01, any Extended Loan and any Incremental Loan, as the context may require.

“Loan Documents” means, collectively, (a) this Agreement, including schedules and exhibits hereto, and any agreements entered into in connection herewith by the Borrower or any Loan Party with or in favor of the Administrative Agent and/or Lenders, including any amendments, modifications or supplements thereto or waivers thereof, (b) the Notes, (c) each Guaranty, (d) any Incremental Amendment or Extension Amendment, (e) any Applicable Intercreditor Agreement and (f) the Collateral Documents.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Investors” means the current or former officers, directors, employees and other members of the management of any Parent Company or any of its respective Subsidiaries, or family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of any Parent Company.

“Management PIK Bonus Plan” means the Stripes US Holding, Inc. 2019 Omnibus Incentive Plan, as amended.

“Management PIK Bonus Plan Payments” means the payment to participants under the Management PIK Bonus Plan of (a) cash amounts due and payable under the Phantom PIK Loan Awards upon the satisfaction of the settlement conditions of such Phantom PIK Loan Awards, (b) cash, in lieu of shares, upon the satisfaction of settlement conditions applicable to restricted stock unit awards granted pursuant to the Management PIK Bonus Plan and (c) any withholding, employer or other similar payroll or employment taxes payable by the Borrower in respect of each of the foregoing clauses.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings, the Borrower and their Subsidiaries, taken as a whole, (b) a material adverse effect on the validity or enforceability of this Agreement or any other Loan Document, or (c) a material adverse effect on the rights of or benefits available to and remedies of the Lenders under any Loan Document; provided that no Material Adverse Effect shall be deemed to exist with respect to any event, circumstance or fact directly related to COVID-19 (including the non-payment of rent) that has been disclosed to the Lenders and the Administrative Agent or otherwise publicly disclosed by a press release posted on the Borrower’s website address listed on Schedule 5.02, a Form 8-K filing with the SEC or other broadly disseminated news release reasonably expected to provide notice to the Lenders and the Administrative Agent prior to the date hereof and which such event, circumstance was reasonably foreseeable based on such disclosures.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Term Loans made pursuant to Section 2.01, September 24, 2028, (b) with respect to any Class of Extended Loans, the final maturity date as specified in the applicable Extension Request accepted by the respective Lender or Lenders and (c) with respect to any Class of Incremental Loans, the final maturity date as specified in the applicable Incremental Amendment; provided that, in each case, if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning specified in Section 9.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs, charges and mortgages of real property or interests therein made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent (taking account of relevant local Law matters), and any other mortgages executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.11 or Section 5.13.

“Mortgage Policies” has the meaning specified in paragraph (f) of the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Properties” has the meaning specified in paragraph (f) of the definition of “Collateral and Guarantee Requirement.”

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA or Section 432 of the Code or Section 305 of ERISA, and in respect of which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions, or has, or could reasonably be expected to have, any liability or obligation by operation of Section 4212(c) of ERISA.

“MFN Provision” has the meaning specified in Section 2.19(e)(ii).

“Net Proceeds” means:

(a)        with respect to any Asset Disposition or Casualty Event, the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of such Asset Disposition or Casualty Event, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in respect of such Asset Disposition or Casualty Event, net of the direct costs relating to such Asset Disposition or Casualty Event and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness that is secured (other than Indebtedness that is secured on a pari passu or junior Lien basis to the Liens securing the Obligations, but in any event, not excluding Capitalized Lease Obligations) by the asset subject to such Asset Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Asset Disposition or Casualty Event (other than as required by Section 2.09(b)(iii)) and any deduction of appropriate amounts to be provided by the Borrower or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction provided, however, that, upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described above, or if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty five (365) days after such Asset Disposition or Casualty Event, “Net Proceeds” shall include the amount of such reserve; and

(b)        with respect to any issuance or sale of any securities to any Person, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“New Revolving Commitment” has the meaning specified in Section 2.19(a).

“New Revolving Facility” has the meaning specified in Section 2.19(a).

“New Revolving Loan” has the meaning specified in Section 2.19(a).

“New Term Loan Facility” has the meaning specified in Section 2.19(a).

“Net Short Lender” has the meaning specified in Section 9.01.

“Non-Consenting Lenders” has the meaning specified in Section 2.17(c).

“Not Otherwise Applied” means, with reference to any proceeds of any transaction or event (including any contribution and issuance or sale of Capital Stock) that is proposed to be applied to make an Excluded Contribution or Incur Contribution Indebtedness or any amount applied or included in the calculation under Section 6.02(a)(i)(C) or Section 6.02(b)(i), Section 6.02(b)(v) or Section 6.02(b)(vi), that such amount has not previously been (and is not simultaneous being) applied for such purpose other than such particular use or transaction.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit A attached hereto (with such modification thereto as may be necessary to reflect differing Classes of Loans), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans of a given Class made by such Lender.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and (y) obligations of any Loan Party and its Subsidiaries arising under any Secured Hedge Agreement, in each of clauses (x) and (y) including interest, fees and expenses that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding; provided, however, that the Obligations shall not include any Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or its Subsidiaries under any Loan Document and (b) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Agent, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary in accordance with the terms hereof.

“Officer’s Certificate” means a certificate signed on behalf of the Borrower by a Responsible Officer of the Borrower, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower, that meets any applicable requirements set forth in this Agreement.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any unlimited liability company, the memorandum of association; and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning specified in Section 2.09(d).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Outstanding Amount” means with respect to the Loans of any Class, on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans of such Class occurring on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means Mattress Firm Group Inc. (formerly known as Stripes US Holdings, Inc.), a Delaware corporation.

“Parent Company” means any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of Holdings (but excluding, for the avoidance of doubt, Steenbok, Steinhoff and any of their respective direct or indirect parent companies).

“Pari Passu Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit H hereto (with such changes thereto as the Administrative Agent may agree) between the Administrative Agent and one or more collateral agents or representatives for the holders of other Indebtedness that is secured by a Lien on the Collateral that is intended to rank pari passu with the Liens of the Loan Documents.

“Participant” has the meaning specified in Section 9.06(e).

“Participant Register” has the meaning specified in Section 9.06(e).

“Patriot Act” has the meaning specified in Section 9.20.

“Payment” has the meaning specified in Section 8.16(a).

“Payment Notice” has the meaning specified in Section 8.16(b).

“Payment Recipient” has the meaning specified in Section 8.16(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in form and substance approved by the Administrative Agent.

“Permitted Investment” means an Investment by the Borrower or any Restricted Subsidiary in, or consisting of, any of the following:

(a)                a Restricted Subsidiary or the Borrower; provided that Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties pursuant to this clause (a), together with, but without duplication of, Investments made after the Closing Date in other Persons pursuant to clause (b) that will become Restricted Subsidiaries that are not Loan Parties, shall not exceed an aggregate amount outstanding from time to time equal to the greater of (x) $325.0 million and (y)  50.0% of Consolidated EBITDA for the Relevant Reference Period at the time of any such Investment;

(b)               another Person if, as a result of such Investment (A) such Person will become a Restricted Subsidiary or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary; provided that Investments by Loan Parties in Persons that will, upon the making of such Investments, become Restricted Subsidiaries that are not Loan Parties pursuant to this clause (b), together with, but without duplication of, Investments made after the Closing Date in Restricted Subsidiaries that are not Loan Parties pursuant to clause (a), shall not exceed an aggregate amount outstanding from time to time equal to the greater of (x) $325.0 million and (y)  50.0% of Consolidated EBITDA for the Relevant Reference Period at the time of any such Investment; provided, further, that, (x) subject to Section 1.09, no Event of Default shall exist either immediately before or after such purchase or acquisition and (y) Section 5.11 shall be complied with in respect of such Person that becomes a Restricted Subsidiary;

(c)	Cash Equivalents;

(d)               receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(e)           any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Section 6.04;

(f)            securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(g)           (i) Investments existing on the date hereof in Restricted Subsidiaries and (ii) other Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date, in each case under this clause (g)(ii) to the extent set forth on Schedule 6.02;

(h)           Hedging Agreements and related obligations, which obligations are Incurred in compliance with Section 6.01(b) and Section 6.02;

(i)            pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 6.06;

(j)            (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or as equity, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(k)           bonds secured by assets leased to and operated by the Borrower or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Borrower or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(l)            other Investments if, at the time of such Investment, giving pro forma effect thereto (including the Incurrence of any Indebtedness to finance such Investment), the Consolidated Total Leverage Ratio for the Relevant Test Period is less than or equal to 1.70:1.00, provided, however that no Event of Default shall have occurred or be continuing at the time of any such Investment and after giving effect thereto;

(m)         any Investment to the extent made using Capital Stock of Holdings or any other Parent Company (other than Disqualified Stock) as consideration; provided that such Investment will not constitute an Excluded Contribution or increase the amount available for Restricted Payments under Section 6.02(a)(i)(C);

(n)           Investments in Related Businesses (including Subsidiaries that are not Loan Parties) in an aggregate amount outstanding at any time not to exceed the greater of $227.5 million and 35% of Consolidated EBITDA for the Relevant Reference Period;

(o)           any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 6.05(b) (except transactions described in clauses (i), (iii), (iv), (v) and (vi) of such paragraph); and

(p)           other Investments in an aggregate amount outstanding at any time not to exceed the greater of $325.0 million and 50.0% of Consolidated EBITDA for the Relevant Reference Period.

If any Investment pursuant to clause (n) or (p) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall, at the option of the Borrower, thereafter be deemed to have been made pursuant to clause (b) above (provided that, in the case of any such Person that becomes a Restricted Subsidiary but not a Loan Party, the Fair Market Value of such Investment, when made, shall be subject to the limitations set forth in clause (b)) and not clause (n) or (p) above for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(a)           Liens imposed by law for Taxes that are not yet due the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens, the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)           pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)           pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which were not incurred in connection with Indebtedness, and which do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(f)            Liens existing on, or provided for under written arrangements existing on, the Closing Date and set forth on Schedule 6.06, or (in the case of any such Liens securing Indebtedness of the Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Debt in respect of such Indebtedness so long as (i) the Lien securing such Refinancing Debt is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness on the Closing Date and (B) an amount necessary to pay any fees and expenses, including premiums, related to any Refinancing Debt;

(g)           (1) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary of the Borrower has easement rights or on any leased property and subordination or similar agreements relating thereto and (2) any condemnation or eminent domain proceedings affecting any real property;

(h)           Liens securing Indebtedness (including Liens securing any Indebtedness Obligations in respect thereof) consisting of Purchase Money Obligations or Capitalized Lease Obligations incurred pursuant to Section 6.01(b)(iv); provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after the acquisition, leasing, construction or improvement of property (real or personal) or assets financed by such Purchase Money Obligation or Capitalized Lease Obligation and (ii) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary (except assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business);

(i)            Liens arising out of judgments, decrees, orders or awards not constituting an Event of Default under Section 7.01(h) in respect of which the Borrower and/or its Restricted Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)            leases, subleases, licenses or sublicenses to third parties in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(k)           Liens securing Indebtedness (including Liens securing any Indebtedness Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with Section 6.01(b)(i) (including any Incremental Facility), Section 6.01(b)(v), Section 6.01(b)(vi)(A) to the extent the underlying Indebtedness Guaranteed by the Borrower or a Restricted Subsidiary is secured by a Lien permitted hereby, Section 6.01(b)(vii), Section 6.01(b)(viii) (other than clause (A) or clause (C) thereof), Section 6.01(b)(ix) (provided that such Lien shall apply solely to the Securitization Assets of the relevant Securitization Subsidiary arising in connection with a Qualified Securitization Financing (other than on any Eligible Account, Eligible Credit Card Receivables, Eligible In-Transit Inventory or Eligible Inventory, in each case, as defined in the ABL Credit Agreement), and not the Borrower or any Restricted Subsidiary), and (2) Liens securing Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.01(a) or Section 6.01(b)(xi); provided that Liens securing such Indebtedness of -57- Restricted Subsidiaries that are not Loan Parties may not extend to any other property owned by the Loan Parties or any other Restricted Subsidiary that is not such non-Loan Party or not a Subsidiary of such non-Loan Party (other than the equity interests of such Restricted Subsidiaries that are not Loan Parties);

(l)            Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary) (including Indebtedness incurred pursuant to Section 6.01(b)(x)); provided, however, that (x) in the case of Acquired Debt, such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets or types of property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate (it being understood and agreed that such Lien shall not apply to any other assets of the Loan Parties or any other Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Restricted Subsidiary that is a party thereto)) or (y) otherwise (A) in the case of Indebtedness secured on a pari passu basis with the Liens securing the Obligations, the Consolidated First Lien Leverage Ratio is no more than the greater of (1) 1.70:1.00 and (2) the Consolidated First Lien Leverage Ratio immediately prior to the incurrence of such Indebtedness, in each case, as of the last day of the Relevant Reference Period (after giving effect to the incurrence of such Indebtedness (but not the cash proceeds thereof and assuming the drawing of the full amounts established thereunder) and the use of proceeds thereof on a pro forma basis) or (B)  in the case of Indebtedness that is secured on a junior basis to the Liens securing the Obligations or that is secured exclusively by assets not constituting Collateral, the Consolidated Total Leverage Ratio is no more than the greater of (1) 2.70:1.00 and (2) the Consolidated Total Leverage Ratio immediately prior to the incurrence of such Indebtedness, in each case, as of the last day of the Relevant Reference Period (after giving effect to the incurrence of such Indebtedness (but not the cash proceeds thereof and assuming the drawing of the full amounts established thereunder) and the use of proceeds thereof on a pro forma basis);

(m)          Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n)           any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o)           Liens securing Indebtedness (including Liens securing any Indebtedness Obligations) consisting of Refinancing Debt Incurred in respect of any Indebtedness secured by any Permitted Lien, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured the original Lien;

(p)           Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (4) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, (5) in favor of the Borrower or any Restricted Subsidiary (other than Liens on property or assets of the Borrower or any other Loan Party in favor of any Restricted Subsidiary that is not a Loan Party), (6) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (7)  that are contractual rights of set-off relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business and not for speculative purposes, (8)  attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (9) arising in connection with repurchase agreements permitted under Section 6.01 on assets that are the subject of such repurchase agreements or (10) in favor of any Securitization Subsidiary on Securitization Assets in connection with a Qualified Securitization Financing;

(q)          other Liens on assets securing obligations not exceeding the greater of $325.0 million and 50.0% of Consolidated EBITDA for the Relevant Reference Period at any time outstanding;

(r)            Liens securing Indebtedness incurred pursuant to Section 6.01(b)(iii)(A) (or any Refinancing Debt in respect thereof), so long as the same is at all times subject to the Intercreditor Agreement;

(s)           Liens on the Collateral securing obligations in respect of secured Incremental Equivalent Debt Incurred pursuant to Section 6.01(b)(xiv) (and Refinancing Debt thereof) which Liens rank pari passu with or junior to the Liens securing the Secured Obligations, so long as such secured Incremental Equivalent Debt is at all times subject to the intercreditor agreements required by Section 6.01(b)(xiv);

(t)	Liens created under the Loan Documents securing any Secured Hedge Agreement;

(u)           Liens or rights of setoff against credit balances of the Borrower or any of its Subsidiaries with Credit Card Issuers or Credit Card Processors (in each case, as defined in the ABL Credit Agreement) or amounts owing by such Credit Card Issuers or Credit Card Processors to the Borrower or any of its Subsidiaries in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of the Borrower or any of its Subsidiaries pursuant to the Credit Card Agreements, as in effect on the Closing Date, to secure the obligations of the Borrower or any of its Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks; and

(v)           Liens relating to escrow arrangements securing Indebtedness consisting of (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof), (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose and (iii) Liens on cash or Cash Equivalents representing necessary funds for the payment, redemption or satisfaction of Indebtedness deposited with the proper Person in trust or escrow to satisfy or redeem Indebtedness, upon or prior to the maturity thereof.

“Permitted Payment” has the meaning specified in Section 6.02(b).

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, joint stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Phantom PIK Loan Award” has the meaning specified in “Management PIK Bonus Plan”.

“Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and is sponsored or maintained by the Borrower or any ERISA Affiliate, or to which the Borrower or any ERISA Affiliate contributes, has an obligation to contribute, or has made or has been obligated to make contributions at any time in the preceding five plan years or in respect of which the Borrower or any ERISA Affiliate has, or could reasonably be expected to have, any liability or obligation by operation of Section 4069 of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq. as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning specified in Section 5.02.

“Pledged Debt” has the meaning specified in the Security Agreement. “Pledged Equity” has the meaning specified in the Security Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment-Based Incremental Facility” has the meaning specified in Available Incremental Amount.

“Prepayment Premium” has the meaning specified in Section 2.12(b).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Rata Share” means, with respect to each Lender, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Loans and unfunded Commitments of such Lender at such time and the denominator of which is the aggregate principal amount of the Loans and unfunded Commitments of all Lenders at such time.

“Proceeding” has the meaning specified in Section 9.04.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means costs relating to compliance with the provisions of the Securities Act and the Exchange Act, in each case as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 9.22.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms. The grant of a security interest in any Securitization Assets of the Borrower or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying IPO” means any transaction or series of related transactions that results in any of the common Capital Stock of Holdings, the Borrower or any Parent Company being publicly traded on any U.S. national securities exchange or over-the-counter market or any analogous exchange or any recognized securities exchange in Canada, the United Kingdom or any country in the European Union.

“Ratio-Based Incremental Facility” has the meaning specified in Available Incremental Amount.

“Ratio Debt” shall have the meaning set forth in Section 6.01(a).

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Debt” means Indebtedness (including in the form of notes or other debt securities) that is Incurred to refinance any Indebtedness existing on the date of this Agreement or Incurred in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in this Agreement) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Debt; provided that (1) if the Indebtedness being refinanced is Subordinated Obligations, the Refinancing Debt shall be subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, taken as a whole (as determined by the Borrower in good faith), (2) such Refinancing Debt is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Debt, plus (z) accrued and unpaid interest of the Indebtedness being refinanced, (3) Refinancing Debt shall not include (x) Indebtedness of a Restricted Subsidiary that is not Loan Party that refinances Indebtedness of the Loan Parties that could not have been initially Incurred by such Restricted Subsidiary pursuant to Section 6.01 or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary, (4) the final maturity date of such Refinancing Debt is no earlier than the final maturity date of the Indebtedness being refinanced and the Refinancing Debt shall not have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced thereby; provided that this clause (4) shall not apply to Customary Bridge Loans, (5) no Refinancing Debt shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being refinanced except to the extent permitted under Section 6.01 and Section 6.02, (6) if the Indebtedness being refinanced is unsecured, such Refinancing Debt shall be unsecured (except that Liens that would otherwise be permitted to secure the Indebtedness being refinanced under Section 6.06 on such date, shall be permitted to be incurred to secure such Refinancing Debt), (7) if the Indebtedness being refinanced is secured on a junior basis to the Liens securing the Obligations, such Refinancing Debt shall be secured on the same basis (or a lesser priority basis or unsecured) and, if applicable, subject to the Intercreditor Agreement and the Additional Junior Lien Intercreditor Agreement (if then in effect), (8) if the Indebtedness being refinanced is secured on a senior basis to the Liens securing the Obligations, such Refinancing Debt shall be secured on the same basis (or a lesser priority basis), to the extent permitted pursuant to Section 6.06 as of the date of such refinancing, and subject to an Applicable Intercreditor Agreement and (9) if the Indebtedness being refinanced is (or would have been required to be) secured by any assets of a Loan Party (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Refinancing Debt may be secured by such assets on terms no less favorable, taken as a whole, to the Secured Parties than those contained in the documentation governing the Indebtedness being refinanced, taken as a whole (as determined by the Borrower in good faith) and, if applicable, shall be subject to the Intercreditor Agreement, the Pari Passu Intercreditor Agreement (if applicable) and the Additional Junior Lien Intercreditor Agreement (if then in effect).

“Refinancing Term Loans” means any Incremental Term Loans that are designated in the applicable Incremental Amendment as “Refinancing Term Loans”.

“Register” has the meaning specified in Section 9.06(d).

“Regulated Bank” means an Approved Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D” means Regulation D of the FRB as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Related Business” means those businesses in which the Borrower or any of its Subsidiaries is engaged on the date of this Agreement, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment from within, from or into any building, structure, facility or fixture.

“Relevant Entities” has the meaning specified in Section 5.02.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the NYFRB, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the NYFRB, or any successor thereto.

“Relevant Reference Period” means in the case of any determination of (i) the Consolidated First Lien Leverage Ratio, (ii) the Consolidated Total Leverage Ratio, (iii) Consolidated Net Cash Interest Coverage Ratio or (iv) for purposes of calculating any financial ratio or test or compliance with any covenant determined by reference Consolidated EBITDA (and, in each case of clauses (i) through (iv), any component definitions used therein), the Test Period then most recently ended for which internal financial statements are available immediately preceding the date on which the Specified Transaction for which such calculation is being made shall occur.

“Repricing Event” means (i) any prepayment or repayment of the Term Loans issued on the Closing Date, in whole or in part, with the proceeds of, or conversion of any portion of such Term Loans into, any new or replacement tranche of broadly-syndicated term loans of like currency under credit facilities incurred for the primary purpose (as determined by the Borrower in good faith) of repaying, refinancing, or replacing such Term Loans with loans with an Effective Yield less than the Effective Yield applicable to such portion of such Term Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent in consultation with the Borrower, consistent with generally accepted financial practices) and (ii) any amendment to the Term Loans that reduces the Effective Yield applicable to the Term Loans issued on the Closing Date; provided that notwithstanding the foregoing, in no event shall any prepayment or repayment or amendment (or assignment) effected in connection with a transaction that constitutes or, if not yet consummated, would constitute, a Qualifying IPO, a Change of Control or an Enterprise Transformative Event constitute a Repricing Event.

“Required Facility Lenders” means, as of any date of determination, with respect to one or more Facilities, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility or Facilities and (b) the aggregate unused Commitments under such Facility or Facilities; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility or Facilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Percentage” means, with respect to any Excess Cash Flow Period, 50%; provided that (a) if the Consolidated First Lien Leverage Ratio at the time such Excess Cash Flow is being calculated is less than 1.20:1.00 but greater than or equal to 0.70:1.00, such percentage shall be 25% and (b) if the Consolidated First Lien Leverage Ratio at the time such Excess Cash Flow is being calculated is less than 0.70:1.00, such percentage shall be 0%.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, general counsel, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” has the meaning specified in Section 6.02(a); provided that, for the avoidance of doubt, Management PIK Bonus Plan Payments shall not constitute Restricted Payments.

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to Section 6.02(a), any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (1) and the parenthetical exclusions contained in clauses (2) and (3) of such definition).

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Retained Asset Excess Proceeds” has the meaning specified in Section 2.09(b)(iii)(A).

“Retained Declined Proceeds” has the meaning specified in Section 2.09(c).

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.19(a).

“Revolving Commitment Increase Facility” has the meaning specified in Section 2.19(a).

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Hedging Agreement permitted under Article VI that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank and with respect to which, prior to, or substantially concurrently with, the time that such Hedging Agreement is entered into, the Borrower (or another Loan Party) and the Hedge Bank party thereto (except in the case of the Administrative Agent) shall have delivered written notice to the Administrative Agent that such Hedging Agreement has been entered into and that it constitutes a “Secured Hedge Agreement” entitled to the benefits of the Collateral Documents and the Intercreditor Agreement; provided that, the obligations in respect of such Hedging Agreement shall not constitute “Obligations” or any equivalent term (in each case under and as defined in the ABL Credit Agreement).

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks and each Supplemental Administrative Agent appointed by the Administrative Agent from time to time pursuant to Section 8.13.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing, which in each case shall be expressly excluded from the Borrowing Base.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of any Securitization Subsidiary, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to Holdings, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit E attached hereto, together with each other security agreement supplement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.11 and Section 5.13.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Representative” means, with respect to any series of secured Incremental Equivalent Debt or other secured Indebtedness permitted to be incurred under Section 6.01 and Section 6.06, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” and “Solvency” with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 9.06(h).

“Specified Transaction” means, with respect to any period, (i) any Investment that results in a Person becoming a Restricted Subsidiary; (ii) any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary; (iii) any Acquisition; (iv) any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary; (v) any Investment in, Acquisition of or disposition of assets constituting a business unit, line of business or division of, or all or substantially all of the assets of, another Person or all or substantially all of the Capital Stock of another Person, in each case, whether by merger, consolidation, amalgamation or otherwise; (vi) any Restricted Payment; (vii) any incurrence, assumption, guarantee, repayment, redemption, or extinguishment of Indebtedness (in each case, other than Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes); (viii) [reserved] or (ix) any other transaction that by the terms of this Agreement requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis or giving pro forma effect to any such transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Steenbok” means Steenbok Newco 9 Limited, a limited company incorporated under the laws of England and Wales.

“Steinhoff” means Steinhoff International Holdings N.V., a Netherlands corporation.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that are customary in a Securitization Financing, including, for the avoidance of doubt, any customary grants of backup security interests and/or precautionary Liens in favor of any Securitization Subsidiary on Securitization Assets in connection with a Qualified Securitization Financing.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Borrower or any Restricted Subsidiary.

“Subordinated Obligations” means, with respect to the Obligations, any Indebtedness of the Borrower or any Guarantor which is by its terms subordinated in right of payment to the Obligations (including, in the case of a Guarantor, Obligations of such Guarantor under the Guaranty).

“Subsidiary” means, with respect to any Person (a) any corporation, association, unlimited liability company, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person combination thereof or is consolidated under GAAP with such Person at such time; and (b) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means, collectively, each Domestic Subsidiary of Holdings (other than the Borrower) that has entered into the Guaranty and complied with the requirements of Section 5.11 and clause (b) of the definition of “Collateral and Guarantee Requirement.”

“Supplemental Administrative Agent” has the meaning specified in Section 8.13 and

“Supplemental Administrative Agents” shall have the corresponding meaning.

“Supplemental Perfection Certificate” means a certificate in form and substance approved by the Administrative Agent.

“Supported QFC” has the meaning specified in Section 9.22.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitments” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01 in an aggregate amount not to exceed the amount specified opposite such Lender’s name in Schedule 2.01 hereto under the caption “Term Commitment” as of the Closing Date or in the Assignment and Assumption Agreement pursuant to which such Term Lender becomes a party hereto, as applicable, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption Agreement, (ii) an Incremental Amendment or (iii) an Extension Amendment. The initial amount of each Term Lender’s Term Commitment is specified in Schedule 2.01 hereto under the caption “Term Commitment” as of the Closing Date or, otherwise, in the Assignment and Assumption Agreement, Incremental Amendment or Extension Amendment pursuant to which such Lender shall have assumed or made its Commitment, as the case may be. The initial aggregate amount of the Term Commitments is $1,250,000,000.00.

“Term Facility Loan” means any Loan in the form of a term loan.

“Term Lender” has the meaning in the definition of “Lender”. “Term Loan Increase” has the meaning specified in Section 2.19(a).

“Term Loan Increase Facility” has the meaning specified in Section 2.19(a).

“Term Loans” means the term loans made by any Term Lender to the Borrower on the Closing Date pursuant to Section 2.01.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).

“Threshold Amount” means (a) for purposes of Section 7.01(h), $50,000,000 and (b) for any other purpose, $75,000,000.

“TL Priority Collateral” means all “Term Priority Collateral” as defined in the Intercreditor Agreement.

“Total Outstandings” means, at any time, the aggregate Outstanding Amount of all Loans or all Loans under a given Facility, as applicable.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means, collectively, (a) the entering into of this Agreement on the Closing Date and the Borrowings thereunder on the Closing Date, (b) the entering into of the ABL Credit Agreement on the Closing Date, (c) the Closing Date Refinancing, (d) the Closing Date Distribution and (e) the related transactions and the payment of fees, costs and expenses in connection with the foregoing.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” has the meaning specified in Section 3.01(d).

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, as to any Person on any date of determination, the amount of (a) unrestricted cash and Cash Equivalents of such Person determined in accordance with GAAP and (b) cash and Cash Equivalents of such Person that are restricted in favor of the Facilities and/or other pari passu or junior secured Indebtedness not prohibited under this Agreement (which may also include cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral along with the Facilities and/or other pari passu or junior secured Indebtedness not prohibited under this Agreement).

“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Borrower in the manner provided below, (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) each Securitization Subsidiary. The Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless, at the time of such designation, such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided that (A) the Subsidiary to be so designated, together with any other Subsidiaries to be so designated in any series of related transactions, has total consolidated assets in the aggregate of $1,000 or less or (B) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 6.02 (it being understood and agreed that such designation shall constitute an Investment by the Borrower in such Subsidiary at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) Investment therein (including the aggregate (undiscounted) principal amount of any Indebtedness owed by such Subsidiary to any Loan Party or Restricted Subsidiary at the time of such designation)). The Borrower may subsequently redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, in each case, (1) immediately after giving effect to any such designation or redesignation, (x) the Borrower could Incur at least $1.00 of additional Indebtedness under Section 6.02(a) or (y) the Consolidated Total Leverage Ratio would be no greater than it was immediately prior to giving effect to such designation or redesignation or (z) such Subsidiary shall be a Securitization Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation or redesignation shall be deemed to be Incurred and outstanding) pursuant to Section 6.01(b), (2) immediately before and after giving effect to any such designation or redesignation, no Event of Default shall have occurred and be continuing and (3) immediately after giving effect to the designation of any Subsidiary as an Unrestricted Subsidiary, no Unrestricted Subsidiary shall own, or hold exclusive rights in, any Intellectual Property (as defined in the Security Agreement) that is material to the business of Holdings and its Subsidiaries taken as a whole at the time of such sale or transfer.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 9.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.15(g)(ii)(C).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness,

Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products obtained by multiplying (x) the number of years from the date of determination to the date of each successive scheduled principal payment (including, for the avoidance of doubt, the scheduled payment at maturity) of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock by (y) the amount of such payment by (b) the sum of all such payments.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)            Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)	The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470 -20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) which values any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) the adoption of Financial Account Standards Board Account Standards Codification 842 (or any other similar promulgation or methodology under GAAP with respect to the same subject matter thereof).

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, Consolidated EBITDA, the Consolidated Total Leverage Ratio, the Consolidated First Lien Leverage Ratio and the Consolidated Net Cash Interest Coverage Ratio shall, in each case, be calculated (including, in each case, any component definition therein for purposes of such calculation) with respect to such period and such Specified Transaction in a manner consistent with the pro forma adjustments contemplated by Section 1.09 and the respective definition of Consolidated EBITDA, the Consolidated Total Leverage Ratio, the Consolidated First Lien Leverage Ratio or the Consolidated Net Cash Interest Coverage Ratio, as the case may be.

Section 1.04        Rounding. Any financial ratios required to be calculated by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05        References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07        Currency Equivalents Generally. Any amount specified in this Agreement (other than in Article II, Article VIII and Article IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange as displayed by ICE Data Services as the “ask price,” or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service is not available for such currency or ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) for the applicable currency at 11:00 a.m. (London time (or New York time, as applicable)) on such day. For purposes of calculating the Consolidated First Lien Leverage Ratio, Consolidated Total Leverage Ratio and Consolidated Net Cash Interest Coverage Ratio or any component thereof, the equivalent in Dollars of any Indebtedness denominated in a currency other than Dollars will reflect the currency translation effects, determined in accordance with GAAP, of Currency Agreements for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such other Indebtedness.

Section 1.08        Change of Currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.09        Pro Forma and Other Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Consolidated First Lien Leverage Ratio, the Consolidated Total Leverage Ratio and the Consolidated Net Cash Interest Coverage Ratio, and compliance with covenants determined by reference to Consolidated EBITDA, shall, in each case, be calculated (including, in each case, any component definition therein for purposes of such calculation) in the manner prescribed by this Section 1.09.

(b)               For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to Consolidated EBITDA, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.09) that have been made (i) during the applicable Relevant Reference Period or (ii)   subsequent to such Relevant Reference Period and prior to or simultaneously with the event for which the calculation of any such ratio or test, or any such calculation of Consolidated EBITDA, is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Relevant Reference Period. If since the beginning of any applicable Relevant Reference Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of the Restricted Subsidiaries since the beginning of such Relevant Reference Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then such financial ratio or test (or Consolidated EBITDA) shall be calculated to give pro forma effect thereto in accordance with this Section 1.09. Notwithstanding the foregoing, in no event shall the calculation of Excess Cash Flow be determined on a pro forma basis (it being understood and agreed that the calculation of Excess Cash Flow shall give effect to the actual effects of any Specified Transactions to the extent actually consummated for the relevant periods).

(c)                Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and cost synergies resulting from or relating to any Specified Transaction (including the Transactions) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and cost synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and cost synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of any financial ratios or tests (and in respect of any subsequent pro forma calculations in which such Specified Transaction is given pro forma effect) and during any applicable subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than eighteen (18) months after the date of such Specified Transaction, and (C) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period; provided that any increase to Consolidated EBITDA as a result of add backs pursuant to this Section 1.09(c) shall be subject to the limitation set forth in the final proviso of clause (vi) of the definition of “Consolidated EBITDA” (including the cap set forth therein).

(d)               In the event that (x) the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (in each case, other than Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes) or (y) the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock, (i) during the applicable Relevant Reference Period or (ii)  subject to clause (a) above, subsequent to the end of the applicable Relevant Reference Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, in each case, as if the same had occurred on the last day of the applicable Relevant Reference Period.

(e)                If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Borrower or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

(f)                 Notwithstanding anything to the contrary herein, in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Transaction, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including any Consolidated Total Leverage Ratio test, Consolidated Net Cash Interest Coverage Ratio test or any Consolidated First Lien Leverage Ratio test, or any specific amount of Consolidated EBITDA), (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the consummation of the Limited Condition Transaction (including any incurrence of Indebtedness in connection therewith) and/or (iii) the making of any representation or warranty as a condition to such Limited Condition Transaction (including any incurrence of Indebtedness in connection therewith), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, at the time of (or on the basis of the financial statements for the Relevant Reference Period at the time of) either (x) the execution of the definitive agreement or irrevocable declaration or notice thereof with respect to such Limited Condition Transaction; provided, however, that in respect of any Restricted Payment in the form of a dividend or other distribution to any Parent Company, such measurement shall be not more than 90 days prior to the making of such dividend or other distribution or (y) the consummation of the Limited Condition Transaction and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Condition Transaction and related Specified Transaction, on a pro forma basis; provided that notwithstanding the foregoing, the absence of an Event of Default under Section 7.01(a) and (f) shall be a condition to the consummation of any such Incurrence of Indebtedness. In addition, if the proceeds of an Incremental Loan Commitment are to be used to finance an Acquisition that constitutes a Limited Condition Transaction, then at the option of the Borrower and subject to the agreement of the lenders providing such financing, such financing may be subject to customary “SunGard” or “certain funds” conditionality in lieu of the requirements set forth in clauses (i) and (ii) of Section 2.19(d).

(g)               On and after the date pro forma effect is to be given to a Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof), which Limited Condition Transaction has yet to be consummated but for which a definitive agreement governing such Limited Condition Transaction has been executed and remains in effect (or, in the case of a Limited Condition Transaction that requires notice, such irrevocable notice has been provided), any ratio based conditions and baskets (including baskets that are determined on the basis of Consolidated EBITDA) shall be required to be satisfied assuming that such Limited Condition Transaction has been consummated and the related Specified Transactions have occurred until such Limited Condition Transaction is consummated or such definitive agreement is terminated.

Section 1.10        Interest Rates; LIBOR Notification. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.11(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.11(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.11(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.11        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.12        Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, any Extended Loans or loans incurred under a new credit facility (whether documented under this Agreement or documented pursuant to a new credit agreement), in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.13        Compliance with Certain Sections. In the event that, at any time and from time to time, any Lien, Investment, Indebtedness (other than (x) Indebtedness outstanding under the ABL Credit Agreement, which shall be incurred and outstanding solely under Section 6.01(b)(iii)(A) and (y) Indebtedness in respect of Hedging Agreements, which shall be incurred and outstanding solely under Section 6.01(b)(viii)(C)), disposition, Restricted Payment, Affiliate Transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions then permitted pursuant to the definition of “Permitted Investment”, “Permitted Lien” or any comparable definition or any clause or subsection of Section 6.05 or any clause or subsection of Sections 6.01, 6.02, 6.03, 6.04, 6.06, or 6.07, then such transaction (or portion thereof) at any such time and from time to time shall be allocated (and re-allocated) to one or more of such clauses or subsections within the same relevant section as determined (or re-determined) by the Borrower in its sole discretion; provided that if any financial ratio or test governing any applicable Incurrence Based Amounts would be satisfied in any subsequent period following the utilization of any Fixed Amount, such transaction (or portion thereof) shall automatically be reclassified to utilize such Incurrence Based Amounts instead of the corresponding Fixed Amount (and the portion of the Fixed Amount previously utilized shall be deemed to be restored and unutilized) unless otherwise elected by the Borrower in its sole discretion.

Section 1.14        Certain Calculations and Tests. With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any Consolidated First Lien Leverage Ratio, any Consolidated Total Leverage Ratio and/or any Consolidated Net Cash Interest Coverage Ratio test) (including amounts determined by reference to Consolidated EBITDA, any such amounts, the “Fixed Amounts”) substantially simultaneously with, or contemporaneously with, any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that requires compliance with any such financial ratio or test (excluding amounts determined by reference to Consolidated EBITDA, any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that, for purposes of this Agreement, the Fixed Amounts under such section shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts under such section in connection with such substantially concurrent incurrence.

Section 1.15        Timing of Payment and Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (except as otherwise set forth herein or in any other Loan Document) or performance shall extend to the immediately succeeding Business Day and, in the case of any payment that accrues interest, interest thereon shall be payable for the period of such extension; provided that, in the case of any such payment made under Section 2.08 or any payment of interest on the Obligations hereunder, if such next succeeding Business Day would fall in the next calendar month, then the date for such payment shall be on the next preceding Business Day.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01        The Term Loans. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrower one or more Term Loans denominated in Dollars in a principal amount equal to such Lender’s Term Commitment on the Closing Date. Term Loans may be ABR Loans or Eurodollar Loans as further provided herein. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.02        Loans and Borrowings.

(a)               Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)               Subject to Section 2.11, each Borrowing of Term Facility Loans shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings of Term Loans made on the Closing Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurodollar Borrowing under Section 2.03. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)               At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is (i) in the case of a Eurodollar Borrowing, an integral multiple of $500,000 and not less than $1,000,000 and (ii) in the case of an ABR Borrowing, an integral multiple of $100,000 and not less than $500,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. Borrowings of more than one Type and Class may be outstanding at the same time.

(d)               The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate. The determination of the Adjusted LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)               After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect.

(f)                Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

Section 2.03        Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telecopy or electronic mail (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days (or, in the case of Loans to be made on the Closing Date, one (1) Business Day) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic or email Borrowing Request shall be irrevocable and shall in the case of a telephonic request be confirmed promptly by delivery or email to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information (to the extent applicable, in compliance with Section 2.01 and Section 2.02):

(a)	the Class of Loans subject to such Borrowing;

(b)	the aggregate amount of such Borrowing;

(c)	the requested date of such Borrowing, which shall be a Business Day;

(d)	whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e)	in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f)	the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04; and

(g)	subject to Section 2.19, that as of such date Section 3.02(a) and Section 3.02(b) are satisfied.

If no election as to the Type of Borrowing of a Loan is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. All Loans hereunder shall be made in Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04        Funding of Borrowing. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 Noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower in New York City designated by the Borrower in the applicable Borrowing Request. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any ABR Borrowing for which notice of such Borrowing has been given by the Borrower on the proposed date of such Borrowing in accordance with Section 2.03, prior to 12:00 Noon, New York City time, on such date) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 2.04 and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the applicable Class. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05        Interest Elections.

(a) Each Borrowing of a Loan initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing of a Loan to a Borrowing of a different Type or to continue such Borrowing of a Loan and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)               To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telecopy or electronic mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of a Loan of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)               Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                 the Borrowing of Loan to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)              the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)             in the case of a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. If no election as to the Type of Borrowing of a Loan is specified or if the Borrower fails to give a timely Interest Election Request prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any such Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(d)                Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan unless the Borrower pays the amount due, if any, under Section 2.14 in connection therewith. Notwithstanding any contrary provision set forth in this Section 2.05, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06        Termination and Reduction of Commitments.

(a)                Unless previously terminated, the Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.

(b)               The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c)               The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.06 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06 shall be irrevocable, provided that such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.07        Repayment of Loans; Evidence of Debt.

(a)               The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan as provided in Section 2.08.

(b)               Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)               The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Commitment and Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)               The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; and provided, further, that in the event of any inconsistency between the accounts maintained by any Lender pursuant to paragraph (b) of this Section 2.07 and the accounts maintained by the Administrative Agent pursuant to paragraph (c)  of this Section 2.07, the accounts maintained by the Administrative Agent shall control in the absence of manifest error.

(e)               Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.06) be represented by one or more promissory notes in such form.

Section 2.08        Amortization and Repayment of Loans.

(a)               Subject to adjustments pursuant to Section 2.09(d), the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the last Business Day of March, June, September and December of each year (commencing on the last Business Day of December 2021) and the Maturity Date or, if such date is not a Business Day, on the immediately preceding Business Day, an aggregate principal amount of such Term Loans equal to (A) in the case of quarterly payments due prior to the Maturity Date, an amount equal to 0.25% of the aggregate principal amount of the Term Loans incurred on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.09 or otherwise in accordance with Sections 2.18 and 9.06(j)) and (B) in the case of such payment due on the Maturity Date, an amount equal to the then unpaid principal amount of such Term Loans outstanding.

(b)               The Borrower shall repay Incremental Loans or Extended Loans of any Class as provided in the applicable Incremental Amendment or Extension Amendment, as applicable. To the extent not previously paid, all Incremental Loans and Extended Loans shall be due and payable on the maturity date set forth in the applicable Incremental Amendment or Extension Amendment, as applicable.

Section 2.09        Prepayments.

(a)                Optional. The Borrower may, upon notice in accordance with Section 2.09(d) to the Administrative Agent by telecopy or electronic mail, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (subject to Section 2.12(b) and Section 2.14), subject to the requirements of this Section 2.09.

(b)	Mandatory.

(i)                 Excess Cash Flow. Within ten Business Days after financial statements are required to be delivered pursuant to Section 5.01(a), beginning with the Borrower’s fiscal year ending 2022, the Borrower shall cause to be prepaid an aggregate principal amount of Term Facility Loans in an amount equal to (A) the Required Percentage of Excess Cash Flow, if any, for the Excess Cash Flow Period covered by such financial statements minus (B) the aggregate amount of scheduled payments of principal in respect of Loans made during such Excess Cash Flow Period minus (C) the aggregate amount of all voluntary prepayments and repurchases of Loans and/or Other Applicable Indebtedness (in each case, other than revolving Indebtedness unless such prepayment or repurchase of revolving Indebtedness is accompanied by a permanent reduction of the corresponding commitments) during such Excess Cash Flow Period to the extent such prepayments are not funded with the proceeds of Indebtedness (other than revolving indebtedness); provided that, in the case of any Term Facility Loan prepaid in connection with the purchase thereof by the Borrower or a Restricted Subsidiary pursuant to Section 9.06(j) at a discount to par, the prepayment required pursuant to this Section 2.09(b)(i) shall be reduced, with respect to the prepayment of such Term Facility Loan, only by the actual amount of cash paid to the applicable Lender or Lenders in connection with such purchase, excluding any such prepayments to the extent funded with the proceeds of Indebtedness; provided further that no prepayment shall be required pursuant to this Section 2.09(b)(i) for any Excess Cash Flow Period in which Excess Cash Flow is not greater than $15,000,000.

(ii)                Indebtedness. If the Borrower or any Restricted Subsidiary incurs or issues (A) Credit Agreement Refinancing Debt or Refinancing Term Loans or (B) any other Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01, the Borrower shall cause to be prepaid an aggregate principal amount of Term Facility Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Proceeds (for the avoidance of doubt, it being understood that such prepayment shall not cure any Default or Event of Default that may exist pursuant to Section 7.01 as a result of such incurrence or issuance of Indebtedness).

(iii)            Asset Disposition. Upon the receipt of any Net Proceeds in excess of $15,000,000 from any Asset Disposition or Casualty Event (other than from an Asset Disposition of, or Casualty Event relating to, ABL Priority Collateral) (including by the Administrative Agent as loss payee in respect of any Casualty Event), the Borrower or the applicable Restricted Subsidiary shall apply cash in an amount equal to the Net Proceeds from such Asset Disposition or Casualty Event either:

(A)              within five (5) Business Days after receipt of such Net Proceeds to, subject to Section 2.09(b)(iii)(B) and Section 2.09(d), prepay Term Facility Loans in an aggregate amount equal to (i) if the Consolidated First Lien Leverage Ratio is greater than 1.20:1.00, 100%, (i) if the Consolidated First Lien Leverage Ratio is equal to or less than 1.20:1.00 but greater than or equal to 0.70:1.00, 50%, and (iii) if the Consolidated First Lien Leverage Ratio is less than 0.70:1:00, 0%, in each case, of the amount of such Net Proceeds (any Net Cash Proceeds in respect of any Asset Disposition or Casualty Event not required to be applied in accordance with this Section 2.05(b)(iii)(A) as a result of the application of the foregoing ratio-based stepdowns shall collectively constitute “Retained Asset Excess Proceeds”);

(B)               so long as the Borrower delivers to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate, in which case the remaining portion shall be applied pursuant to clause (A)) to be applied within 12 months after receipt of such Net Proceeds to acquire Additional Assets to be used in the business of the Borrower or the Restricted Subsidiaries and certifying that no Event of Default has occurred and is continuing, to acquire Additional Assets; provided that (x) to the extent such Additional Assets constitute the Capital Stock of any Person that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement and Section 5.11, the assets of such Person that may be used or useful in a Related Business are, in accordance with the provisions of Section 5.11, Section 5.13 and the Collateral Documents, added to the Collateral securing the Secured Obligations and (y) the Borrower (or any Restricted Subsidiary) may elect to invest in Additional Assets prior to receiving the Net Cash Proceeds attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Administrative Agent of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with this clause (B) with respect to such Asset Disposition. Notwithstanding the foregoing, for purposes of this clause (B), if during such 12-month period the Borrower or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds of any Asset Disposition or Casualty Event to acquire Additional Assets pursuant to clause (B) of this Section 2.09(b) then, so long as (i) no Event of Default then exists and (ii) such investment in Additional Assets is a project that will take longer than such 12 months to complete, then such 12-month period will be extended with respect to the amount of Net Proceeds so committed for an additional six (6) months from the last day of such 12-month period; or

(C)               a combination of clauses (A) and (B), subject to the requirements thereunder.

(c)                Prior to any optional or mandatory prepayment of Borrowings under this Section 2.09, the Borrower shall, subject to the next sentence, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment delivered pursuant to paragraph (d) of this Section 2.09. In the event of any mandatory prepayment of Term Facility Loans made at a time when Term Facility Loans of more than one Class remain outstanding, the Borrower shall select Term Facility Loans to be prepaid so that the aggregate amount of such prepayment is allocated between Classes of Term Facility Loans (in case of any Borrowings of any Class of Incremental Term Loans, solely to the extent provided in the Incremental Amendment for such Class of Incremental Term Loans) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that (i) in the case of a prepayment pursuant to Section 2.09(b)(ii)(A), the Borrower may select the Class or Classes of Term Facility Loans to be repaid on a non-pro rata basis among such Class(es) and (ii) in the case of a prepayment pursuant to Section 2.09(b)(i) or 2.09(b)(iii), any Term Lender may elect, by notice to the Administrative Agent by telecopy or electronic mail at least one (1) Business Day prior to the required prepayment date, to decline all or any portion of any prepayment of its Term Facility Loans of any such Class pursuant to this Section 2.09 (other than an optional prepayment pursuant to paragraph (a) of this Section 2.09, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Facility Loans of any such Class but was so declined shall be retained by the Borrower (such declined proceeds, the “Retained Declined Proceeds”).

(d)                The Borrower shall notify the Administrative Agent by telecopy or electronic mail of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m. (New York City time) (A) two (2) Business Days prior to any date of prepayment of Eurodollar Loans and (B) one (1) Business Day prior to any date of prepayment of ABR Loans (or such later time as the Administrative Agent may agree). Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment of Borrowings pursuant to Section 2.09(a), Section 2.09(b)(ii) or Section 2.09(b)(iii) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Prepayments of Term Facility Loans shall be applied (i) in the case of prepayments pursuant to Section 2.09(a), to each Class of Term Facility Loans as directed by the Borrower (and absent any such direction, pro rata among all Classes of Term Facility Loans), to the scheduled installments thereof in the manner specified by the Borrower (and if not so specified, in direct order of maturity) and (ii) in the case of prepayments pursuant to Section 2.09(b) (other than Section 2.09(b)(ii)(A)) pro rata among all Classes of Term Facility Loans, in direct order of maturity of remaining amortization payments; provided, that, notwithstanding anything else set forth in this Section 2.09 to the contrary, any other Indebtedness permitted under Section 6.01 that is secured, on an equal and ratable basis with any Class of Term Facility Loans (without regard to the control of remedies), by a Lien on the Collateral that is permitted under Section 6.06 (or, in each case, any Refinancing Debt in respect thereof that is secured on a pari passu basis with any Class of Term Facility Loans (without regard to control of remedies) (such Indebtedness, “Other Applicable Indebtedness”), may participate in mandatory prepayments pursuant to Section 2.09(b) on a pro rata or less than pro rata basis to the extent such Indebtedness is required to be prepaid or redeemed (or is required to be subject to an offer to be prepaid or redeemed) with the Net Proceeds from such mandatory prepayment event and the amounts otherwise payable under Section 2.09(b) with respect to the Term Facility Loans shall be correspondingly reduced by such amounts paid to Other Applicable Indebtedness. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

Section 2.10        Interest.

(a)               Subject to the provisions of Section 2.10(b), (i) each Eurodollar Borrowing shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Rate; and (ii)  each ABR Borrowing shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b)               Notwithstanding the foregoing, during the continuance of an Event of Default the Borrower shall pay interest on past due amounts hereunder at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. Payment or acceptance of the increased rates of interest provided for in this paragraph (b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

(c)                Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to paragraph (b) of this Section 2.10 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)               All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.11        Benchmark Replacement Setting.

Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)       Replacing the LIBO Rate. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of the LIBO Rate's administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month LIBO Rate tenor settings. On the earlier of (i) the date that all Available Tenors of the LIBO Rate have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Election Effective Date, if the then-current Benchmark is the LIBO Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)               Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower's receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of ABR based upon the Benchmark will not be used in any determination of ABR.

(c)               Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)               Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 2.11 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrower or any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.11.

(e)               Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f)                The Administrative Agent will consider in good faith any reasonable proposal by the Borrower that is not adverse to the Lenders and that is intended to prevent the adoption of a Benchmark Replacement from resulting in a “significant modification” (within the meaning of Treasury Regulation Section 1.1001-3) of any loans then outstanding under this Agreement.

Section 2.12        Fees.

(a)               The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid, shall be paid in immediately available same day funds, shall not be netted against any other amounts and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(b)               If the Borrower makes (A) any voluntary prepayment of Term Loans funded on the Closing Date pursuant to Section 2.09(a) resulting in a Repricing Event, (B) effects an amendment with respect to the Term Loans funded on the Closing Date resulting in a Repricing Event or (C) makes a prepayment of Term Loans pursuant to Section 2.09(b)(ii) resulting in a Repricing Event, in each case, prior to the twelve-month anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Term Lenders, a prepayment premium in an amount equal to 1.00% of the principal amount of the Term Loans so prepaid or repaid (or, in the case of clause (B), a prepayment premium in an amount equal to 1.00% of the principal amount of the Term Loans held by Term Lenders not consenting to the amendment).

Section 2.13        Increased Costs.

(a)	If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)              impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein; or

(iii)               subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C)  Connection Income Taxes) with respect to its loans, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)                If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)               A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)               Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurodollar Loan, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurodollar Loans or to convert ABR Borrowings into Eurodollar Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (and each Lender agrees to give such notice promptly after such circumstances no longer exist). Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such Eurodollar Loans of such Lender to ABR Loans, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay to the applicable Lender accrued interest on the amount of the applicable Loans so prepaid or converted.

Section 2.14        Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether or not such notice may be revoked in accordance with the terms hereof), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market (but such loss, cost or expense shall not in any event include loss of spread). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.15        Taxes.

(a) Payments Free of Taxes. All payments by or on account of any obligation of any Loan Party under this Agreement, any other Loan Document or the Engagement Letter shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)               Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for, all Other Taxes.

(c)               Evidence of Payment. As promptly as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)               Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                Refund. If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 2.15, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to such Loan Party, net of all out-of-pocket expenses of the Lender or Agent (including Taxes), as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that such Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at such Loan Party’s request, provide such Loan Party with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(f)                Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation proscribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(g)	Certification Forms. Without limiting the generality of the foregoing,

(i)                 any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), a duly executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(ii)              any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)             in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, a duly executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, a duly executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the

“business profits” or “other income” article of such tax treaty;

(B)              in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, a duly executed copy of IRS Form W-8ECI;

(C)              in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or Section 871(h) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Documents are effectively connected with the Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) a duly executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), a duly executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C- 3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct or indirect partner;

(iii)             any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)             if any payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.15(f) or (g).

(h) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.16 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)                The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, or fees, or of amounts payable under Section 2.13, Section 2.14, Section 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim; provided that in connection with any payment resulting in the payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements, and (y) contingent indemnification and expense obligations not yet accrued and payable), such payment shall instead be made by 5:00 p.m. (New York City time) on the date of such payment. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account or accounts as may be specified by the Administrative Agent, payments pursuant to Section 2.13, Section 2.14, Section 2.15, Section 9.03 and Section 9.04 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments hereunder and under each other Loan Document shall be made in Dollars.

(b)               If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)                If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the aggregate amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Eligible Assignee or to the Borrower or any Restricted Subsidiary in a transaction that complies with the terms of Section 9.06(j). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of clause (b) of the definition of “Excluded Taxes”, a Lender that acquires a participation pursuant to this Section 2.16(c) shall be treated as acquiring an interest in such participation on the earlier date(s) on which it acquired the applicable interest(s) in the Loan(s) or Commitment(s) to which such participation relates.

(d)               Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on inter-bank compensation.

(e)               If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04 or Section 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section 2.16, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.17 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)               If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, if any Lender becomes a Defaulting Lender, if any Lender becomes a Non-Consenting Lender or if any Lender becomes a non-Extending Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (x) require such Lender (and such Lender shall be obligated) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.06), all its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or Section 2.15) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (y) terminate the Commitments (if any) and repay the Loans of such Lender (or, in the case of a Non-Consenting Lender, terminate the Commitments (if any) and repay the Loans of such Lender with respect to the Facilities for which consent is required); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, if applicable, the prepayment fees pursuant to Section 2.12(b) (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section 2.12(b))) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal) or the Borrower (in the case of all other amounts (including any fee payable pursuant to Section 2.12(b))), (ii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.06(b)(ii)(B), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments, (iv) in the case of a Non-Consenting Lender, the replacement lender shall have agreed to the amendment or modification, (v) in the case of a non-Extending Lender, the replacement lender shall have agreed to the Extension Request and (vi) such assignment does not conflict with applicable Law. No action by or consent of any Lender whose Loans are to be assigned pursuant to this Section 2.17 shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon satisfaction of clauses (i) through (v) of the immediately preceding sentence. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)                In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders or all Lenders in accordance with the terms of Section 9.01 and (iii) the Required Lenders or a majority of the Lenders of any affected Facility, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.” For the avoidance of doubt, if any applicable Lender shall be deemed a Non-Consenting Lender and is required to assign all or any portion of its Term Loans funded on the Closing Date or Term Loans funded on the Closing Date are prepaid by the Borrower pursuant to Section 2.17 on or prior to the date that is twelve months after the Closing Date in connection with any waiver, amendment or modification constituting a Repricing Event, the Borrower shall pay such Non-Consenting Lender a fee equal to 1.00% of the principal amount of the Term Loans so assigned or prepaid.

Section 2.18 Extended Loans.

(a) The Borrower may at any time and from time to time request that all or a portion of the Loans or Commitments of a given Class (each, an “ Existing Loan Tranche”) be amended to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Loans or Commitments (any such Loans or Commitments which have been so amended, “Extended Loans”) and to provide for other terms consistent with this Section 2.18. In order to establish any Extended Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Loan Tranche) (each, an “Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Loan Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with all relevant Lenders) and offered pro rata to each Lender under such Existing Loan Tranche and (y) be identical to the Loans under the applicable Existing Loan Tranche to which such amended Extended Loans relate, except that: (i) with respect to any Term Facility Loan, all or any of the scheduled amortization payments of principal of the Extended Loans may be delayed to later dates than the scheduled amortization payments of principal of the Loans of such Existing Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) the Effective Yield with respect to the Extended Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Loans of such Existing Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that (x) apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Loans) or (y) are on current market terms (as determined by the Borrower in good faith) and (iv) Extended Loans may have optional prepayment terms (including call protection) as may be agreed by the Borrower and the Lenders thereof; provided, however, that (A) no Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) with respect to any Extended Loan constituting a Term Facility Loan, other than with respect to Customary Bridge Loans, in no event shall the Maturity Date of any Extended Loans of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Loans then outstanding hereunder, (C) with respect to any Extended Loan constituting a Term Facility Loan, other than with respect to Customary Bridge Loans, the Weighted Average Life to Maturity of any Extended Loans of a given Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any other Existing Loan Tranche (as originally in effect prior to any amortization or prepayments thereto), (D) with respect to any extension of an Existing Loan Tranche consisting of revolving credit commitments established hereunder, in no event shall the Maturity Date of any Extended Loans of the relevant Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other revolving credit commitments established hereunder and (E) any such Extended Loans (and the Liens securing the same) shall be permitted by the terms of the ABL Credit Agreement and the Intercreditor Agreement (in each case, to the extent the ABL Credit Agreement and the Intercreditor Agreement are then in effect). Any Extended Loans amended pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Loans for all purposes of this Agreement; provided that any Extended Loans amended from an Existing Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionately increased). Each Extension Series of Extended Loans incurred under this Section 2.18 shall be in an aggregate principal amount that is not less than $50,000,000 and the Borrower may impose an Extension Minimum Condition with respect to any Extension Request, which may be waived by the Borrower in its sole discretion.

(b)               The Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Loan Tranche are requested to respond (or such shorter period as shall be acceptable to the Administrative Agent in any given case), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18. No Lender shall have any obligation to agree to have any of its Loans and/or Commitments of any Existing Loan Tranche amended (and converted into Extended Loans) pursuant to any Extension Request. Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Loans and/or Commitments under the Existing Loan Tranche subject to such Extension Request amended and converted into Extended Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans under the Existing Loan Tranche which it has elected to request be amended and converted into Extended Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Loans and/or Commitments under the Existing Loan Tranche subject to Extension Elections exceeds the amount of Extended Loans requested pursuant to the Extension Request, Loans and/or Commitments subject to Extension Elections shall be amended and converted to Extended Loans on a pro rata basis based on the aggregate principal amount of Loans and/or Commitments included in each such Extension Election.

(c) Extended Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Loan thereunder which shall be consistent with the provisions set forth in Section 2.18(a) above (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of the conditions specified in the applicable Extension Amendment, the Extension Minimum Condition (unless waived by the Borrower) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby (x) agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.08 with respect to any Existing Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Loans thereunder in an amount equal to the aggregate principal amount of the Extended Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Loans required pursuant to Section 2.08), (iii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 9.01 and (iv) effect such other amendments to this Agreement and the other Loan Documents (A) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18 or (B) otherwise, that are favorable to, and added for the benefit of, all then-existing Lenders as determined by the Borrower in good faith, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment and (y) consents to the transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of interest, fees or premiums in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Amendment).

(d)               No conversion, amendment or extension of Loans pursuant to any Extension Amendment in accordance with this Section 2.18 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e)               This Section 2.18 shall supersede any provisions in Section 2.16 or Section 9.01 to the contrary.

(f)                 In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Loans of a given Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i)  provide for the conversion and extension of Loans and/or Commitments under the applicable Existing Loan Tranche in such amount as is required to cause such Lender to hold Extended Loans of the applicable Extension Series into which such other Loans and/or Commitments were initially amended, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.18(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in clauses (i), (ii), (iii) and (iv) of the last sentence of Section 2.18(c).

Section 2.19 Incremental Borrowings.

(a)                Incremental Term Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Facility Request”), request (i) one or more new term loan commitments which may be of the same Class as any outstanding Term Facility Loans then outstanding (a “Term Loan Increase” and any facility therefor, a “Term Loan Increase Facility”) or a new Class of term loans (a “New Term Loan Commitment” and any facility therefor, a “New Term Loan Facility”), (ii) the addition of one or more new revolving credit facilities (each, a “New Revolving Facility,” any advance made by an Incremental Lender thereunder, a “New Revolving Loan” and the commitments therefor, a “New Revolving Commitment”) or (iii) an increase in the commitments under any Existing Revolving Credit Facility (which shall be on the same terms as, and become part of, the Existing Revolving Credit Facility proposed to be increased) (each, a “Revolving Credit Commitment Increase” and a facility therefor, a “Revolving Commitment Increase Facility,” together with any New Revolving Facility, an “Incremental Revolving Facility”), whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders.

(b)	Incremental Loans.

(i)                 Any Incremental Term Loans (other than Term Loan Increases) made on an Incremental Facility Closing Date shall be designated a separate Incremental Series and Class of Incremental Term Loans for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.19, (i) each Incremental Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Loans and be treated as the same Incremental Series and same Class as any of such Loans (it being understood that the Effective Yield on Incremental Term Loans may differ from that of previously established Loans with which such Incremental Term Loans will be treated as the same Incremental Series or same Class as long as the Incremental Term Loans will be fungible with the previously established Loans for U.S. federal income tax purposes).

(ii)              Any Incremental Revolving Commitments that are not part of a Revolving Credit Commitment Increase established on an Incremental Facility Closing Date shall be designated a separate Incremental Series and Class of Incremental Revolving Commitments for all purposes of this Agreement. Any Incremental Revolving Commitments may have identical terms to any Existing Revolving Credit Facility and may be treated as the same Incremental Series and same Class as any of such Existing Revolving Credit Facility.

(c) Incremental Facility Request. Each Incremental Facility Request from the Borrower pursuant to this Section 2.19 shall set forth the requested amount and proposed terms of the relevant Incremental Facility. Incremental Loan Commitments may be made by any existing Lender (but no existing Lender will have an obligation to make any Incremental Loan Commitment, nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Loan Commitment) or by any other bank or other financial institution or other institutional lender that is an Eligible Assignee (any such other bank, other financial institution or other institutional lender being called an “Additional Incremental Lender”) (each such existing Lender or Additional Incremental Lender providing such Commitment or Loan, collectively, the “Incremental Lenders”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Additional Incremental Lender’s making such Incremental Loan Commitments to the extent such consent, if any, would be required under Section 9.06(b) for an assignment of Loans or Commitments to such Additional Incremental Lender.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Loan Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i)                 subject to Section 1.09(f), no Event of Default shall exist or would exist after giving effect to such Incremental Loan Commitments;

(ii)              subject to Section 1.09(f), the representations and warranties of each Loan Party set forth in Article IV and in each other Loan Document shall be true and correct in all material respects on and as of the Incremental Facility Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(iii)            each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in clause (iv) below) or an increment less than $1,000,000 if needed to ensure fungibility of the Incremental Term Loans;

(iv)             the aggregate principal amount of the Incremental Loan Commitments shall not exceed the Available Incremental Amount;

(v)               (A) to the extent reasonably requested by the Administrative Agent, the receipt by the Administrative Agent of (1) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent) and (2) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Incremental Loan Commitments are provided with the benefit of the applicable Loan Documents, and (B) to the extent provided in the applicable Incremental Amendment, such other conditions as the Borrower and the Lenders providing such Incremental Loan Commitments may agree;

(vi)             to the extent the Borrower establishes a New Revolving Facility, then the Administrative Agent and the Borrower shall be permitted to amend this Agreement to, among other things, (A) in the case of the establishment of the initial New Revolving Facility, establish revolving facility mechanics, letter of credit sub-facilities and swingline sub-facilities and make such other technical or conforming amendments to this Agreement to incorporate a “cash flow” revolving credit facility (including without limitation increases in the number of Interest Periods permitted to be in effect) and (B) require borrowings and repayments on a pro rata basis among the New Revolving Facility and any Existing Revolving Credit Facility (except for (1) payments of interest and fees at different rates for each such facility (and related outstandings), (2) repayments required upon the Maturity Date of any such facility, and (3) repayments made in connection with a permanent repayment and termination of such facilities after the effective date of such New Revolving Facility); and

(vii)           (A) in the case of any Revolving Credit Commitment Increase, (1) the final maturity shall be the same as the Maturity Date applicable to the applicable then-outstanding revolving credit facility under this Agreement (the “Existing Revolving Credit Facility”), (2) no amortization or mandatory commitment reduction prior to the Maturity Date applicable to the Revolving Commitment Increase Facility shall be permitted and (3) the terms and documentation applicable to the Existing Revolving Credit Facility shall apply, (B) in the case of any subsequent New Revolving Facility, (1) the final maturity shall be no earlier than the Maturity Date applicable to the Existing Revolving Credit Facility and (2) no amortization or mandatory commitment reduction prior to the Maturity Date applicable to the initial New Revolving Facility shall be permitted.

(e)                Required Terms. The terms, provisions and documentation of the Incremental Loans and Incremental Loan Commitments of any Class shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Loan Commitments, and except as otherwise set forth herein, to the extent not identical to the Loans and/or Existing Revolving Credit Facility, in each case, existing on the relevant Incremental Facility Closing Date, shall be reasonably satisfactory to the Administrative Agent (it being understood that covenants and other provisions that are (x) only applicable after the Latest Maturity Date at the time of such Incremental Facility Closing Date or (y) not more restrictive to the Borrower and its Restricted Subsidiaries, taken as a whole, than the terms of the existing Loans and Commitments in the Borrower’s good faith determination unless such more restrictive covenants and other provisions are added for the benefit of all then-existing Lenders, in each case, shall be as agreed between the Borrower and the applicable Incremental Lenders and need not be reasonably satisfactory to the Administrative Agent); provided that in the case of a Term Loan Increase and/or a Revolving Credit Commitment Increase, the terms, provisions and documentation of such Term Loan Increase and/or Revolving Credit Commitment Increase, as applicable, shall be identical (other than with respect to upfront fees, original issue discount or similar fees, to the extent applicable, as long as any such fees or original issue discount do not cause such increase to not be fungible for U.S. federal income tax purposes with the Class to which it is added) to the Term Facility Loan and/or the Existing Revolving Credit Facility, in each case, being increased, as existing on the Incremental Facility Closing Date. In any event:

(i)	any Incremental Facility:

(A)             shall rank (I) pari passu in right of payment and (II) pari passu in right of security with the Loans;

(B)              as of the Incremental Facility Closing Date, other than with respect to Customary Bridge Loans, shall not have a Maturity Date earlier than the Latest Maturity Date with respect to any Loans (or, in the case of Refinancing Loans, the Maturity Date of the Class of Loans being refinanced thereby) as of the Incremental Facility Closing Date;

(C)              subject to clause (e)(i)(B) above, in the case of any Incremental Term Facility, shall have an amortization schedule as determined by the Borrower and the applicable Incremental Lenders, provided that, as of the Incremental Facility Closing Date, other than with respect to Customary Bridge Loans, such Incremental Term Loans shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Loans (as originally in effect prior to any scheduled amortization or prepayments thereto) (or, in the case of Refinancing Term Loans, the Weighted Average Life to Maturity of the Class of Loans being refinanced thereby) on the date of incurrence of such Incremental Term Loans;

(D)             shall have an Applicable Rate, subject to clause (e)(ii) below, determined by the Borrower and the applicable Incremental Lenders;

(E)              shall have fees, subject to clause (e)(ii) below, determined by the Borrower and the applicable Incremental Facility arranger(s);

(F)               may participate on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis) with Loans of other Classes in any mandatory repayments or mandatory prepayments of principal of the Loans hereunder;

(G)       may not be (x) secured by any assets other than Collateral or (y) guaranteed by any Person other than a Guarantor; and

(ii) the Effective Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that with respect to any Incremental Term Loans made under Incremental Term Commitments that are incurred on or prior to the date that is 24 months after the Closing Date, the Effective Yield applicable to such Incremental Term Loans shall not be greater than the applicable Effective Yield applicable to any Class of Term Loans pursuant to the terms of this Agreement as amended through the date of such calculation plus 50 basis points per annum unless the interest rate with respect to such Class of Term Loans then outstanding is increased so as to cause the then applicable Effective Yield under this Agreement on such Class of Term Loans to equal the Effective Yield then applicable to the Incremental Term Loans minus 50 basis points; provided, further, that to the extent the Effective Yield differential is due to the application or imposition of interest rate floor in respect of any Incremental Term Loan, in lieu of an increase in the Applicable Rate, the Borrower may elect to increase (or implement, as applicable) an interest rate floor applicable to such Class of Term Loans (this clause (e)(ii), the “MFN Provision”).

(f)                 Incremental Amendment. Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents (x) as may be necessary or appropriate or (y) otherwise, that are favorable to, and added for the benefit of, all then-existing Lenders (or, in the case of any amendments intended to permit such Incremental Loans to be treated as fungible with an existing Class of Loans, to all Lenders in respect of the applicable existing Class of Loans), in each case, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19. The Borrower will use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Loans unless it so agrees.

(g)	This Section 2.19 shall supersede any provisions in Section 2.16 or Section 9.01 to the contrary.

ARTICLE III

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 3.01 Conditions to Closing. The obligation of each Lender to make its Loans hereunder on the Closing Date is subject to satisfaction of the following conditions precedent (it being understood that the conditions set forth in Section 3.02 must also be satisfied prior to the initial extension of Loans hereunder):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (or delivered by other electronic transmission, including as “pdf” files transmitted by electronic mail) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)             executed counterparts of (A) this Agreement, (B) the Intercreditor Agreement and (C) the Guaranty;

(ii)              a Note executed by the Borrower in favor of each Lender that has requested a Note in advance of the Closing Date;

(iii)            executed counterparts of the Security Agreement and each other Collateral Document set forth on Schedule 3.01(a), duly executed by each Loan Party thereto, together with:

(A)             certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B)              evidence that all documents, actions, recordings and filings (including the filing of Uniform Commercial Code financing statements) that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent; and

(C)              the Intercompany Subordination Agreement, duly executed by the Loan Parties and (as applicable) their Restricted Subsidiaries;

(iv)             a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby and the results of a search of the Uniform Commercial Code (or equivalent) filings and tax and judgment lien searches made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.06 or have been or will contemporaneously with the initial funding of Loans on the Closing Date be released or terminated;

(v)               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date and attaching copies of the Organization Documents of each Loan Party, certified by the Secretary of State of its jurisdiction of organization, together with a good standing certificate from the Secretary of State of its jurisdiction of organization, each dated as of a recent date prior to the Closing Date;

(vi)           a customary written opinion of Sidley Austin LLP, in its capacity as California, Delaware, New York and Texas counsel to the Loan Parties, dated the Closing Date, in form and substance reasonably acceptable to the Administrative Agent and addressed to the Administrative Agent and the Lenders;

(vii)         a certificate signed by a Responsible Officer of the Borrower certifying that there has been no change, effect, event or occurrence since September 29, 2020, that has had or would reasonably be expected to result in a Material Adverse Effect;

(viii)        a certificate dated as of the Closing Date from the chief financial officer (or other officer with reasonably equivalent responsibilities) of Holdings certifying that, after giving effect to the Transactions on the Closing Date, the Loan Parties and their Restricted Subsidiaries, on a consolidated basis, are Solvent;

(ix)           evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Collateral Agent has been named as loss payee or as additional insured, as applicable, under each insurance policy with respect to such insurance as required under the Loan Documents; provided that endorsements of insurance policies shall not be conditions to closing; and

(x)            copies of the ABL Credit Agreement, duly executed by the parties thereto, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, each including certification by a Responsible Officer of the Borrower that such documents are in full force and effect as of the Closing Date.

(b)               All fees and expenses required to be paid on the Closing Date (including pursuant to the Engagement Letter), and in the case of expenses invoiced before the Closing Date shall have been paid in full in cash in immediately available funds.

(c)               Prior to or substantially concurrently with the initial funding of the Loans hereunder, including by use of proceeds thereof, the Closing Date Refinancing shall be consummated.

(d)                The Arrangers and the Lenders shall have received (i) the Audited Financial Statements and the audit report for such financial statements, which audit report has not been withdrawn by the Borrower’s auditors, and Parent has not received any notice or indication from its auditors that such audit report may not be relied upon and (ii) unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of Parent for the fiscal quarters ended on or about June 29, 2021, March 30, 2021 and December 29, 2020 (the “Unaudited Financial Statements”), which financial statements described in clauses (i) and (ii) shall be prepared in accordance with GAAP.

(e)                The Arrangers and the Lenders shall have received a certificate from a Responsible Officer of the Borrower certifying compliance with Section 3.02(a) and Section 3.02(b).

(f)                At least three (3) Business Days prior to the Closing Date, the Administrative Agent shall have received (i) all documentation and other information that the Administrative Agent has reasonably determined is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested by the Administrative Agent (including on behalf of any Lender) at least ten days in advance of the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.

Section 3.02 Conditions of Making of Loans. The obligation of each Lender to honor any request for Borrowing (other than (i) in connection with any conversion or continuation of any Loan pursuant to Section 2.02 and (ii) with respect to clauses (a) and (b) below, in connection with any Borrowing of Extended Loans or Incremental Loans) is subject to the following conditions precedent:

(a)               The representations and warranties of the Borrower and each other Loan Party contained in Article IV are true and correct in all material respects on and as of the date of the Borrowing; provided that, to the extent that such representations and warranties described in this clause (a) specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further, that, any representation and warranty described in this clause (a) that is qualified as to “materiality,” “Material Adverse Effect,” or similar language shall be true and correct in all respects on such respective dates.

(b)               No Default shall exist, or would result from the proposed Borrowing or from the application of the proceeds therefrom.

(c)               The Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.

The Borrowing Request submitted by the Borrower on the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Section 3.02(a) and Section 3.02(b) have been satisfied on and as of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Agents and the Lenders that, as of the date hereof and on such other dates as such representations and warranties are required to be made hereunder:

Section 4.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept exists under applicable Law) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite organizational power and authority to (i) own or lease its assets and carry on its business and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists under applicable Law) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to (x) solely with respect to Restricted Subsidiaries that are not Material Subsidiaries, in clause (a) or (b) and (y) in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.02 Authorization; No Contravention.

(a)               The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action.

(b)               None of the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party or the consummation of the Transactions will (a)   contravene the terms of any of such Person’s Organization Documents; (b) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 6.06) under or require any payment to be made under (i) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii)  any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material applicable Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clause (b)(i) or (b)(ii), to the extent that such breach, contravention or violation would not reasonably be expected to have a Material Adverse Effect.

Section 4.03 Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement), (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, and (iv) notices or other actions required under any Applicable Intercreditor Agreement.

Section 4.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

Section 4.05 Financial Statements; No Material Adverse Effect.

(a)               The Audited Financial Statements and the Unaudited Financial Statements fairly present in all material respects the financial position of Parent and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein or in Schedule 4.05 hereto and (B) subject, in the case of the quarterly financial statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(b)               Since September 29, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of the Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

Section 4.07 No Default. No Default or Event of Default has occurred and is continuing.

Section 4.08 Ownership of Property; Liens. Each Loan Party and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except (i) for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (ii) for Liens permitted by Section 6.06 and (iii) where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.09 Environmental Compliance. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)               (i) each Loan Party and its respective properties and operations are, and for the past three years have been, in compliance with all Environmental Laws in all jurisdictions in which each Loan Party is currently doing business, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties, and (ii) none of the Loan Parties is subject to any pending Environmental Claim or any other Environmental Liability, or to the knowledge of the Borrower, any Environmental Claim or any other Environmental Liability threatened in writing; and

(b)               none of the Loan Parties or any of their respective Subsidiaries has released, treated, stored, transported or disposed of Hazardous Materials at or from any currently or, to the knowledge of the Borrower, formerly operated real estate or facility relating to its business except in compliance with Environmental Laws.

Section 4.10 Taxes. The Loan Parties and their respective Subsidiaries have filed all Federal, state and other Tax returns and reports required to have been filed by them, and have paid all Federal, state, and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable (in each case, including in its capacity as a withholding agent), except (a) as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (b) with respect to Taxes which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 4.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 4.12 Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 4.12, and all of the outstanding Equity Interests owned by the Loan Parties in such Subsidiaries have been validly issued, are fully paid and (if applicable) nonassessable and all Equity Interests owned by a Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and the ABL Collateral Documents and (ii) any Lien that is permitted under Section 6.06. As of the Closing Date, Schedule 4.12 (a) sets forth the name and jurisdiction of each Loan Party, (b) sets forth the ownership of each Loan Party and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

Section 4.13 Margin Regulations; Investment Company Act.

(a)               No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b)               No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 4.14 Disclosure.

(a) (i) As of the Closing Date, all written information (other than the projections and information of a general economic or industry-specific nature) that has been made available to the Administrative Agent by the Borrower in connection with the transactions contemplated hereby, when taken as a whole, is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (ii) the projections that have been made available to the Administrative Agent by the Borrower in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions that were believed by the Borrower to be reasonable when prepared and when furnished to the Administrative Agent; it being understood that the projections are as to future events and are not to be viewed as facts, and the projections (x) are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material and (y) are not a guarantee of performance.

(b) As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date in connection with this Agreement is true and correct in all respects.

Section 4.15 Intellectual Property; Licenses, Etc. Each of the Loan Parties and their Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, rights of privacy and publicity and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The operation of the businesses of any Loan Party or Subsidiary as currently conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or any Subsidiary thereof, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.16 Solvency. On the Closing Date after giving effect to the Transactions, the Loan Parties and their Restricted Subsidiaries, on a consolidated basis, are and will be Solvent.

Section 4.17 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Loan Parties or any of their Subsidiaries pending or, to the knowledge of the Loan Parties, threatened; (b) hours worked by and payment made to employees of each of the Loan Parties or any of their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from any of the Loan Parties or any of their Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 4.18 Collateral Matters. Subject to the provisions of this Agreement, the Applicable Intercreditor Agreements and the other relevant Loan Documents, the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to the Collateral Agent of any Pledged Debt and any Pledged Equity required to be delivered to the Collateral Agent pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable (x) first priority Liens (subject to Liens permitted by Section 6.06) on all right, title and interest of the respective Loan Parties in the TL Priority Collateral described therein and (y) second priority Liens (subject to Liens permitted by Section 6.06) on all right, title and interest of the respective Loan Parties in the ABL Priority Collateral described therein.

Notwithstanding anything herein (including this Section 4.18) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary under foreign Law, or as to the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 5.11 or 3.01(a), the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 3.01(a).

Section 4.19 Anti-Corruption Laws and Sanctions. Each of the Loan Parties and their respective Subsidiaries is in compliance in all material respects with applicable anti-money laundering and counter-terrorist financing laws and regulations, including applicable provisions of the Bank Secrecy Act, as amended by the Patriot Act. Each Loan Party confirms that it is acting for its own account and not on behalf of a third party in obtaining the Loans and Commitments hereunder. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party, its Subsidiaries and, to the knowledge of the Loan Parties, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Loan Parties, any Subsidiary or, to the knowledge of the Loan Parties, any of their respective directors, officers or employees, or any agent of each Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by the Transactions will violate any Anti-Corruption Law or applicable Sanctions. Each Loan Party shall not, and it shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not, use the proceeds of any Borrowing for the purpose of directly, or, to their knowledge, indirectly, funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, in each case, in violation of applicable Sanctions.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or as long as any Loan or other Obligation has not been paid in full (other than contingent indemnity and expense obligations with respect to then unasserted claims and obligations under Secured Hedge Agreements), the Borrower shall, and shall cause each of its Subsidiaries to:

Section 5.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)               Commencing with the fiscal year ending September 28, 2021, within ninety (90) days after the end of each fiscal year of the Borrower (or, to the extent the Borrower or any Parent Company has consummated a Qualifying IPO, as such 90 days may be extended pursuant to an actual Rule 12b-25 election), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ deficit and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of (x) the impending maturity of any Loans or the ABL Loans or any other Indebtedness or (y) any prospective or actual event of default under financial covenants, together with a high-level summary of important operational and financial developments of the Borrower and its Restricted Subsidiaries for such period;

(b)               commencing with the fiscal quarter ending December 28, 2021, within forty-five (45)   days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (or, to the extent the Borrower or any Parent Company has consummated a Qualifying IPO, as such 45 days may be extended pursuant to an actual Rule 12b-25 election), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial position, results of operations, stockholders’ deficit and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes, together with a high-level summary of important operational and financial developments of the Borrower and its Restricted Subsidiaries for such period;

(c)                as soon as available, but in any event within five (5) Business Days after (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending September 27, 2022), forecasts prepared by management of the Borrower, in form consistent with past practice, of the consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs); provided, however, that following a Qualifying IPO, the requirements of this paragraph (c) shall no longer apply; and

(d)                simultaneously with the delivery of each set of consolidated financial statements referred to in Section 5.01(a) and Section 5.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing within the time frame specified in paragraphs (a) and (b) above (A) the applicable financial statements of Parent or any other Parent Company or (B) the Borrower’s (or any direct or indirect Parent Company’s) Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Parent or any other Parent Company, such information is accompanied by unaudited consolidating information that explains in reasonable detail the material differences, if any, between the information relating to Parent or any other Parent Company, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of Deloitte and Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of (x) the impending maturity of any Loans or the ABL Loans or any other Indebtedness or (y) any prospective or actual event of default under financial covenants).

Within ten (10) Business Days after the delivery of each set of financial statements referred to in Section 5.01(a) or Section 5.01(b) above, the Borrower will hold a conference call (which may be password protected) to discuss such financial statements and operations for the relevant period (with the time and date of such conference call, together with all information necessary to access the call, to be provided by the Borrower through the Administrative Agent no fewer than three (3) Business Days (or such shorter time as to which the Administrative Agent may agree) prior to the date of such conference call). Following a Qualifying IPO, the requirements of this paragraph shall be satisfied by the Borrower providing reasonable advance notice to the Administrative Agent of (which may be effected through public filings with the SEC), and access for the Lenders to attend, the quarterly earnings call with the holders of any Parent Company’s Equity Interests.

Section 5.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)               no later than five (5) days after the delivery of the financial statements referred to in Section 5.01(a) and Section 5.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)               promptly after the same are publicly available, copies of all annual, regular, periodic, current and special reports which any Parent Company files with the SEC, proxy statements and other communications sent to the stockholders of any Parent Company and registration statements which any Parent Company files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)               promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to any Indebtedness in a principal amount greater than the Threshold Amount (but excluding material statements or material reports relating to the “borrowing base” or the determination thereof (including appraisals and collateral audits) furnished to any ABL Lender) and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.02;

(d)              together with the delivery of each Compliance Certificate pursuant to Section 5.02(a), (i) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.09 and (ii) a list of each Subsidiary that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (or confirming that there has been no change in such information since the Closing Date or the date of the last such update);

(e)               promptly following the Administrative Agent’s request therefor, (i) all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, updates to the Beneficial Ownership Certification;

(f)               at the time of delivery of financial statements pursuant to Section 5.01(a), a completed Supplemental Perfection Certificate, signed by a Financial Officer of the Borrower, (i) setting forth the information required pursuant to the Supplemental Perfection Certificate and indicating any changes in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section 5.02 (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Closing Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Closing Date); and

(g)               subject to the last sentence of Section 5.10, promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) or Section 5.02(b) or Section 5.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which any Parent Company or the Borrower posts such documents, or provides a link thereto on such Parent Company’s or the Borrower’s website on the Internet at the website address listed on Schedule 5.02; or (ii) on which such documents are posted on such Parent Company’s or the Borrower’s behalf on an Electronic System or another relevant website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. For purposes of this Section 5.02, paper copies shall include copies delivered by facsimile transmission or electronically (such as “tif”, “pdf” or similar file formats delivered by email).

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel (i) who do not wish to receive material non-public information with respect to the Borrower and any of its Affiliates that have publicly traded securities (the “Relevant Entities”), or the respective securities of any of the foregoing, and (ii) who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (v) the financial statements to be provided under Sections 5.01(a) and (b) above, along with this Agreement (including the schedules and exhibits hereto) and clauses (c), (d), (e) and (f) of the definition of “Loan Documents”, shall be available to Public Lenders; (w) all other Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Relevant Entity or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.07); (y) all Borrower Materials referred to in clause (v) above or otherwise marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark the Borrower Materials “PUBLIC”.

Section 5.03 Notices.

(a)	Promptly after obtaining knowledge thereof, notify the Administrative Agent of:

(i)	the occurrence of any Default or Event of Default;

(ii)              any loss, damage, or destruction to the Collateral in the amount of $15,000,000 or more, whether or not covered by insurance;

(iii)            any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including matters that would reasonably be expected to result in a Material Adverse Effect arising out of or resulting from (A) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Loan Party or any Subsidiary, (B) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (C) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or by any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (D) any Casualty Event; or

(iv)             the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a liability of the Borrower and its Subsidiaries, which, individually or collectively, would reasonably be expected to exceed $75,000,000.

(b)               Furnish contemporaneously to the Administrative Agent, a copy of any notice sent to the administrative agent or collateral agent under Section 5.3(a)(i) of the ABL Credit Agreement, if such notice is not required to be delivered hereunder.

Each notice pursuant to this Section 5.03(a) shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 5.03(a)(i), Section 5.03(a)(ii), Section 5.03(a)(iii) or Section 5.03(a)(iv) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 5.04 Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property (including in its capacity as a withholding agent), except (i) those that are being contested in good faith and by proper actions if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) for failures to pay or discharge the same that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.04 or Section 6.07 and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.04 or Section 6.07.

Section 5.06 Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and maintain, renew and protect all of its IP Rights, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 5.07 Maintenance of Insurance.

(a)                Maintain with financially sound and reputable insurance companies, (i) insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons and (ii) all other insurance as may be required by applicable Law or any other Loan Document. The Loan Parties shall furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

(b)               Each such policy of liability or casualty insurance maintained by or on behalf of the Loan Parties will (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and (c) to the extent available from the applicable insurance provider, provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under the Flood Insurance Laws. The Borrower shall deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

Section 5.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws (including, but not limited to, the Patriot Act) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect; and maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, the Borrower, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made, and permit financial statements to be prepared in conformity with GAAP consistently applied with respect to all material financial transactions and matters involving the assets and business of Holdings, the Borrower, and their respective Subsidiaries, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 5.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and (subject to customary access agreements) independent public accountants all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Loan Parties the opportunity to participate in any discussions with the Loan Parties’ independent public accountants. Notwithstanding anything to the contrary in this Section 5.10, none of the Loan Parties or any of their respective Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information or (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement; provided that the Loan Parties shall advise the Administrative Agent of such fact and any Loan Party or any of its Subsidiaries shall, following a reasonable request from the Administrative Agent or a Lender, use commercially reasonable efforts to furnish the relevant information by alternative means that would not violate the relevant obligation of confidentiality, including by requesting consent from the applicable counterparty to disclose such information (but shall not be required to incur any cost or expense or pay any consideration of any type to such party in order to obtain such consent).

Section 5.11 Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including (but subject to any limitations set forth in the Collateral and Guarantee Requirement):

(a) following the formation or acquisition of any new direct or indirect Subsidiary that is a Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party or upon any Subsidiary ceasing to be an Excluded Subsidiary, to the extent such Subsidiary is (or will become) a Domestic Subsidiary (other than an Excluded Subsidiary):

(i) in the case of any such Domestic Subsidiary that is required (or has elected) to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement, within sixty (60) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its discretion:

(A)             cause each such Domestic Subsidiary that is required (or has elected) to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the real properties owned by such Domestic Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(B)              cause (x) each such Domestic Subsidiary that is required (or has elected) to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) Guaranty Supplements, Mortgages with respect to the owned real properties which are identified to the Administrative Agent pursuant to Section 5.11(a)(i)(A) and have a Fair Market Value in excess of $10,000,000, Security Agreement Supplements, a counterpart of the Intercompany Subordination Agreement, a counterpart of any Applicable Intercreditor Agreement and other guarantees, security agreements and documents (including, with respect to such Mortgages, the documents listed in subsection (f) of the definition of “Collateral and Guarantee Requirement”), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent, where applicable, with the Mortgages, Security Agreement, Guaranty and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement and (y) each direct or indirect parent of each such Restricted Subsidiary that is required (or has elected) to be a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent such Security Agreement Supplements and other security agreements as are reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent, where applicable, with the Security Agreement and other Collateral Documents as in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C)              (x) cause each such Domestic Subsidiary that is required (or has elected) to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent and (y) cause each direct or indirect parent of such Restricted Subsidiary that is required (or has elected) to be a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing the outstanding Equity Interests (to the extent certificated) of such Restricted Subsidiary that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness issued by such Domestic Subsidiary and required to be pledged in accordance with the Collateral Documents, indorsed in blank to the Collateral Agent; and

(D)              take and cause such Domestic Subsidiary and each direct or indirect parent of such Domestic Subsidiary that is required (or has elected) to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements or recordations and delivery of stock and membership interest certificates) that may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws or by general principles of equity,

(ii)      if reasonably requested by the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 5.11(a) as the Administrative Agent may reasonably request, and

(iii)      as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent any existing title reports, surveys or environmental assessment reports with respect to each parcel of real property that is owned by such Restricted Subsidiary and has a Fair Market Value in excess of $10,000,000, to the extent available and in the possession or control of the Borrower; provided that the Administrative Agent may in its reasonable discretion accept any such existing report or survey to the extent prepared as of a date reasonably satisfactory to the Administrative Agent; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than a Loan Party or one of their Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained.

(b)      After the Closing Date, promptly following (x) the acquisition of any material personal property by any Loan Party, (y) the acquisition of any owned real property by any Loan Party with a Fair Market Value in excess of $ 10,000,000 or (z) the Fair Market Value of a real property owned by any Loan Party exceeding $10,000,000, if such personal property or owned real property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such assets to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in subsection (f) of the Collateral and Guarantee Requirement with respect to real property.

(c)       If, at any time after the Closing Date, any Restricted Subsidiary becomes an obligee or obligor of any intercompany Indebtedness, then the Borrower shall cause such Restricted Subsidiary to authorize, execute and deliver a counterpart of the Intercompany Subordination Agreement.

Section 5.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

Section 5.13 Further Assurances and Post-Closing Obligations.

(a)       Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b)       In the case of any real property referred to in Section 5.11(a)(i)(B) or Section 5.11(b) for which a Mortgage is required, satisfy subsection (f) of the Collateral and Guarantee Requirement with respect to such owned real property within sixty (60) days (or such longer period as shall be acceptable to the Administrative Agent in any given case) of the acquisition of such real property.

(c)       As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.13 or such later date as the Administrative Agent reasonably agrees to in writing, deliver the documents or take the actions specified on Schedule 5.13.

Section 5.14 Maintenance of Rating. The Borrower shall use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Borrower, and (ii) a public rating (but not any specific rating) in respect of the Loans from each of S&P and Moody’s.

Section 5.15 Use of Proceeds. The proceeds of the Loans will be used solely (a) to consummate the Transactions, (b) for the payment of fees and expenses payable in connection with the Transactions and (c) with respect to any cash remaining on the balance sheet of the Borrower after giving effect to the Transactions, for working capital and other general corporate purposes of the Borrower and the Restricted Subsidiaries. The proceeds of any Incremental Loans (unless otherwise provided in the applicable Incremental Amendment), will be used solely for working capital, other general corporate purposes of the Borrower and the Restricted Subsidiaries and for any other purpose not prohibited by this Agreement. No part of the proceeds of any Loan will be used in violation of the representations set forth in Section 4.13 or Section 4.19.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or so long as any Loan or other Obligation has not been paid in full (other than contingent indemnity obligations with respect to then unasserted claims and obligations under Secured Hedge Agreement not yet due and payable):

Section 6.01 Limitation on Indebtedness.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Borrower or any Restricted Subsidiary may Incur Indebtedness if (i) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Incurrence and (ii) on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, either (x) the Consolidated Total Leverage Ratio would be no greater than 2.70:1.00 or (y) the Consolidated Net Cash Interest Coverage Ratio is greater than 2.00:1.00 (such Indebtedness, “Ratio Debt”); provided that

(i)            the amount of Ratio Debt that may be Incurred by Restricted Subsidiaries that are not Loan Parties, together with the Indebtedness Incurred pursuant to Section 6.01(b)(x) by Restricted Subsidiaries that are not Loan Parties and any Refinancing Debt in respect thereof, shall not exceed the greater of $325.0 million and 50.0% of Consolidated EBITDA for the Relevant Reference Period at any one time outstanding;

(ii)              any such Ratio Debt shall not mature earlier than the Latest Maturity Date with respect to the Loans at the time of Incurrence of such Indebtedness; provided that this clause (ii) shall not apply to Ratio Debt constituting Customary Bridge Loans; and

(iii)            as of the date such Ratio Debt is incurred, such Ratio Debt shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Loans (as originally in effect prior to any scheduled amortization or prepayments thereto) on the date such Ratio Debt is incurred; provided that this clause (iv) shall not apply to Ratio Debt constituting Customary Bridge Loans.

(b) Notwithstanding the foregoing paragraph (a), the Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)	Indebtedness of any Loan Party under the Loan Documents;

(ii)              Indebtedness (A) of any Restricted Subsidiary to the Borrower or (B) of the Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that, if a Loan Party Incurs such Indebtedness to a Restricted Subsidiary that is not a Loan Party, such Indebtedness is expressly subordinated in right of payment to the Obligations of such Loan Party under the Loan Documents pursuant to the Intercompany Subordination Agreement; provided, further, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer or obligor thereof not permitted by this clause (ii);

(iii)            (A) Indebtedness of the Borrower, and the Guarantors incurred under the ABL Loan Documents, and any Refinancing Debt Incurred in respect thereof (and any Refinancing Debt Incurred in respect of such Refinancing Debt) so long as (i) such Indebtedness is subject to (and in compliance with) the terms of the Intercreditor Agreement and (ii) the aggregate principal amount of Indebtedness thereunder does not exceed the greater of (x) $175,000,000 and (y) the Borrowing Base as of the time such Indebtedness is incurred, (B) any other Indebtedness outstanding on the Closing Date and set forth on Schedule 6.01, and (C) any Refinancing Debt Incurred (and any Refinancing Debt Incurred in respect of such Refinancing Debt) in respect of any Indebtedness described in the foregoing clause (iii)(B) or paragraph (a) above (subject to the limitation set forth in the proviso to such paragraph (a) with respect to Indebtedness Incurred by Restricted Subsidiaries that are not Loan Parties);

(iv)             Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Debt with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $260.0 million and 40.0% of Consolidated EBITDA for the Relevant Reference Period;

(v)               Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Restricted Subsidiaries;

(vi)             (A) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this Section 6.01), or (B) without limiting Section 6.06, Indebtedness of the Borrower or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this Section 6.01);

(vii)          Indebtedness of the Borrower or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five (5) Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii)          Indebtedness of the Borrower or any Restricted Subsidiary in respect of (A)  letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Agreements entered into for bona fide hedging purposes, or (D) the financing of insurance premiums in the ordinary course of business, or (E) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(ix)              Indebtedness Incurred by a Securitization Subsidiary (subject to the final sentence of the definition of “Attributable Securitization Financing Indebtedness”) in a Qualified Securitization Financing in an amount not to exceed the greater of $130.0 million and 20.0% of Consolidated EBITDA for the Relevant Reference Period; provided that (A)  such Indebtedness is not recourse to or guaranteed by (and does not otherwise obligate, contingently or otherwise) the Borrower or any Restricted Subsidiary that is not a Securitization Subsidiary or any of its or their respective assets or properties (except for Standard Securitization Undertakings), (B) in the event such Indebtedness shall become recourse to the Borrower or any Restricted Subsidiary that is not a Securitization Subsidiary (other than with respect to Standard Securitization Undertakings), such Indebtedness will be deemed to be, and must be classified by the Borrower as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (C) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (A), the Borrower may classify such Indebtedness in whole or in part as Incurred under this Section 6.01(b)(ix);

(x)               Indebtedness of (x) the Borrower or any Restricted Subsidiary Incurred or issued to finance an Acquisition or similar permitted Investment (such Indebtedness under this clause (x), “Incurred Acquisition Debt”) or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement (including designating an Unrestricted Subsidiary as a Restricted Subsidiary) so long as such Indebtedness under this clause (y) was not incurred in contemplation of such acquisition, merger, amalgamation, consolidation or designation, as the case may be (such Indebtedness under this clause (y), “Acquired Debt”); provided that Indebtedness Incurred or assumed pursuant to clause (x) and clause (y), collectively, is in an aggregate amount not to exceed (in the case of clause (i), together with any Refinancing Debt in respect thereof) (i) the greater of $162.5 million and 25.0% of Consolidated EBITDA for the Relevant Reference Period at any one time outstanding, plus (ii) unlimited additional Indebtedness if, as of the last day of the Relevant Reference Period after giving pro forma effect to such acquisition, merger, amalgamation or consolidation and the incurrence of such Indebtedness (but not the cash proceeds thereof and assuming the drawing of the full amounts established thereunder) and the use of proceeds thereof, the Borrower could Incur at least $1.00 of Ratio Debt or the Consolidated Total Leverage Ratio of the Borrower would be no greater than the Consolidated Total Leverage Ratio of the Borrower immediately prior to giving effect thereto and any Refinancing Debt with respect to such Indebtedness; provided, further that:

(A)             no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Incurrence;

(B)              the amount of Indebtedness that may be Incurred pursuant to the foregoing (including any Refinancing Debt in respect thereof) by Restricted Subsidiaries that are not Loan Parties, together with the Ratio Debt Incurred pursuant to Section 6.01(a) by Restricted Subsidiaries that are not Loan Parties, shall not exceed the greater of $325.0 million and 50.0% of Consolidated EBITDA for the Relevant Reference Period at any one time outstanding;

(C)              any such Incurred Acquisition Debt shall not mature earlier than the Latest Maturity Date with respect to the Loans at the time of Incurrence of such Indebtedness; provided that this clause (C) shall not apply to Incurred Acquisition Debt constituting Customary Bridge Loans;

(D)             if any Incurred Acquisition Debt is Incurred or Guaranteed by any Loan Party, such Incurred Acquisition Debt shall not be Incurred or Guaranteed by any Person other than a Loan Party;

(E)              if any Incurred Acquisition Debt is secured by all or any portion of the Collateral, such Incurred Acquisition Debt shall not be secured by any asset other than the Collateral;

(F)              if such Indebtedness is secured by the Collateral on a junior basis to the Liens securing the Obligations, then such Indebtedness shall be subject to the Intercreditor Agreement and an Additional Junior Lien Intercreditor Agreement (and the Administrative Agent agrees to negotiate such Additional Junior Lien Intercreditor Agreement in good faith);

(G)              if such Indebtedness is secured by the Collateral on a pari passu basis with the Liens securing the Obligations, then such Indebtedness shall be subject to the Intercreditor Agreement and the Pari Passu Intercreditor Agreement;

(H)              as of the date any Incurred Acquisition Debt is incurred, such Incurred Acquisition Debt shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Loans (as originally in effect prior to any scheduled amortization or prepayments thereto) on the date such Incurred Acquisition Debt is incurred; provided that this clause (H) shall not apply to Incurred Acquisition Debt constituting Customary Bridge Loans;

(I)                the documentation with respect to any Incurred Acquisition Debt shall contain terms and conditions (other than with respect to pricing, fees, premiums and optional prepayment or redemption terms) not materially more restrictive (taken as a whole) in respect of Holdings, the Borrower and the Restricted Subsidiaries than those set forth in this Agreement or otherwise shall be on current market terms; and

(J)                any such Incurred Acquisition Debt in the form of term loans that are incurred on or prior to the date that is 24 months after the Closing Date and that are secured on a pari passu basis with the Liens securing the Obligations shall be subject to the MFN Provision;

(xi)             Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $325.0 million and 50.0% of Consolidated EBITDA for the Relevant Reference Period and any Refinancing Debt with respect thereto;

(xii)	Contribution Indebtedness and any Refinancing Debt with respect thereto;

(xiii)        Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $325.0 million and 50.0% of Consolidated EBITDA for the Relevant Reference Period; and

(xiv)         (A) Indebtedness of the Borrower in the form of term loans or notes, which Indebtedness (I) shall either be secured on a pari passu or junior basis to the Liens securing the Obligations or be unsecured and (II) shall be contractually pari passu or junior in right of payment to the Obligations, that is incurred or issued or made in lieu of Incremental Loan Commitments (the “Incremental Equivalent Debt”); provided that:

(1)  the aggregate principal amount of all Incremental Equivalent Debt issued pursuant to this Section 6.01(b)(xiv) shall not, together with any Incremental Loan Commitments, exceed the Available Incremental Amount;

(2)  subject to Section 1.09(f), no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Incurrence;

(3)   as of the date of determination, any such Incremental Equivalent Debt shall not mature earlier than the Latest Maturity Date with respect to the Loans at the time of Incurrence of such Indebtedness (or, in the case of Credit Agreement Refinancing Debt, the final maturity of the Class of Loans refinanced thereby); provided that this clause (3) shall not apply to Incremental Equivalent Debt that is a term loan facility constituting Customary Bridge Loans;

(4)  the documentation with respect to any such Incremental Equivalent Debt contains no mandatory prepayment, repurchase or redemption provisions prior to the Latest Maturity Date with respect to the Loans then in effect except with respect to excess cash flow, change of control, asset sale and event of loss or other mandatory offers to purchase or mandatory prepayments and customary acceleration rights after an event of default that are customary for financings of this type;

(5)  such Incremental Equivalent Debt may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary prepayments or prepayments of principal of the Loans hereunder and on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis) in any mandatory repayments or prepayments of principal of the Loans hereunder (or, if junior in right of payment or security, shall be on a junior basis with respect thereto);

(6)  such Incremental Equivalent Debt shall not be subject to any guarantee by any Person other than a Loan Party;

(7)  such Incremental Equivalent Debt shall not be secured by any Lien on any asset of the Borrower, Holdings or any Restricted Subsidiary other than any asset constituting Collateral;

(8)  the security agreements relating to such Incremental Equivalent Debt shall be substantially the same as the Collateral Documents (with such differences that are reasonably satisfactory to the Administrative Agent);

(9)  if such Incremental Equivalent Debt is secured on a junior basis to the Liens securing the Obligations, then such Incremental Equivalent Debt shall be subject to the Intercreditor Agreement and an Additional Junior Lien Intercreditor Agreement (and the Administrative Agent agrees to negotiate such Additional Junior Lien Intercreditor Agreement in good faith);

(10)   if such Incremental Equivalent Debt is secured on a pari passu basis with the Liens securing the Obligations, then such Incremental Equivalent Debt shall be subject to the Intercreditor Agreement and the Pari Passu Intercreditor Agreement;

(11)  if such Incremental Equivalent Debt is junior in right of payment, then such Incremental Equivalent Debt shall be subject to subordination terms customary for such type of Indebtedness (as determined by the Borrower in good faith) (and the Administrative Agent agrees to negotiate such subordination arrangement in good faith);

(12)  as of the date such Incremental Equivalent Debt is incurred, such Incremental Equivalent Debt shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Loans (as originally in effect prior to any scheduled amortization or prepayments thereto) on the date such Incremental Equivalent Debt is incurred (or, in the case of Credit Agreement Refinancing Debt, the Weighted Average Life to Maturity of the Class of Loans refinanced thereby); provided that this clause (12) shall not apply to Incremental Equivalent Debt that is a term loan facility constituting Customary Bridge Loans;

(13)  any such Incremental Equivalent Debt in the form of term loans that are incurred on or prior to the date that is 24 months after the Closing Date and that are secured on a pari passu basis with the Liens securing the Obligations shall be subject to the MFN Provision; and

(14)  the documentation with respect to any Incremental Equivalent Debt shall contain terms and conditions (other than with respect to pricing, fees, premiums and optional prepayment or redemption terms) not materially more restrictive (taken as a whole) in respect of Holdings, the Borrower and the Restricted Subsidiaries than those set forth in this Agreement or otherwise on current market terms; and

(B)  any Refinancing Debt in respect of any of the foregoing (provided that any Refinancing Debt in respect of Indebtedness incurred under the Free and Clear Basket (that has not been reallocated to another part of the Available Incremental Amount in accordance with the terms thereof) shall be deemed a utilization of such Free and Clear Basket and shall not replenish such basket).

(c)               For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 6.01, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Section 6.01) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded for purposes of this Section 6.01 to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness (other than Indebtedness outstanding under the ABL Credit Agreement, which shall be incurred and outstanding solely under Section 6.01(b)(iii)(A), and Indebtedness in respect of Hedging Agreements, which shall be incurred and outstanding solely under Section 6.01(b)(viii)(C)) meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d) For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the dollar-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date and (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 6.02 Limitation on Restricted Payments.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by the class of equity receiving such Restricted Payment), (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (3)   make any principal payment on, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (A) a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement or (B) Indebtedness permitted under Section 6.01(b)(ii), except to the extent prohibited by the subordination provisions contained in any Intercompany Subordination Agreement) or (4)   make any Investment (other than a Permitted Investment) in any Person; provided that cancellation of Indebtedness owing to any Loan Party or any Restricted Subsidiary from members of management of the Borrower, any Parent Company or any of the Borrower’s Restricted

Subsidiaries in connection with a repurchase of Equity Interests of any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment and after giving pro forma effect thereto:

(i)                 the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Borrower) declared or made subsequent to the Closing Date and then outstanding would exceed, without duplication, the sum of:

(A)             the greater of $162.5 million and 25% of Consolidated EBITDA for the Relevant Reference Period; provided that, no Event of Default is continuing (or would result therefrom);

(B)              50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on June 30, 2021 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Borrower are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number); provided that, (x) no Event of Default is continuing (or would result therefrom) and (y) solely in connection with any Restricted Payment of the type described in clauses (1) through (3) of paragraph (a) made in reliance on this clause (B), at the time of such Restricted Payment and after giving pro forma effect thereto, the Consolidated Total Leverage Ratio for the Relevant Test Period is less than or equal to 1.20:1.00;

(C)              the aggregate Net Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by Holdings as capital contributions to Holdings after the Closing Date or from the issuance or sale (other than to the Borrower or a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of Holdings after the Closing Date (other than Excluded Contributions and Contribution Amounts), in each case to the extent such Net Proceeds, property or assets are actually received by or contributed to the Borrower and Not Otherwise Applied, or (y) by the Borrower or any Restricted Subsidiary from the issuance and sale by the Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness (other than to Holdings, the Borrower or any Restricted Subsidiary) that shall have been converted into or exchanged for Capital Stock of Holdings (other than Disqualified Stock), plus the amount of any cash and the fair value (as determined in good faith by the Borrower) of any property or assets, received by the Borrower or any Restricted Subsidiary upon such conversion or exchange;

(D)             the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions to the Borrower or any Restricted Subsidiary related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary after the Closing Date;

(E)              in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Borrower or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments; and

(F)	Retained Declined Proceeds and Retained Asset Excess Proceeds.

(b)	The provisions of Section 6.02(a) do not prohibit any of the following (each, a “Permitted Payment”):

(i)                 any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Borrower or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of Holdings (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Holdings) or any Parent Company or a substantially concurrent capital contribution to Holdings, in each case to the extent further contributed to the Borrower and Not Otherwise Applied, other than Excluded Contributions and Contribution Amounts; provided that the Net Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under Section 6.02(a)(i)(C);

(ii)              any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Refinancing Debt Incurred in compliance with Section 6.01;

(iii)            dividends paid within 90 days after the date of declaration thereof if at such date of declaration such dividend would have complied with Section 6.02(a);

(iv)             Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v)               loans, advances, dividends or distributions by the Borrower to Holdings to permit Holdings or any Parent Company to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Borrower to repurchase or otherwise acquire Capital Stock of Holdings or any Parent Company or the Borrower (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed in any calendar year an amount (net of repayments of any such loans or advances) equal to (x) the greater of $26.0 million and 4.0% of Consolidated EBITDA for the Relevant Reference Period (with unused amounts in any calendar year being carried over to the subsequent calendar years subject to a maximum of the greater of $56.0 million and 8.0% of Consolidated EBITDA for the Relevant Reference Period), (y) the Net Proceeds received by Holdings since the Closing Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof, but excluding Disqualified Stock), to the extent such Net Proceeds are contributed to the Borrower and not included in any calculation under Section 6.02(a)(i)(C) and Not Otherwise Applied, plus (z) the cash proceeds of key man life insurance policies received by the Borrower or any Restricted Subsidiary (or by Holdings and contributed to the Borrower) since the Closing Date to the extent such cash proceeds are not included in any calculation under Section 6.02(a)(i)(B); provided that cancellation of Indebtedness owing to any Loan Party or any Restricted Subsidiary from members of management of the Borrower, any Parent Company or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(vi)             the payment by the Borrower of, or loans, advances, dividends or distributions by the Borrower to Holdings to pay, dividends on the common stock or equity of the Borrower or Holdings or any Parent Company following a Qualifying IPO in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by Holdings or any Parent Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering, in each case to the extent further contributed to the Borrower and Not Otherwise Applied;

(vii)           the Closing Date Distribution and Restricted Payments (if any) the proceeds of which will be used to pay the fees and expenses associated with the Transactions;

(viii)        loans, advances, dividends or distributions to Holdings or other payments by the Borrower or any Restricted Subsidiary to pay or permit Holdings or any Parent Company to pay Holdings Expenses or any franchise or similar taxes, and other fees and expenses, required to maintain their corporate existence to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(ix)             payments by the Borrower, or loans, advances, dividends or distributions by the Borrower to Holdings or any Parent Company to make payments, to holders of Capital Stock of the Borrower or Holdings in lieu of issuance of fractional shares of such Capital Stock;

(x)               dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries (other than any Unrestricted Subsidiary the primary assets of which are cash and/or Cash Equivalents);

(xi)             for any taxable period for which the Borrower or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar income Tax group for U.S. federal, state, local and/or non-U.S. income tax purposes of which Holdings or any direct or indirect parent of Holdings is the common parent, payments or distributions to Holdings to pay the U.S. federal, state, local and/or non-U.S. income Taxes, as applicable, of such Tax group that are attributable to the taxable income of the Borrower and/or its applicable Subsidiaries, as applicable; provided that (A) the amount of such payments pursuant to this clause (xi) in respect of any taxable period do not exceed the amount of such Taxes that the Borrower and/or its applicable Subsidiaries would have paid for such taxable period had they been stand-alone corporations or a stand-alone Tax group for all applicable taxable periods and (B) any such payment in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions are made by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary; provided that clause (B) shall not apply to the extent such Unrestricted Subsidiary does not have sufficient available cash to make such distribution and the amount available for Restricted Payments pursuant to Section 6.02(a)(i)(B) shall be reduced by the amount of such payment in respect of an Unrestricted Subsidiary (unless the Borrower otherwise elects to reduce a different basket that could have been used to make an Investment in an Unrestricted Subsidiary);

(xii)          the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate amount outstanding at the time made, taken together with all other redemptions, defeasances, repurchases, exchanges or other acquisitions or retirements of Subordinated Obligations made pursuant to this clause, not to exceed the greater of $195,000,000 and 30.0% of Consolidated EBITDA for the Relevant Reference Period; provided that no Event of Default shall have occurred or be continuing at the time of any such Restricted Payment after giving effect thereto;

(xiii)        other Restricted Payments in an aggregate amount not to exceed the greater of $162.5 million and 25.0% of Consolidated EBITDA for the Relevant Reference Period, provided that no Event of Default shall have occurred or be continuing at the time of any such Restricted Payment after giving effect thereto;

(xiv)         other Restricted Payments if, at the time of such Restricted Payment and after giving pro forma effect thereto, the Consolidated Total Leverage Ratio for the Relevant Test Period is less than or equal to 0.95:1.00, provided, however that no Event of Default shall have occurred or be continuing at the time of any such Restricted Payment after giving effect thereto;

(xv)           the making of any Restricted Payments for purposes of making AHYDO Catch-Up Payments relating to Indebtedness of the Borrower and the Restricted Subsidiaries permitted under Section 6.01; and

(xvi)         to the extent constituting Restricted Payments, any Loan Party, Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.05 (other than Section 6.05(b)(i) and Section 6.05(b)(iii)(A));

provided, further, that notwithstanding anything to the contrary herein, in no event shall the Borrower or any Guarantor make Investments pursuant to this Section 6.02 or the definition of “Permitted Investments” consisting of any Intellectual Property (as defined in the Security Agreement) that is material to the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, at the time of such sale or transfer, in any Restricted Subsidiary that is not a Guarantor or in an Unrestricted Subsidiary, except for (i) any transfer (other than any transfer in connection with a financing transaction) by the Borrower or a Guarantor to a Restricted Subsidiary that is not a Loan Party of such Intellectual Property that is related to the anticipated business activities to be conducted by such Restricted Subsidiary that is not a Loan Party (as determined by the Borrower in good faith) and (ii) granting any Restricted Subsidiary that is not a Loan Party or Unrestricted Subsidiary a non-exclusive license in such Intellectual Property in the ordinary course of business.

Section 6.03 Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower or its Restricted Subsidiaries, (ii) make any loans or advances to the Borrower or its Restricted Subsidiaries or (iii) transfer any of its property or assets to the Borrower or its Restricted Subsidiaries (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(a)                pursuant to the Loan Documents, the ABL Loan Documents or any other agreement or instrument in effect at or entered into on the Closing Date and set forth on Schedule 6.03;

(b)               pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (b), if a Person other than the Borrower is the surviving entity with respect to such merger or consolidation, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such surviving entity;

(c)               pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (a) or (b) of this Section 6.03 or this clause (c) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “ Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower);

(d)               (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or such Restricted Subsidiary, or (I) pursuant to Hedging Agreements;

(e)               with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(f)                by reason of any applicable Law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses; or

(g)               pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to the provisions of Section 6.01 (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Borrower), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and either (x) the Borrower determines in good faith that such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments on the Loans or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness or (B) relating to any sale of receivables by a Foreign Subsidiary.

Section 6.04     Limitation on Sales of Assets and Subsidiary Stock. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(a)               the Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of the greater of $65.0 million and 10.0% of Consolidated EBITDA, in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

(b)               in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of the greater of $97.5 million and 15.0% of Consolidated EBITDA or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Borrower or such Restricted Subsidiary is in the form of cash, and

(c)               an amount equal to 100% of the Net Proceeds from such Asset Disposition described in clause (b) is applied by the Borrower (or any Restricted Subsidiary, as the case may be) in accordance with the requirements of Section 2.09(b)(iii):

For the purposes of paragraph (b) above, the following are deemed to be cash: (1) Cash Equivalents, (2) the assumption of Indebtedness, other than Indebtedness that is by its terms subordinated to the Obligations, of the Borrower (other than Disqualified Stock of the Borrower) or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness, other than Indebtedness that is by its terms subordinated to the Obligations, of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days, (5) Additional Assets and (6) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $260.0 million and 40.0% of Consolidated EBITDA for the Relevant Reference Period (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Notwithstanding anything to the contrary herein, in no event shall the Borrower or any Guarantor make any Asset Disposition pursuant to this Section 6.04 or make any sale, transfer or other disposition pursuant to an exclusion from the definition of “Asset Disposition” consisting of any Intellectual Property (as defined in the Security Agreement) that is material to the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, at the time of such sale or transfer, to any Restricted Subsidiary that is not a Guarantor or to an Unrestricted Subsidiary, except for (i) any such transaction that complies with the terms of Section 6.04(a) (even if such transaction is not an “Asset Disposition” and is made pursuant to an exclusion from the definition of “Asset Disposition”), Section 6.04(b) ((i) even if such transaction is not an “Asset Disposition” and is made pursuant to an exclusion from the definition of “Asset Disposition” and (ii) applying the 75% cash consideration test set forth therein regardless of the fair market value of such transaction) and Section 6.04(c) (even if such transaction is not an “Asset Disposition” and is made pursuant to an exclusion from the definition of “Asset Disposition”), (ii) any transfer (other than any transfer in connection with a financing transaction) by the Borrower or a Guarantor to a Restricted Subsidiary that is not a Loan Party of such Intellectual Property that is related to the anticipated business activities to be conducted by such Restricted Subsidiary that is not a Loan Party (as determined by the Borrower in good faith) and (iii) granting any Restricted Subsidiary that is not a Loan Party or Unrestricted Subsidiary a non-exclusive license in such Intellectual Property in the ordinary course of business.

Section 6.05     Limitation on Transactions with Affiliates.

(a)               The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of the greater of $65 million and 10% of Consolidated EBITDA, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors. For purposes of this Section 6.05(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 6.05(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b)	The provisions of Section 6.05 will not apply to:

(i)	any Restricted Payment Transaction,

(ii)              (1) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) (x) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business and (y) the payments contemplated under clause (r) of the definition of Consolidated Net Income, (3) the payment of reasonable fees and out-of-pocket expenses to directors of the Borrower or any Parent Company or any of its Subsidiaries (as determined in good faith by the Borrower or such Subsidiary), or (4) any transaction with an officer or director in the ordinary course of business not involving more than $120,000 in any one case,

(iii)            (A) any transaction between or among any of the Borrower and one or more Restricted Subsidiaries and (B) sales of Securitization Assets in connection with any Qualified Securitization Financing with any Securitization Subsidiary,

(iv)             any transaction arising out of agreements or instruments in existence on the Closing Date and set forth on Schedule 6.05, and any payments made pursuant thereto,

(v)               any transaction in the ordinary course of business on terms not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Borrower,

(vi)             any transaction between the Borrower or any Restricted Subsidiary, on the one hand, and any Affiliate of the Borrower controlled by the Borrower that is a joint venture or similar entity, on the other hand, if either (1) such transaction is in the ordinary course of business or (2) such transaction is approved by a majority of the Disinterested Directors,

(vii)          any issuance or sale of Capital Stock (other than Disqualified Stock) of the Borrower or capital contribution to the Borrower,

(viii)	[reserved],

(ix)             the issuance of Equity Interests or equity-based awards of Holdings or any direct or indirect parent thereof to any officer, director, employee or consultant of the Loan Parties or any of their Subsidiaries,

(x)               employment and severance arrangements between the Loan Parties and/or Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements,

(xi)             the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of any Loan Party and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, and

(xii)          the issuance or transfer of Equity Interests (other than Disqualified Stock) of Holdings to any of its equity holders or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof to the extent otherwise permitted by this Agreement and to the extent such issuance or transfer would not give rise to a Change of Control.

Section 6.06     Limitation on Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of this Agreement or thereafter acquired, other than Permitted Liens.

Section 6.07   Fundamental Changes. Neither the Borrower nor any of its respective Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)             any Restricted Subsidiary may merge or consolidate with (i) the Borrower (including through a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary under this clause (a), a Loan Party shall be the continuing or surviving Person;

(b)               (i) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and if not materially disadvantageous to the Lenders and any Collateral owned by such Restricted Subsidiary that is a Loan Party remains owned by a Restricted Subsidiary that is a Loan Party following such liquidation;

(c)                the Borrower or any Restricted Subsidiary may convey, transfer, lease or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that, if the transferor in such a transaction is the Borrower or a Guarantor, then the transferee must be the Borrower or a Guarantor;

(d)               the Borrower or any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 6.02 (including any Permitted Investment); provided that (i) in a merger or consolidation involving the Borrower, the continuing or surviving Person shall be the Borrower and (ii) in a merger or consolidation involving a Restricted Subsidiary, the continuing or surviving Person shall be the Restricted Subsidiary, and in each case the Borrower, together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 5.11;

(e)               a merger, dissolution, liquidation, consolidation or Asset Disposition, shall be permitted if the purpose of such transaction is to effect an Asset Disposition permitted pursuant to Section 6.04 (or a disposition excluded in the definition of “Asset Disposition”);

(f)	[reserved]; and

(g)               so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person (other than Parent or Holdings) or consummate a division or become a series of entities; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger, consolidation, division or series is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement.

Section 6.08     Permitted Activities of Holdings.

(a)               Holdings shall not (i) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it, other than Permitted Liens; provided that any Lien securing a Guarantee (A) shall be on terms no less favorable, taken as a whole, to the Secured Parties than those contained in the documentation governing the Liens securing the Indebtedness being Guaranteed, taken as a whole (as determined by the Borrower in good faith) and (B) if the Liens securing the Indebtedness being Guaranteed is subject to an Applicable Intercreditor Agreement, shall be subject to the Applicable Intercreditor Agreement, as the case may be or (ii) engage in any business activity or own any material assets other than (A) holding 100.0% of the Capital Stock of the Borrower, (B) performing its obligations under the Loan Documents, the ABL Credit Agreement (including the granting of Liens) and its Guarantees permitted hereunder or its obligations under any Guarantee of Indebtedness or other obligation otherwise permitted hereunder, (C) issuing its own Capital Stock, (D) filing tax reports and paying taxes in the ordinary course (and contesting any taxes); (E) preparing reports to Governmental Authorities; (F) holding director and shareholder meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure or to comply with applicable Law; (G) holding cash and other assets received in connection with Restricted Payments made by the Borrower and its Subsidiaries or contributions to, or proceeds from the issuance of, issuances of Capital Stock of Holdings, in each case, pending the application thereof in a manner not prohibited by this Agreement; (H) providing indemnification for its officers, directors and members of management; (I) participating in tax, accounting and other administrative matters; (J) [reserved]; and (K) activities incidental or related to, or extensions of, the foregoing or otherwise approved by the Required Lenders; and

(b)              Holdings may merge or consolidate with or liquidate into its direct parent company (including a merger, the purpose of which is to reorganize any such Person into a new jurisdiction); provided that (x) if the merger or consolidation involves the Parent, the Parent shall be the continuing or surviving Person and if such Person involves a Loan Party then the continuing or surviving Person shall be a Loan Party, (y) if the merger or consolidation involves the direct holder of the Capital Stock of the Borrower, the continuing or surviving Person shall become the direct holder of the Capital Stock of the Borrower (and shall constitute “Holdings” for all purposes under the Loan Documents), and (z) such merger or consolidation does not result in such Person ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia; provided that, notwithstanding, anything to the contrary contained in this Section 6.08(b), there shall at all times be at least one intermediate holding company that (i) is directly, or indirectly, owned by the Parent (or any successor entity) and (ii) directly holds the Capital Stock of the Borrower (or any permitted successor entity).

Section 6.09    Change in Nature of Business. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business or any other activities reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 6.10    Accounting Changes. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any change in its fiscal year, fiscal quarter or fiscal month (other than those occurring as a result of date changes due to a 4-4-5 retail calendar) without the consent of the Administrative Agent (which shall not be unreasonably withheld).

Section 6.11     Amendments of Indebtedness, Etc. The Borrower:

(a)               will not, and will not permit any Restricted Subsidiary to, amend, modify or alter (i)  the subordination provisions of any Junior Financing Documentation (and the component definitions as used therein), or (ii) any other term or condition of any Junior Financing Documentation, in the case of this clause (ii), in a manner materially adverse to the interests of the Administrative Agent or the Lenders; and

(b)               will not, and will not permit any Restricted Subsidiary to, amend, modify or alter its respective Organization Documents in a manner materially adverse to the Administrative Agent or the Lenders (in their capacities as such) without obtaining the prior written consent of the Administrative Agent; provided that, for purposes of clarity, it is understood and agreed that the Borrower may, without the prior consent of the Administrative Agent or any other Person, effect a change to its organizational form.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.01     Events of Default. Any of the following shall constitute an Event of Default:

(a)               Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)               Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 5.03(a)(i), Section 5.05(a) (solely with respect to the Borrower) or Article VI; or

(c)               Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 7.01(a) or Section 7.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent or the Required Lenders to the Borrower; or

(d)               Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of obligations pursuant to Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements having as the then current “unwind” or termination amount exceeding the Threshold Amount), the effect of which default or other event is to cause, or, after the expiration of any applicable grace or cure period therefor, to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that the preceding subclause (ii) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (2) Indebtedness that upon the happening of any such default or event automatically converts into Capital Stock (other than Disqualified Stock) of the Borrower or any Parent Company in accordance with its terms; provided, further, that (x) such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any acceleration of the Loans pursuant to Section 7.02 and (y) that no such event under the ABL Credit Agreement shall constitute an Event of Default under this subclause (ii) until the acceleration of Indebtedness under the ABL Credit Agreement; or

(f)                Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries that are Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)               Inability to Pay Debts; Attachment. (i) Any Loan Party or any of the Restricted Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

(h)               Judgments. There is entered against any Loan Party or any of the Restricted Subsidiaries a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of forty-five (45) consecutive days; or

(i)                 ERISA. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(j)                 Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason (other than as expressly permitted hereunder or thereunder, including as a result of a transaction permitted under Section 6.04 or Section 6.07) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or any Lien created under any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations), or purports in writing to revoke or rescind any Loan Document; or

(k)               Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 3.01, Section 5.11 or Section 5.13 of this Agreement shall for any reason (other than pursuant to the terms thereof, including as a result of a transaction permitted under Section 6.04 or Section 6.07) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents, the Intercreditor Agreement, and the Additional Junior Lien Intercreditor Agreement (if then in effect) (or other security purported to be created on the applicable Collateral), on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 6.06, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent (i) to maintain possession of certificates or notes actually delivered to it representing securities or instruments pledged under the Collateral Documents, or (ii) to file Uniform Commercial Code continuation statements in the applicable filing offices properly notified by the relevant Loan Party; or

(l)	Change of Control. A Change of Control shall occur; or

(m)             Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Subordinated Obligations, if applicable;

provided that, solely for the purpose of determining whether a Default or an Event of Default has occurred under Section 7.01(f), (g) or (h), any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that, as of the last day of the most recent completed fiscal quarter of the Borrower, constitutes an Immaterial Subsidiary.

Section 7.02     Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i)                 declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)              declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law, subject to the terms of any Applicable Intercreditor Agreement;

provided that upon the occurrence of an Event of Default under Section 7.01(f) with respect to the Borrower, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 7.03    Application of Funds. Subject in all respects to the provisions of any Applicable Intercreditor Agreement, after the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 7.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 9.04 and amounts payable under Article II) payable to each of the Administrative Agent and the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest or obligations under Secured Hedge Agreements) payable to the Lenders (including Attorney Costs payable under Section 9.04 and Section 9.05 and amounts payable under Article II), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and the termination value under Secured Hedge Agreements, ratably among the Lenders and the other Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE VIII

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 8.01     Appointment and Authorization of Agents.

(a)         Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between or among independent contracting parties.

(b)             The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing (subject to any Applicable Intercreditor Agreement) any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In connection therewith, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII (including, Section 8.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c)               The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it was not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it was not the Administrative Agent hereunder.

Section 8.02    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact, or such other sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of bad faith, gross negligence or willful misconduct in such selection (as determined in the final judgment of a court of competent jurisdiction).

Section 8.03     Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender or Participant for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own bad faith, gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the validity, perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents the value or sufficiency of the Collateral, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder (including the performance or observance of any of the covenants or the satisfaction of conditions set forth in Article III, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent). No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 8.04     Reliance by Agents.

(a)           Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or such greater number of Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)            For purposes of determining compliance with the conditions specified in Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent and the Borrower shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 8.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 8.06    Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 8.07     Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own bad faith, gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided further that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute bad faith, gross negligence or willful misconduct for purposes of this Section 8.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 8.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share (based on such Lender’s Pro Rata Share of all Facilities) of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertakings in this Section 8.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 8.08    Agents in their Individual Capacities. Barclays Bank PLC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Barclays Bank PLC was not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Barclays Bank PLC or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Barclays Bank PLC shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it was not the Administrative Agent, and the terms “Lender” and “Lenders” include Barclays Bank PLC in its individual capacity.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any other Lender and their respective Agent-Related Persons and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any other Lender and their respective Agent-Related Persons and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Section 8.09     Successor Agents. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, subject to the consent of the Borrower, to appoint a successor agent, which in no event shall be a Disqualified Lender, provided that the consent of the Borrower shall not be required if an Event of Default under Sections 7.01(a), (f) or (g) has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VIII and Section 9.03 and Section 9.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to(a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. Notwithstanding anything in this Section 8.09 to the contrary, no successor agent shall be a Disqualified Lender at the time it becomes the Administrative Agent.

Section 8.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.12 and Section 9.03) allowed in such judicial proceeding; and

(b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 2.12 and Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.11       Collateral and Guaranty Matters. The Lenders irrevocably agree, subject to the terms of any Applicable Intercreditor Agreement:

(a)               that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements, and (y) contingent indemnification and expense obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Holdings, the Borrower or any Subsidiary Guarantor, (iii) subject to Section 9.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under the Guaranty pursuant to clause (c) below, (v) if such property constitutes or becomes Excluded Assets as a result of an occurrence not prohibited hereunder; provided that, in the case of any Equity Interests that become Excluded Assets solely as a result of the issuer of such Equity Interests becoming a non-wholly owned Subsidiary, any Lien on such Equity Interests shall only be released under this Agreement or the other applicable Loan Documents if such Subsidiary became a non-wholly owned Subsidiary pursuant to a transaction in which such Subsidiary becomes a joint venture for bona fide business purposes (other than financing purposes) with respect to which the applicable joint venture partner is not Holdings or an Affiliate of Holdings or (vi) as required pursuant to the terms of any Applicable Intercreditor Agreement;

(b)               to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted pursuant to clause (c), (d), (h), (m), (n) (other than any Lien on the Capital Stock of any Loan Party), (p) (other than clause (5) thereof) (which, in the case of this clause (p), shall be limited to subordination only, and, in the case of clause (p)(1) thereof, only to the extent such Lien has priority as a matter of law over the Liens securing the Secured Obligations), (u) (which, in the case of this clause (u), shall be limited to subordination only), (v) or (o) (solely, with respect to this clause (o), in respect of the foregoing and limited to subordination only to the extent the relevant foregoing clause was limited to subordination only) of the definition of “Permitted Liens”; and

(c)               any Guarantor shall be automatically released from its obligations under the Guaranty (i) in the case of a Restricted Subsidiary that is a Guarantor, if such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder (including as a result of a Restricted Subsidiary that is a Subsidiary Guarantor being designated as an Unrestricted Subsidiary) or (ii) in the case of Holdings or any other Guarantor, upon the happening of the events described in clause (a)(i) above; provided that, in the case of each of clauses (i) and (ii), (x) no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any Subordinated Obligations, the ABL Credit Agreement, any Incremental Equivalent Debt or any other Indebtedness (other than Loans) in excess of the Threshold Amount and Refinancing Debt in respect of any of the foregoing and (y) in the case of any such Guarantor that becomes an Excluded Subsidiary solely as a result of becoming a non-wholly owned Subsidiary, such Guarantor shall only be released from its obligations under this Agreement or the other applicable Loan Documents if such Restricted Subsidiary became a non-wholly owned Subsidiary pursuant to a transaction in which such Restricted Subsidiary becomes a joint venture for bona fide business purposes (other than financing purposes) with respect to which the applicable joint venture partner is not Holdings or an Affiliate of Holdings.

Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required under Section 9.01) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 8.11. In each case as specified in this Section 8.11, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.11.

The parties hereto acknowledge and agree that the Administrative Agent and the Collateral Agent may rely conclusively as to any of the matters described in this Section 8.11 (including as to its authority hereunder) on a certificate or similar instrument provided to it by any Loan Party without further inquiry or investigation, which certificate shall be delivered to the Administrative Agent and the Collateral Agent by the Loan Parties upon request.

Section 8.12       Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint bookrunner” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 8.13       Appointment of Supplemental Administrative Agents.

(a)                It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint one or more additional individuals or institutions selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually, as a “Supplemental Administrative Agent” and collectively, as “Supplemental Administrative Agents”); provided that no Supplemental Administrative Agent shall be a Disqualified Lender at the time it becomes a Supplemental Administrative Agent.

(b)               In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent and (ii) the provisions of this Article VIII and of Section 9.03 and Section 9.04 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)               Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 8.14        Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.01 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 8.15       Certain ERISA Matters.

(a)               Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)              such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)               the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)               In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)                The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i)  may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.16       Erroneous Payments.

(a)                 Each Lender (and each Participant, by its acceptance of a Participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “ Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Payment Recipient under this Section 8.16 shall be conclusive, absent manifest error.

(b)               Without limitation of clause (a) of this Section 8.16, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date, different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, such Payment Recipient understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c)                Any Payment required to be returned by a Payment Recipient under this Section 8.16 shall be made in same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d)               The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Loan Party.

Section 8.17       Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any Governmental Body asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate documentation was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Loan Party pursuant to Section 2.15) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.17. The agreements in this Section 8.17 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IX

MISCELLANEOUS

Section 9.01       Amendments, Notices, Etc. (A) Except as otherwise set forth in this Agreement (including Sections 2.11, 2.18 and 2.19), no amendment, modification, supplement or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clause (h) below, which shall only require the consent of the Required Facility Lenders under the applicable Facility or Facilities) and the Borrower or the applicable Loan Party, as the case may be, and each such waiver, amendment, modification, supplement or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, modification, supplement, waiver or consent shall:

(a)               extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 3.01 or the waiver of any Default or mandatory prepayment or offer to purchase the Loans shall not constitute an extension or increase of any Commitment of any Lender);

(b)               postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07, Section 2.08 or Section 2.10 without the written consent of each Lender directly and adversely affected thereby but without requiring the consent of the Required Lenders, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment or offer to purchase the Loans or the waiver of any obligation of the Borrower to pay interest at the Default Rate, in each case, shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)                reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to the first “provided, further,” of this Section 9.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby but without requiring the consent of the Required Lenders, provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)               change any provision of Section 9.01(a) through (h), the definition of “Required Lenders,” “Required Facility Lenders” or “Pro Rata Share” or the last sentence of Section 2.06(c), Section 2.16(b), Section 2.16(c) and any other provision of this Agreement requiring the ratable sharing of payments, or Section 7.03 without the written consent of each Lender directly and adversely affected thereby but without requiring the consent of the Required Lenders;

(e)                 [reserved];

(f)                other than in connection with a transaction permitted under Section 6.04 or Section 6.07, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g)               other than in connection with a transaction permitted under Section 6.04 or Section 6.07, release all or substantially all of the aggregate value of the Guaranties, without the written consent of each Lender; or

(h)               amend, waive or otherwise modify any term or provision which directly affects Lenders of one or more Facilities and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable affected Facility (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility);

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document (including in its capacity as Collateral Agent). Any such waiver and any such amendment, modification or supplement in accordance with the terms of this Section 9.01 shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Agents and all future holders of the Loans and the Commitments. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

No Lender consent is required to enter into or effect an amendment, modification, joinder or supplement to the Intercreditor Agreement, the Additional Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement (a) that is for the purpose of adding the holders of secured Incremental Equivalent Debt or other secured Indebtedness permitted to be incurred under Section 6.01 and so secured under Section 6.06 (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the Intercreditor Agreement, Additional Junior Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (b) to the extent not in conflict with, and permitted by, this Agreement, enter into or effect any amendment, modification, joinder or supplement thereto that is expressly contemplated by the Intercreditor Agreement, the Additional Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent. In addition, no Lender consent is required for the Administrative Agent and the Collateral Agent to enter into any Applicable Intercreditor Agreement.

Notwithstanding anything to the contrary contained in this Section 9.01, guarantees, collateral security documents and related documents executed by any Guarantor in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (a) to comply with local Law or advice of local counsel, (b) to cure ambiguities, omissions, mistakes, typographical errors or other defects as set forth in the paragraph below and (c) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect (including as a result of a change in the Borrower’s fiscal year, fiscal quarter or fiscal month) in any provision of this Agreement or any other Loan Document, then, notwithstanding anything to the contrary in this Section 9.01, the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement the Loan Documents to cure such ambiguity, omission, mistake, typographical error or other defect, as the case may be, and such amendment shall become effective without any further action or consent of any other party to this Agreement, in each case under this paragraph, so long as the Lenders shall have received at least five (5) Business Days' prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders objecting to such amendment.

Notwithstanding anything to the contrary herein, in connection with any determination as to whether the Required Lenders or Required Facility Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required any Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than any Lender that is an Arranger or a Regulated Bank) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a "Net Short Lender") shall not, without the consent of the Borrower (in its sole discretion), have any right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender has a "net short position" on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) the notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Borrower or other Loan Parties or any instrument issued or guaranteed by the Borrower or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and the other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than five percent (5%) of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivative Definitions (collectively, the "ISDA CDS Definitions") shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a "Reference Obligation" under the terms of such derivative transaction (whether specified by name in the related documentation, included as a "Standard Reference Obligation" on the most recent list published by Markit, if "Standard Reference Obligation" is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a "Deliverable Obligation" under the terms of such derivative transaction or (z) any of the Borrower or other Loan Parties (or any of their successors) is designated as a "Reference Entity" under the terms of such derivative transaction, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrower or other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than five percent (5%) of the components of such index. In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing if it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation without independent verification thereof). The Administrative Agent, in its capacity as Administrative Agent, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Net Short Lenders. Without limiting the generality of the immediately preceding sentence, the Administrative Agent shall not be obligated to ascertain, monitor or inquire as to whether any Lender is a Net Short Lender.

(B)                (a) General Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by electronic mail or facsimile transmission). Subject to Section 9.01(j), all such written notices shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax to the applicable address or facsimile number, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number (and, in the case of any such notice or communication to the Administrative Agent, shall be confirmed promptly by delivery or email to the Administrative Agent of a written notice or communication, as the case may be), as follows:

(i)                 if to Holdings, the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.01(b) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)              if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) of this Section 9.01(B), shall be effective as provided in such paragraph. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)               Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)                Electronic Systems. (i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (an “Electronic System”); and (ii) any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Agent-Related Persons (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Loan Parties pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 9.01, including through an Electronic System.

(d)               Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of bad faith, gross negligence or willful misconduct by such Person in reliance thereon. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e)               Disqualified Lenders. The Administrative Agent shall (A) not post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time on any Electronic System and (B) be permitted to provide in writing (including by email) to any requesting Lender the list of Persons designated as Disqualified Lenders.

Section 9.02        No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 9.03       Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent, the Arrangers and their respective Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred (promptly following written demand therefor, together with reasonable backup documentation supporting such reimbursement request to the extent such backup documentation is requested by the Borrower) in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of one firm of counsel and a single firm of local counsel in any other relevant jurisdiction (but excluding all other Attorney Costs); provided, however, that the Arrangers and the Administrative Agent shall not be entitled to reimbursement for fees and expenses of any other third party advisor that the Administrative Agent or the Arrangers have engaged without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed) and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), and including all Attorney Costs. The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent. The agreements in this Section 9.03 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 9.03 shall be paid reasonably promptly after receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion after reasonable notice thereof has been given to the Borrower.

Section 9.04       Indemnification by the Borrower; Limitation of Liability; Settlement.

(a)                Indemnification. The Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, agents, trustees, advisors and representatives (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs and related reasonable and documented out-of-pocket expenses (including Attorney Costs, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of counsel to all Indemnitees taken as a whole and, if reasonably necessary, one firm of local counsel to the Indemnitees taken as a whole in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions), and solely in the case of an actual or reasonably perceived conflict of interest to the extent such Indemnitee has notified the Borrower in writing of such conflict and thereafter retained its own counsel, one additional firm of counsel to each group of similarly situated affected Indemnitees and, if applicable, one additional firm of local counsel in each relevant jurisdiction for such affected group of Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or any related transaction, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom (including the syndication and establishment of each Facility and the use of proceeds thereof), (c) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and whether such Indemnified Liabilities are brought by the Borrower, the Borrower’s equity holders, affiliates, creditors or any other person; provided that such indemnity shall not, as to any Indemnitee, apply to such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs and related reasonable and documented out-of-pocket expenses, (x) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) to the extent not resulting from an act or omission by the Borrower or any of its affiliates and that have been brought by an Indemnitee against any other Indemnitee (other than any claims against the Administrative Agent or any other Agent or Arranger in its capacity or in fulfilling its role as an arranger or agent or any similar role under this Agreement) or (z) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from a material breach of the obligations or agreements of such Indemnitee under this Agreement or the other Loan Documents (other than any claims against the Administrative Agent or any other Agent or Arranger in its capacity or in fulfilling its role as an arranger or agent or any similar role under this Agreement or the other Loan Documents.) In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 9.04 shall be paid within twenty (20) Business Days after written demand therefor (together with reasonably detailed backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund or return such amount to the extent that there is a final, non-appealable judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 9.04. The agreements in this Section 9.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 9.04(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)               Limitation of Liability. No Agent-Related Person, Lender or their respective Affiliates, directors, officers, employees, counsel, agents, trustees, advisors, auditors, representatives and attorneys-in-fact (each, a “Lender-Related Person”) or any Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing contained in this sentence shall limit the Loan Parties’ indemnification obligations to the extent such special, indirect, consequential and punitive damages are included in any third-party claim in connection with which any Lender-Related Person is entitled to indemnification hereunder.

(c)                Settlement. The Borrower shall not be liable for any settlement of any Proceeding if the amount of such settlement was effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s written consent or if there is a final, non-appealable judgment for the plaintiff in any such Proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the terms of the preceding paragraph. The entering into of any such settlement or compromise or consent without the Borrower’s prior written consent (unless the withholding of such consent by the Borrower requested by such Indemnitee shall have been unreasonable, as determined by the final judgment of a court of competent jurisdiction) shall constitute a waiver by such Indemnitee of its rights of indemnification hereunder in respect of such matter. Conversely, the Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed (provided that it shall not be unreasonable to withhold consent if the conditions set forth in (a) and (b) immediately below are not satisfied)), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (a) such settlement includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault or culpability by or on behalf of any Indemnitee.

Section 9.05       Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the NYFRB Rate from time to time in effect.

Section 9.06        Successors and Assigns.

(a)                The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as set forth in Section 6.07(d) and Section 6.07(g)) (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee and, in accordance with Section 9.06(j), to the Borrower, (ii) by way of participation in accordance with the provisions of Section 9.06(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.06(g) (and any other attempted assignment or transfer by any party hereto shall be prohibited). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.06(e) and, to the extent expressly contemplated hereby, the Indemnitees and Lender-Related Persons) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than Defaulting Lenders or Disqualified Lenders) (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)             the Borrower, provided that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or if an Event of Default under Sections 7.01(a), (f) or (g) has occurred and is continuing; and

(B)              the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) of all or a portion of the Loans pursuant to Section 9.06(j) or (iii) to an Agent or an Affiliate of an Agent.

(ii)	Assignments shall be subject to the following additional conditions:

(A)              except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Sections 7.01(a), (f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion; and

(C)               the Assignee, if it shall not be a Lender as of the Closing Date, shall deliver to the Administrative Agent an Administrative Questionnaire.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Loans or Commitments on a non-pro rata basis.

Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Sections 9.06(b) and (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.06(e).

(c)                Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.06(d), from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15, 9.03 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.

(d)               The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption Agreement delivered to it, each notice of cancellation of any Loans delivered by the Borrower pursuant to subsection (j) below, and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

(e)               Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of its Affiliates or a Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents and that such Participant will be bound by the terms of clause (m) below; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.01 that directly affects such Participant. Subject to Section 9.06(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.06(b) (subject to the obligations and limitations thereof and Section 2.17, it being understood that any documentation required by Section 2.15(f) or (g) shall be provided solely to the participating Lender). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation or has a Loan funded by an SPC shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant or SPC and the principal amounts (and stated interest) of each Participant’s or SPC’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary (x) to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and proposed Section 1.153-5(b) (and, in each case, any amended or successor version) or (y) upon request of the Borrower, to confirm no Participant or SPC of such Lender is a Disqualified Lender or a natural Person (and which obligation pursuant to this clause (y) may, at the option of the relevant Lender, be satisfied by such Lender confirming to the Borrower that no Participant or SPC of such Lender is a Disqualified Lender or a natural person rather than disclosing the applicable Participant Register). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation (in the case of a Participant) or interest in such Loan (in the case of an SPC) for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(f)                A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g)                Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)               Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof. In addition, notwithstanding anything to the contrary in this Error! Reference source not found., any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This Error! Reference source not found. may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

(i)                Notwithstanding anything to the contrary contained herein, (1) any Lender, without the consent of the Borrower or the Administrative Agent, may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund, without the consent of the Borrower or the Administrative Agent, may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that (i) such trustee is not a Disqualified Lender and (ii) unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.06, (x) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (y) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)                 Any Lender may, so long as no Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Facility Loans under this Agreement to the Borrower or its Restricted Subsidiaries on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction); provided, that:

(i)                 (x) if the assignee is a Restricted Subsidiary of the Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Loans, plus all accrued and unpaid interest thereon, to the Borrower or (y) if the assignee is the Borrower (including through contribution or transfers set forth in clause (x)), (A) the principal amount of such Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Loans of the remaining Lenders shall reflect such cancellation and extinguishment of the Loans then held by the Borrower and (C) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register;

(ii)               in the case of Dutch auctions open to all applicable Lenders on a pro rata basis, such auctions shall be subject to customary provisions regarding the treatment of material non-public information with respect to the business of Holdings and its Subsidiaries; provided that none of the Borrower, nor any of its Affiliates, shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings or its Subsidiaries or their respective securities, and the assignor shall be required to render a customary “big boy” disclaimer letter or any such disclaimer shall be incorporated into the terms of the Assignment and Assumption Agreement; and

(iii)            the Borrower or Restricted Subsidiary, as applicable, shall not have used the proceeds of any ABL Loans to acquire such Loans (unless the Payment Conditions (as defined in the ABL Credit Agreement) have been satisfied after giving effect thereto).

(k)               The aggregate outstanding principal amount of the Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Loans purchased by, or contributed to (in each case, and subsequently cancelled hereunder), the Borrower or its Restricted Subsidiaries pursuant to Section 9.06(j) and each principal repayment installment with respect to the Loans of such Class pursuant to Section 2.08 shall be reduced pro rata by the par value of the aggregate principal amount of Loans so purchased or contributed (and subsequently cancelled).

(l)                 Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption Agreement or participation agreement, as applicable, that such assignee or purchaser is an Eligible Assignee. The Administrative Agent, in its capacity as Administrative Agent, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information to, any Disqualified Lender; provided that, upon request by the Borrower with respect to a specific Disqualified Lender or DQ Lender Affiliate, the Administrative Agent will remove such Person’s access to the Platform and update the Register to the extent necessary to reflect an assignment or termination of the Loans of such Person.

(m)             Any assignment or participation of a Loan or Commitment by a Lender without the Borrower’s written consent to a Disqualified Lender, after the effectiveness of the applicable supplement to the Disqualified Lender list, shall be prohibited, and, in the event that any Disqualified Lender or DQ Lender Affiliate becomes a Lender or a Participant hereunder, (i) the Borrower may, at its own expense, (x) terminate any Commitment of such Person and prepay any applicable outstanding Loans, (y) purchase any Loans held by such Person at a price equal to the lesser of (I) par and (II) the amount such Person paid to acquire such Loans (plus accrued interest, fees and other amounts but without premium, penalty, prepayment fee or breakage) and/or (z) require such Person (or the Person who granted the relevant participation interest) to assign its rights and obligations (free and clear of such participation interest, if applicable) to one or more Eligible Assignees (subject to the consent of such Eligible Assignee) at the price indicated above (which assignment shall not be subject to any processing and recordation fee) and if such Person does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption Agreement (or other transfer documentation relating to such participation interest) reflecting such assignment within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption Agreement (or other transfer documentation relating to such participation interest) to such Person, then such Person shall be deemed to have executed and delivered such Assignment and Assumption Agreement (or other transfer documentation relating to such participation interest) without any action on its part, (ii) no such Person shall receive any information or reporting provided by the Borrower, the Administrative Agent or any Lender, (iii) for purposes of voting, any Loans or Commitments held by such Person shall be deemed not to be outstanding, and such Person shall have no voting or consent rights with respect to “Required Lender” or Class votes or consents, (iv) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class (giving effect to clause (iii) above) so approves and (v) such Person shall not be entitled to any expense reimbursement or indemnification rights and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall only apply to the Disqualified Lender or DQ Lender Affiliate and not to any assignee of such Person that becomes a Lender so long as such assignee becomes an assignee in accordance with the provisions of this Section 9.06.

Section 9.07      Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that, with respect to such disclosures under clauses (b) and (c) (other than Information required by a regulator in the course of such regulator’s examination or inspection), such Agent or Lender, as the case may be, shall, if practical and not prohibited by Law, notify the Borrower of any request by any Governmental Authority or any requirement of applicable Law, regulation, subpoena or similar legal process prior to the disclosure of any Information so as to permit the Borrower to obtain an injunction with respect to such disclosure; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 9.07 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 9.06(g), counterparty to a Hedging Agreement, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.07; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); and (j) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement or any other Loan Document and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans. For the purposes of this Section 9.07, “Information” means all information received from the Borrower relating to Holdings or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, any Lender may provide the list of Disqualified Lenders to any potential assignee or participant on a confidential basis for the purpose of verifying whether such Person is a Disqualified Lender.

Section 9.08      Material Non-Public Information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.07 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.09      Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by Holdings and the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

Section 9.10      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.11      Counterparts, Electronic Execution.

(a)                This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier, .pdf or other electronic imaging means.

(b)                Delivery of an executed counterpart of a signature page of (x) this Agreement, (y)  any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby(each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.12      Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 9.13      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than Obligations under Secured Hedge Agreements or contingent indemnification and expense obligations, in any such case, not then due and payable).

Section 9.14      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.15      GOVERNING LAW.

(a)             THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(b)              ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS; PROVIDED THAT (I) A FINAL JUDGMENT IN ANY SUCH LEGAL ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW, (II) WITH RESPECT TO COLLATERAL, NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ARRANGERS, THE AGENTS OR THE LENDERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ANY OF ITS ASSETS IN THE COURTS OF ANY JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED OR IN THE COURTS OF ANY JURISDICTION WHOSE LAW GOVERNS THE RELEVANT COLLATERAL DOCUMENT; PROVIDED, HOWEVER, ANY LOAN PARTY SHALL BE PERMITTED TO RESPOND AND OTHERWISE APPEAR IN ANY SUCH ACTION OR PROCEEDING. THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION, IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 9.16      WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.17      Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Agent and each Lender and their respective successors and permitted assigns.

Section 9.18      Lender Action. Each Lender agrees that it shall not individually (unless such Lender individually constitutes the Required Lenders) take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party or to enforce any Guarantees of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Parties in accordance with the terms thereof or by the Required Lenders. For the avoidance of doubt, this sentence may be enforced against any Secured Party by the Required Lenders, any Agent or the Borrower (or any other Loan Party) and each Secured Party expressly acknowledges that this sentence shall be available as a defense of the Borrower (or any other Loan Party) in any such action, proceeding or remedial procedure. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations, to have agreed to the foregoing provisions.

Section 9.19      No Fiduciary Duty, Etc. Holdings and the Borrower acknowledge and agree, and acknowledge their subsidiaries’ understanding, that no Agent or Lender will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Agent and Lender is acting solely in the capacity of an arm’s length contractual counterparty to the Loan Parties with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Loan Parties or any other person. Each Loan Party agrees that it will not assert any claim against any Agent or Lender based on an alleged breach of fiduciary duty by such Agent or Lender in connection with this Agreement and the transactions contemplated hereby. Additionally, Holdings and the Borrower acknowledge and agree that no Agent or Lender is advising any Loan Party as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each of Holdings, the Borrower and the other Loan Parties shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and no Agent or Lender shall have any responsibility or liability to any Loan Party with respect thereto.

Holdings and the Borrower further acknowledge and agree, and acknowledge their subsidiaries’ understanding, that each Agent and Lender is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Agent or Lender may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, Holdings or the Borrower and other companies with which Holdings or the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Agent or Lender or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, Holdings and the Borrower acknowledge and agree, and acknowledge their subsidiaries’ understanding, that each Agent and Lender and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which Holdings, the Borrower or their subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Agent or Lender will use confidential information obtained from any Loan Party by virtue of the transactions contemplated by the Loan Documents or its other relationships with any Loan Party in connection with the performance by such Agent or Lender of services for other companies, and no Agent or Lender will furnish any such information to other companies. Holdings and the Borrower also acknowledge, and acknowledge their subsidiaries’ understanding, that no Agent or Lender has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Loan Party, confidential information obtained from other companies.

Section 9.20      USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation hereby notifies the Borrower that pursuant to the requirements (to the extent applicable) of the Patriot Act and/or the Beneficial Ownership Regulation, as applicable, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance (to the extent applicable) with the Patriot Act and/or the Beneficial Ownership Regulation, as applicable.

Section 9.21      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)               the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.22      Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.23      Liens on Collateral; Terms of Intercreditor Agreement; Etc. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Collateral Agent pursuant to the Collateral Documents, and the exercise of any right or remedy by the Collateral Agent hereunder or thereunder, are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control. Each Lender authorizes and instructs the Collateral Agent and the Administrative Agent to enter into any Applicable Intercreditor Agreement on behalf of such Lender, and to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of such Applicable Intercreditor Agreement, as the case may be.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MATTRESS FIRM, INC.

By:	/s/ Maarten Jager
Name:	Maarten Jager
Title:	Chief Financial Officer

MATTRESS HOLDING CORP.

By:	/s/ Maarten Jager
Name:	Maarten Jager
Title:	Vice President and Treasurer

[Signature page to Term Loan Credit Agreement]

BARCLAYS BANK PLC,
as Administrative Agent and as a Lender

By:
Name: Ritam Bhalla
Title: Director

[Signature page to Term Loan Credit Agreement]

Schedule 2.01

Commitments

Schedule 2.01

Schedule 3.01(a)

Collateral and Guarantee Requirements

Schedule 3.01(a)

Schedule 4.05

Financial Statement Exceptions

Schedule 4.05

Schedule 4.12

Subsidiaries and Other Equity Investments

Schedule 4.12

Schedule 5.02

Borrower’s Web Address

Schedule 5.02

Schedule 5.13

Post-Closing Obligations

Schedule 5.13

Schedule 6.01

Existing Indebtedness

Schedule 6.01

Schedule 6.02

Existing Investments

Schedule 6.02

Schedule 6.03

Existing Restrictions

Schedule 6.03

Schedule 6.05

Existing Affiliate Transactions

Schedule 6.05

Schedule 6.06

Existing Liens

Schedule 6.06

Schedule 9.01(b)

Administrative Agent’s Office, Certain Addresses for Notices

Schedule 9.01(b)

EXHIBIT A

FORM OF NOTE

Exh. A

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Exh. B

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Exh. C

EXHIBIT C-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Exh. C-1

EXHIBIT C-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Exh. C-2

EXHIBIT C-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Exh. C-3

EXHIBIT C-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Exh. C-4

EXHIBIT D

FORM OF GUARANTY

Exh. D

EXHIBIT E

FORM OF SECURITY AGREEMENT

Exh. E

EXHIBIT F

FORM OF INTERCREDITOR AGREEMENT

Exh. F

EXHIBIT G

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

Exh. G

EXHIBIT H

FORM OF PARI PASSU INTERCREDITOR AGREEMENT

Exh. H

ANNEX I

FORM OF JOINDER AGREEMENT